                                                           Registration No. 333-

     As Filed with the Securities and Exchange Commission on June 6, 1996

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  __________
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 _____________

                         UNITED HEALTHCARE CORPORATION
            (Exact Name of Registrant as specified in its charter)

           Minnesota                                    6324                                      41-1321939
 (State or other jurisdiction of             (Primary Standard Industrial                       (I.R.S. Employer
  incorporation or organization)              Classification Code Number)                      Identification No.)

                                                                           Kevin H. Roche, Esq.
                                                                      Secretary and General Counsel
                                                                      United HealthCare Corporation
                  300 Opus Center                                            300 Opus Center
                9900 Bren Road East                                        9900 Bren Road East
               Minnetonka, MN 55343                                       Minnetonka, MN 55343
                  (612) 936-1300                                              (612) 936-1736
    (Address, including zip code, and telephone                    (Name, address, including zip code,
   number, including area code, of Registrant's                      and telephone number, including
           principal executive offices)                              area code, of agent for service)

                            _______________________
                                  Copies to:

      David J. Lubben, Esq.                   Charles E. H. Luedde, Esq.
      Dorsey & Whitney LLP                 Greensfelder, Hemker & Gale, P.C.
     Pillsbury Center South                  10 South Broadway, Suite 2000
     220 South Sixth Street                      St. Louis, MO  63102
     Minneapolis, MN 55402

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger (the "Merger") of Physicians Health Association, Ltd. ("PHA") with and into a subsidiary of the Registrant, as described in the First Amendment and Restatement, dated March 13, 1996, of the Agreement and Plan of Merger, dated as of February 21, 1996, attached as Exhibit A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                             Proposed           Proposed
                                         Amount              Maximum            Maximum
     Title of each Class of               to be          Offering Price         Aggregate          Amount of
 Securities to be Registered(1)        Registered           Per Unit         Offering Price     Registration Fee
- --------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value
per share.......................     421,456 shares(2)   Not applicable      Not applicable       $586(3)

====================================================================================================================

(1) This Registration Statement relates to securities of the Registrant issuable to holders of common stock of PHA in connection with the Merger.
(2) Represents the approximate maximum number of shares issuable in connection with the Merger.
(3) Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of the book value of the PHA common stock to be exchanged in the Merger as of March 31, 1996, or $1,697,769.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                             CROSS-REFERENCE SHEET

                   Pursuant to Item 501(b) of Regulation S-K
                 Showing the Location in the Prospectus of the
                  Information Required by Part I of Form S-4

Form S-4                                                                           Location in
  Item                                                                              Prospectus
- --------                                                                            ----------
    A. INFORMATION ABOUT THE TRANSACTION

       1.   Forepart of Registration Statement and
                Outside Front Cover Page of Prospectus.............   Forepart of the Registration Statement;
                                                                       Outside Front Cover Page of the Prospectus

       2.   Inside Front and Outside Back Cover
                Pages of Prospectus................................   Available Information; Table of Contents

       3.   Risk Factors, Ratio of Earnings to Fixed
                Charges and Other Information......................   Summary; Risk Factors; The Merger

       4.   Terms of the Transaction...............................   Summary; The Special Meeting; The Merger;
                                                                       The Merger Agreement; Comparison of
                                                                        Shareholder Rights

       5.   Pro Forma Financial Information.........................  Summary

       6.   Material Contacts with the Company
                Being Acquired......................................  Summary; The Merger; The Merger
                                                                       Agreement

       7.   Additional Information Required
                for Reoffering by Persons and
                Parties Deemed to be
                Underwriters........................................  Not Applicable

       8.   Interests of Named Experts and
                Counsel.............................................  Not Applicable

       9.   Disclosure of Commission Position on
                Indemnification for Securities
                Act Liabilities.....................................  Not Applicable

B.     INFORMATION ABOUT THE REGISTRANT

       10.  Information with Respect to S-3
                Registrants.........................................  Available Information; Incorporation of
                                                                       Certain Documents by Reference;
                                                                       Summary; The Merger; Certain Information
                                                                       Concerning United; Description of United
                                                                       Capital Stock; Unaudited Pro Forma
                                                                       Condensed Combining Financial
                                                                       Information

       11.  Incorporation of Certain Information
                by Reference........................................  Incorporation of Certain Documents by
                                                                       Reference

       12.  Information with Respect to S-2 or
                S-3 Registrants.....................................  Not Applicable

       13.  Incorporation of Certain Information by
                Reference...........................................  Not Applicable

       14.  Information with Respect to Registrants
                Other Than S-2 or S-3 Registrants...................  Not Applicable

C.     INFORMATION ABOUT THE COMPANY BEING ACQUIRED

       15.  Information with Respect to S-3
                Companies.............................  Not Applicable

       16.  Information with Respect to S-2 or
                S-3 Companies.........................  Not Applicable

       17.  Information with Respect to Companies
                Other Than S-2 or S-3 Companies.......  Summary; The Merger; Certain Information
                                                         Concerning PHA; Description of PHA
                                                         Capital Stock; Financial Statements of
                                                         Physicians Health Association, Ltd.

D.     VOTING AND MANAGEMENT INFORMATION

       18.  Information if Proxies, Consents or
                Authorizations are to be
                Solicited.............................  Available Information; Summary; The Special
                                                         Meeting; The Merger; Incorporation of
                                                         Certain Documents by Reference

       19.  Information if Proxies, Consents or
                Authorizations are not to be
                Solicited or in an Exchange Offer.....  Not Applicable

                      PHYSICIANS HEALTH ASSOCIATION, LTD.
                              77 WEST PORT PLAZA
                                   SUITE 500
                           ST. LOUIS, MISSOURI 63146



                                                                  ________, 1996

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Physicians Health Association, Ltd. ("PHA"), to be held at _____________, St. Louis, Missouri 63146, on ________, 1996, at ____ local time. A notice of the Special Meeting, Proxy Statement/Prospectus and proxy card containing information about the matters to be acted upon are enclosed. All holders of PHA's outstanding shares of Common Stock ("PHA Common Stock"), as of May 31, 1996 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting and any postponement or adjournment thereof.

     At the Special Meeting, you will be asked to consider and to vote upon a proposal to approve and adopt the First Amendment and Restatement, dated March 13, 1996, of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 21, 1996, among PHA, United HealthCare Corporation ("United") and UHC Brown Acquisition, Inc., a direct, wholly owned subsidiary of United ("United Sub"), pursuant to which PHA will be merged with and into United Sub (the "Merger"). If the Merger Agreement is approved and adopted and the Merger becomes effective, each outstanding share of PHA Common Stock, other than PHA Common Stock held in treasury, or as to which dissenters' rights have been duly demanded as permitted under Delaware law and not withdrawn or lost (the "Dissenting Stock"), will be converted into the right to receive a pro rata share of 421,456 shares (the "Merger Shares") of the common stock of United ("United Common Stock") and of cash in the amount of $6,348,000 (collectively, the "Merger Consideration"). If, as of the time of the Merger, the aggregate market value of the Merger Shares, based upon the closing price of United Common Stock on the NYSE as of the trading day immediately preceding the closing date, represents less than 55% of the aggregate Merger Consideration (which occurs at a price of $18.41 per share), then the number of shares of United Common Stock to be issued shall be increased to such number as is necessary so that the value of the shares to be issued constitutes 55% of the aggregate Merger Consideration. The cash portion of the Merger Consideration, together with any cash resulting from payments by United in lieu of shares of United Common Stock to avoid issuance of fractional share interests, will be placed in escrow (the "Escrow") with First Trust National Association (the "Escrow Agent") to indemnify United and the surviving corporation against certain claims and expenses.

     Each of the 2,121 stockholders in PHA as of the Record Date is the owner of one share of PHA Common Stock. As of ________, 1996, the closing price per share of United Common Stock on the NYSE was $_____. Based on this price, at the effective time of the Merger the stockholders of PHA would be entitled to receive approximately 198 shares of United Common Stock, with a market value of approximately $_____, plus cash in the amount of up to approximately $2,900, in exchange for each share of PHA Common Stock. The cash amount of $2,900 does not reflect possible deductions from the Escrow.

     Details of the proposed Merger and other important information are set forth in the accompanying Proxy Statement/Prospectus, which you are urged to read carefully.

     The Board of Directors has reviewed and considered the terms and conditions of the proposed Merger, which was negotiated on behalf of PHA and unanimously recommended to the Board of Directors by a committee of the Board. To assist the Board of Directors and the committee in negotiating the transaction and evaluating the value of PHA and the terms of the Merger, the Board of Directors engaged an investment banking firm, Houlihan, Lokey, Howard & Zukin, Inc., from whom it received an opinion that the Merger Consideration to be received pursuant to the Merger is fair, from a financial point of view, to the stockholders. For these and other reasons, the Board of Directors has concluded that the proposed Merger is in the best interests of PHA and the holders of PHA Common Stock and unanimously recommends it to the stockholders. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE MERGER.

     In addition to considering and acting upon the Merger, stockholders are also being asked to consider and act upon a proposed plan for compensation (the "Compensation Plan") to be awarded to certain present and former directors and officers of PHA in the event the Merger is approved and adopted. The Company's directors and officers have served as such without compensation since the inception of PHA in 1985. The Compensation Plan is the result of a report and recommendation to the Board of Directors prepared by an independent committee.
A copy of that report is included as Exhibit D to the Proxy Statement/Prospectus. If approved by stockholders, the Compensation Plan would result in aggregate payments of $427,800, as more specifically set forth in the Proxy Statement/Prospectus, and such amount would be payable from and constitute a charge against the Escrow. Accordingly, adoption of the Compensation Plan would have the effect of reducing the per stockholder value of the Merger Consideration by approximately $200. The Board of Directors, including recent additions to the Board who will not participate in awards under the Compensation Plan, unanimously recommends the Compensation Plan to the stockholders. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE COMPENSATION PLAN.

     Adoption of the Merger requires the affirmative vote of the holders of a majority of all outstanding PHA Common Stock. Adoption of the Compensation Plan requires the affirmative vote of the holders of a majority of the PHA Common Stock represented in person or by proxy at the Special Meeting.

     In view of the importance of the action to be taken at the Special Meeting, you are urged to read the enclosed materials carefully. Whether or not you plan to attend the Special Meeting in person, I request that you complete, sign and date the enclosed proxy card and promptly return the signed proxy card in the accompanying prepaid envelope. You may, of course, attend the Special Meeting and vote in person, even if you have previously returned your proxy card.

                                    Sincerely,

                                    Joseph P. Drozda, M.D.
                                    Chairman of the Board of Directors

                      PHYSICIANS HEALTH ASSOCIATION, LTD.
                              77 WEST PORT PLAZA
                                   SUITE 500
                           ST. LOUIS, MISSOURI 63146


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          To be held on _______, 1996
                                _______________

To the Stockholders of Physicians Health Association, Ltd.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Physicians Health Association, Ltd., a Delaware corporation ("PHA"), will be held at _____________, St. Louis, Missouri ______, on ________, 1996, at _____ local time, for the following purposes:

          1. To consider and to vote upon a proposal to approve and adopt the First Amendment and Restatement, dated March 13, 1996, of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 21, 1996, among PHA, United HealthCare Corporation ("United") and UHC Brown Acquisition, Inc., a direct, wholly owned subsidiary of United ("United Sub"), pursuant to which, among other things, (a) PHA will be merged with and into United Sub (the "Merger"), (b) each outstanding share of PHA Common Stock, other than PHA Common Stock held in treasury, or as to which dissenters' rights have been duly demanded as permitted under Delaware law and not withdrawn or lost (the "Dissenting Stock"), will be converted into the right to receive a pro rata share of at least 421,456 shares of the common stock of United ("United Common Stock") and of cash held in escrow in the amount of $6,348,000 (collectively, the "Merger Consideration"), all as more fully described in the accompanying Proxy Statement/Prospectus.

          2. To consider and vote upon a proposal to approve and adopt a compensation plan (the "Compensation Plan") providing for compensation to persons who have served as officers and directors of PHA, all as more fully described in the accompanying Proxy Statement/Prospectus.

          3. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The close of business on May 31, 1996, has been fixed as the record date for the determination of the stockholders of PHA entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Accordingly, only holders of record of outstanding shares of PHA Common Stock at the close of business on such date shall be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. The meeting may be postponed or adjourned from time to time without notice other than such notice as may be given at the meeting or any postponement or adjournment thereof, and any business for which notice is hereby given may be transacted at any such postponed or adjourned meeting. Adoption of the Merger requires the affirmative vote of the holders of a majority of all outstanding shares of PHA Common Stock. Adoption of the Compensation Plan requires the affirmative vote of the holders of a majority of the shares of PHA Common Stock represented in person or by proxy at the Special Meeting.

     Stockholders who do not wish to accept their pro rata share of the Merger Consideration as payment in the Merger and who comply with the requirements of
Section 262 of the Delaware General Corporation Law have the right to seek an appraisal by the Delaware Court of Chancery of the "fair value" of their PHA Common Stock. For a description of the rights of the stockholders pursuant to
Section 262 and a description of the procedures to be followed in order to obtain such appraisal, see "Rights of Dissenting Stockholders" in the accompanying Proxy Statement/Prospectus, and the copy of Section 262 which is attached as Exhibit C thereto.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it promptly in the enclosed prepaid envelope. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. If you do not attend the Special Meeting, you may still revoke such proxy at any time prior to the Special Meeting by providing written notice of such revocation to Robert Packman, M.D., Secretary of PHA.

St. Louis, Missouri                         By Order of the Board of Directors,
__________, 1996
                                            Robert Packman, M.D.
                                            Secretary

TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. THE PROCEDURE FOR THE EXCHANGE OF YOUR SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH IN THE ATTACHED PROXY STATEMENT/PROSPECTUS.

                      PHYSICIANS HEALTH ASSOCIATION, LTD.

                                PROXY STATEMENT
                           _________________________

                         UNITED HEALTHCARE CORPORATION

                                  PROSPECTUS
                           _________________________

     This Proxy Statement/Prospectus is being furnished by Physicians Health Association, Ltd., a Delaware corporation ("PHA"), to holders of common stock, $1.00 par value, of PHA (the "PHA Common Stock"), in connection with the solicitation of proxies by the Board of Directors of PHA for use at a Special Meeting of Stockholders of PHA to be held on ________, 1996, at _________, St. Louis, Missouri _____, commencing at ______ local time, and at any adjournment or postponement thereof (the "Special Meeting").

     The Special Meeting has been called (1) to consider and to vote upon a proposal to approve and adopt the First Amendment and Restatement, dated March 13, 1996, of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 21, 1996, among PHA, United HealthCare Corporation ("United") and UHC Brown Acquisition, Inc., a direct, wholly owned subsidiary of United ("United Sub"), pursuant to which, among other things, (a) PHA will be merged with and into United Sub (the "Merger"), (b) each outstanding share of PHA Common Stock, other than PHA Common Stock held in treasury, or as to which dissenters' rights have been duly demanded as permitted under Delaware law and not withdrawn or lost (the "Dissenting Stock"), will be converted into the right to receive a pro rata share of at least 421,456 shares of the common stock of United ("United Common Stock") and cash held in escrow in the amount of $6,348,000 (collectively, the "Merger Consideration"), all as more fully described in the accompanying Proxy Statement/Prospectus; and (2) to consider and vote upon a proposal to approve and adopt a compensation plan (the "Compensation Plan") providing for compensation to persons who have served as officers and directors of PHA, all as more fully described in the accompanying Proxy Statement/Prospectus; and (3) to transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     This Proxy Statement/Prospectus also constitutes a prospectus of United with respect to the shares of United Common Stock issuable to the stockholders of PHA upon consummation of the Merger. United has supplied all information contained in this Proxy Statement/Prospectus relating to United and its subsidiaries, and PHA has supplied all information contained in this Proxy Statement/Prospectus relating to PHA.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of PHA on or about _________, 1996.
                                _______________

     SEE "RISK FACTORS" ON PAGE ___ FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF SHARES OF PHA COMMON STOCK.
                                _______________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
             THIS PROXY STATEMENT/PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                _______________

         The date of this Proxy Statement/Prospectus is ________, 1996

                             AVAILABLE INFORMATION

     United is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by United with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, material filed by United may be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005.

     United has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the United Common Stock to be issued pursuant to the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO UNITED (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO KEVIN H. ROCHE, SECRETARY AND GENERAL COUNSEL, UNITED HEALTHCARE CORPORATION, 300 OPUS CENTER, 9900 BREN ROAD EAST, MINNETONKA, MINNESOTA 55343, TELEPHONE NUMBER (612) 936-1736. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY __________, 1996.

     The following documents, which have been filed by United with the Commission, are hereby incorporated by reference in this Proxy Statement/Prospectus: (1) United's Annual Report on Form 10-K for the year ended December 31, 1995; (2) United's Quarterly Report on Form 10-Q for the three months ended March 31, 1996 and Current Reports on Form 8-K dated February 29, 1996 and February 1, 1996; and (4) the description of the United Common Stock contained in United's Registration Statement on Form 8-A dated September 20, 1991, and any amendment or report filed for the purpose of updating such description.

     All documents filed by United pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in another document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                             ____________________

     Notice to North Carolina Stockholders: The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Proxy Statement/Prospectus.

                             ____________________

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UNITED, PHA OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THIS PROXY STATEMENT/PROSPECTUS DOES NOT COVER ANY RESALES OF THE UNITED COMMON STOCK OFFERED HEREBY TO BE RECEIVED BY STOCKHOLDERS OF PHA DEEMED TO BE "AFFILIATES" OF PHA OR UNITED UPON THE CONSUMMATION OF THE MERGER. NO PERSON IS AUTHORIZED TO MAKE USE OF THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH SUCH RESALES. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UNITED OR PHA SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
AVAILABLE INFORMATION............................................................................   2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................   2

SUMMARY..........................................................................................   7
   General.......................................................................................   7
   The Parties to the Merger.....................................................................   7
       United HealthCare Corporation.............................................................   7
       Physicians Health Association, Ltd........................................................   8
       UHC Brown Acquisition, Inc................................................................   8
   The Special Meeting...........................................................................   8
       Time, Date and Place......................................................................   8
       Purposes of the Special Meeting...........................................................   8
       Record Date; Shares Entitled to Vote......................................................   8
       Votes Required; Quorum....................................................................   9
   The Merger....................................................................................   9
       Effective Time of the Merger..............................................................   9
       Effects of the Merger.....................................................................   9
       Escrow Procedures.........................................................................  10
       Recommendation of the Board of Directors of PHA...........................................  10
       Opinion of PHA's Financial Advisor........................................................  10
       Management of PHA after the Merger; Interests of Certain Persons in the Merger............  10
       Accounting Treatment......................................................................  10
       Certain Federal Income Tax Consequences...................................................  10
       Dissenters' Rights of Appraisal...........................................................  10
       Comparison of Shareholder Rights..........................................................  11
   The Merger Agreement..........................................................................  11
       Limitations on Negotiations by PHA........................................................  11
       Conditions to the Merger..................................................................  11
       Termination of the Merger Agreement.......................................................  11
       Fees and Expenses.........................................................................  12
   Market Price Data.............................................................................  12
   Comparative Unaudited Per Share Data..........................................................  12
   Summary Financial Data of PHA.................................................................  18

RISK FACTORS.....................................................................................  20
       Health Care Costs.........................................................................  20
       Marketing.................................................................................  20
       Competition...............................................................................  21
       Provider Relations........................................................................  21
       Administration and Management.............................................................  21
       Government Programs and Regulation........................................................  22
       Litigation and Insurance..................................................................  22
       Stock Market..............................................................................  22

THE SPECIAL MEETING..............................................................................  23
       General...................................................................................  23
       Matters to be Considered at the Special Meeting...........................................  23
       PHA Board of Directors' Recommendations...................................................  23
       Record Date; Voting at the Special Meeting; Required Vote.................................  23
       Proxies...................................................................................  24

THE MERGER.......................................................................................  25
       Effects of the Merger.....................................................................  25
       Effective Time............................................................................  25
       Procedures for Delivery of United Common Stock............................................  26
       Escrow Procedures.........................................................................  26
       Fractional Shares.........................................................................  27
       Background of the Merger..................................................................  27
       United's Reasons for the Merger...........................................................  35
       Opinion of PHA's Financial Advisor........................................................  35
       Interests of Certain Persons in the Merger................................................  36
       Management of Surviving Corporation After the Merger......................................  36
       Accounting Treatment......................................................................  37
       Certain Federal Income Tax Consequences...................................................  37
       Stock Exchange Listing....................................................................  39
       Dissenters' Rights of Appraisal...........................................................  39
       Regulatory Approvals......................................................................  41
       Resales of United Common Stock Issued in the Merger.......................................  41

THE MERGER AGREEMENT.............................................................................  43
       The Merger Agreement......................................................................  43
       General...................................................................................  43
       Certain Representations and Warranties....................................................  43
       Certain Covenants.........................................................................  44
       Limitations on Negotiations by PHA........................................................  45
       Indemnification...........................................................................  45
       Conditions................................................................................  46
       Termination...............................................................................  47
       Amendment and Waiver......................................................................  47
       Fees and Expenses.........................................................................  48

CERTAIN INFORMATION CONCERNING UNITED............................................................  49
       Health Plans, Insurance and Related Operations............................................  49
       Specialty Managed Care Services...........................................................  51
       Expansion and Divestiture of Operations...................................................  53
       Government Regulation.....................................................................  54
       Management Information Systems............................................................  56
       Marketing.................................................................................  57
       Competition...............................................................................  57

CERTAIN INFORMATION CONCERNING PHA...............................................................  59
       The Business of PHA.......................................................................  59
       Management and Principal Stockholders.....................................................  59
       Management's Discussion and Analysis of Financial Condition and Results of Operations.....  60

COMPARISON OF SHAREHOLDER RIGHTS.................................................................  62
       Stockholders' Dissenters' Rights..........................................................  62
       Board of Directors........................................................................  62
       Removal of Directors......................................................................  63
       Amendments to Bylaws......................................................................  63
       Amendments to Certificate or Articles.....................................................  64
       Indemnification...........................................................................  64
       Liability of Directors....................................................................  65
       Shareholder Meetings......................................................................  65

       Mergers and Consolidations.............................................................     66
       Business Combinations..................................................................     66
       Other Anti-Takeover Provisions.........................................................     67

DESCRIPTION OF UNITED CAPITAL STOCK...........................................................     67
       United Common Stock....................................................................     67
       United Preferred Stock.................................................................     68
       Special Voting Rights..................................................................     68
       Transfer Agent and Registrar...........................................................     69

DESCRIPTION OF PHA CAPITAL STOCK..............................................................     69

LEGAL MATTERS.................................................................................     69

EXPERTS.......................................................................................     70

PROPOSAL TO COMPENSATE DIRECTORS FOR PRIOR SERVICE............................................     71

OTHER MATTERS.................................................................................     72

FINANCIAL STATEMENTS OF PHYSICIANS HEALTH
      ASSOCIATION, LTD........................................................................    F-2

UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION.................................   F-15


Exhibit A      First Amendment and Restatement, dated March 13, 1996, of the Agreement and Plan of Merger, dated as of February 21, 1996, among United
               HealthCare Corporation, UHC Brown Acquisition, Inc. and Physicians
               Health Association, Ltd........................................................    A-1

Exhibit B      Opinion of Houlihan, Lokey, Howard & Zukin, Inc. dated
               February 21, 1996..............................................................    B-1

Exhibit C      Section 262 of the Delaware General Corporation Law
               (Rights of Dissenting Stockholders)............................................    C-1

Exhibit D      Report and Recommendations to PHA Board of Directors and Stockholders,
               dated August 8, 1995, of PHA Special Committee.................................    D-1

Exhibit E      Opinion of Greensfelder, Hemker & Gale, P.C., dated ________, 1996.............    E-1

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                                    SUMMARY

     The following is a summary of certain information contained in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement/Prospectus and its Exhibits. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Exhibits. As used in this Proxy Statement/Prospectus, the terms "United" and "PHA" refer to United HealthCare Corporation and Physicians Health Association, Ltd., respectively, and, where the context so requires, to their respective subsidiaries. United has supplied all information concerning United and its subsidiaries included herein, and PHA has supplied all information concerning PHA and its subsidiaries included herein.

GENERAL

     This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Physicians Health Association, Ltd., a Delaware corporation ("PHA"), and UHC Brown Acquisition, Inc., a Delaware corporation ("United Sub") and a direct, wholly owned subsidiary of United HealthCare Corporation, a Minnesota corporation ("United"), pursuant to the First Amendment and Restatement, dated March 13, 1996, of an Agreement and Plan of Merger, dated as of February 21, 1996 (the "Merger Agreement"), among PHA, United and United Sub, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit A. As a result of the Merger, among other things, (1) PHA will be merged with and into United Sub (the "Merger") and (2) each outstanding share of PHA Common Stock, other than PHA Common Stock held in treasury, or as to which dissenters' rights have been duly demanded as permitted under Delaware law and not withdrawn or lost (the "Dissenting Stock"), will be converted into the right to receive a pro rata share of at least 421,456 shares of the common stock of United ("United Common Stock") and of cash held in escrow in the amount of $6,348,000 (collectively, the "Merger Consideration"). This Proxy Statement/Prospectus also relates to a compensation plan (the "Compensation Plan") providing for compensation to persons who have served as directors and officers of PHA.

     The close of business on May 31, 1996, has been fixed as the record date for the determination of the stockholders of PHA entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Accordingly, only holders of record of outstanding shares of PHA Common Stock at the close of business on such date shall be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. The meeting may be postponed or adjourned from time to time without notice other than such notice as may be given at the meeting or any postponement or adjournment thereof, and any business for which notice is hereby given may be transacted at any such postponed or adjourned meeting. Adoption of the Merger requires the affirmative vote of the holders of a majority of all outstanding shares of PHA Common Stock. Adoption of the Compensation Plan requires the affirmative vote of the holders of a majority of the Shares represented in person or by proxy at the Special Meeting. See "THE MERGER," "THE MERGER AGREEMENT," "--The Merger," "-- The Merger Agreement," and "PROPOSAL TO COMPENSATE DIRECTORS FOR PRIOR SERVICE."

THE PARTIES TO THE MERGER

     UNITED HEALTHCARE CORPORATION

     United is a national leader in offering health care coverage and related services through a broad continuum of products and services. United served over 40 million covered lives at December 31, 1995. United's products and services utilize a number of core capabilities, including medical information management, health care delivery management, health benefit administration, risk assessment and pricing, health benefit design and provider contracting and risk sharing. With these capabilities, United is able to provide comprehensive managed care services, such as health maintenance organization ("HMO"), insurance and self-funded health care coverage products, as well

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

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as unbundled health care management and cost containment products such as mental health and substance abuse services, utilization review services, specialized provider networks and employee assistance programs. As part of its ongoing acquisition program, United acquired The MetraHealth Companies, Inc. ("MetraHealth") on October 2, 1995. MetraHealth is a managed health care coverage company and health insurer with over ten million covered lives at the time of the acquisition. As a result of the MetraHealth acquisition, United increased the geographic and product scope of its health care coverage business and now has relationships with many of the country's largest companies.

     For further information concerning United, see "CERTAIN INFORMATION CONCERNING UNITED." The principal executive offices of United are located at 300 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, and the telephone number is (612) 936-1300.

     PHYSICIANS HEALTH ASSOCIATION, LTD.

     PHA has no operations and conducts no business other than its ownership of shares of Midwest Physicians Health Plans, Inc. ("MPHP") and the exercise of its rights as a shareholder in MPHP to elect certain directors of MPHP and to designate slates of directors for Physicians Health Plan of Greater St. Louis, Inc. ("PHPGSL").

     For further information concerning PHA, see "CERTAIN INFORMATION CONCERNING PHA" herein. The principal executive offices of PHA are located at 77 West Port Plaza, Suite 500, St. Louis, Missouri 63146, and the telephone number is (314) 275-7500.

     UHC BROWN ACQUISITION, INC.

     UHC Brown Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of United ("United Sub"), was incorporated on November 9, 1995 for purposes of the transactions contemplated by the Merger Agreement. United Sub engages in no other business. The principal executive offices of United Sub are located at 300 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, and the telephone number is (612) 936-1300.

THE SPECIAL MEETING

     TIME, DATE AND PLACE

     The Special Meeting will be held at ____ a.m., local time, on______, 1996, at _________________________, St. Louis, Missouri _____.

     PURPOSES OF THE SPECIAL MEETING

     The purposes of the Special Meeting are (i) to consider and vote on a proposal to approve and adopt the Merger Agreement, (ii) to consider and vote on a proposal to approve and adopt the Compensation Plan and (iii) to transact such other business as may properly come before the Special Meeting.

     RECORD DATE; SHARES ENTITLED TO VOTE

     Holders of record of shares of PHA Common Stock outstanding at the close of business on May 31, 1996 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting. At that date there were 2,121 shares of PHA Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting.

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     VOTES REQUIRED; QUORUM

     The approval and adoption of the Merger Agreement by the stockholders of PHA will require the affirmative vote of the holders of a majority of the outstanding shares of PHA Common Stock. The approval and adoption of the Compensation Plan requires the affirmative vote of the holders of a majority of all outstanding shares of PHA Common Stock. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of PHA Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. See "THE SPECIAL MEETING."

     As of the Record Date, the directors, executive officers and affiliates of PHA held, beneficially or otherwise, less than 1% of the PHA Common Stock.

THE MERGER

     EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time"). See "THE MERGER--Effects of the Merger" and "--Effective Time."

     EFFECTS OF THE MERGER

     At the Effective Time, pursuant to the Merger Agreement, (1) PHA will be merged with and into United Sub, which will be the surviving corporation (the "Surviving Corporation"); and (2) each outstanding share of PHA Common Stock, other than PHA Common Stock held in treasury, or as to which dissenters' rights have been duly demanded as permitted under Delaware law and not withdrawn or lost (the "Dissenting Stock"), will be converted into the right to receive a pro rata share of 421,456 shares (the "Merger Shares") of the common stock of United ("United Common Stock") and of cash in the amount of $6,348,000 (collectively, the "Merger Consideration"). If, as of the time of the Merger, the aggregate market value of the Merger Shares, based upon the closing price of United Common Stock on the NYSE as of the trading day immediately preceding the Effective Time, represents less than 55% of the aggregate Merger Consideration (which occurs at a price of $18.41 per share), then the number of shares of United Common Stock to be issued shall be increased to such number as is necessary so that the value of the shares to be issued constitutes 55% of the aggregate Merger Consideration. The cash portion of the Merger Consideration, together with any cash resulting from payments by United in lieu of shares of United Common Stock to avoid issuance of fractional share interests, will be placed in escrow (the "Escrow") with First Trust National Association (the "Escrow Agent") to indemnify United and the Surviving Corporation against certain claims and expenses.

     Each of the 2,121 stockholders in PHA is the owner of one share of PHA Common Stock. As of __________, the closing price per share of United Common Stock on the NYSE was $_____. Based on this price, at the effective time of the Merger the stockholders of PHA would be entitled to receive approximately 198 shares of United Common Stock (the "Assumed Exchange Ratio"), with a market value of approximately $_____, plus cash in the amount of up to approximately $2,900 (the "Assumed Cash Amount"), in exchange for each share of PHA Common Stock. The Assumed Cash Amount does not reflect possible deductions from the Escrow. See "-Escrow Procedures" and "THE MERGER-Escrow Procedures."

     Fractional shares of United Common Stock will not be issued in connection with the Merger. Stockholders of PHA otherwise entitled to fractional shares of United Common Stock will be paid cash in lieu of such fractional shares determined as described herein under "THE MERGER--Fractional Shares."

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     ESCROW PROCEDURES

     The cash portion of the Merger Consideration, together with cash in lieu of fractional shares of United Common Stock (the "Escrow Amount"), initially will be placed in escrow. A group of three stockholders of PHA (the "Stockholder Representatives") shall act on behalf of the persons who were stockholders of PHA at the Effective Time, other than dissenting stockholders, with respect to all matters relating to the Escrow Amount. See "THE MERGER-Escrow Procedures."

     RECOMMENDATION OF THE BOARD OF DIRECTORS OF PHA

     The Board of Directors of PHA (the "PHA Board") believes that the Merger is in the best interests of PHA and its stockholders and has unanimously approved the Merger and the Merger Agreement. THE PHA BOARD UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT TO PHA'S STOCKHOLDERS. This recommendation is based on a number of factors discussed in this Proxy Statement/Prospectus. See "THE MERGER--PHA's Reasons for the Merger; Recommendation of PHA's Board of Directors."

     OPINION OF PHA'S FINANCIAL ADVISOR

     Houlihan, Lokey, Howard & Zukin, Inc. ("Houlihan Lokey") has delivered its written opinion to the Board of Directors of PHA to the effect that, as of February 21, 1996, the consideration to be received by the holders of PHA Common Stock pursuant to the Merger is fair to such stockholders from a financial point of view. A copy of the opinion of Houlihan Lokey, dated as of February 21, 1996, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Exhibit B to this Proxy Statement/Prospectus and is incorporated by reference. Stockholders of PHA are urged to read carefully the opinion in its entirety. See "THE MERGER--Opinion of PHA's Financial Advisor."

     MANAGEMENT OF PHA AFTER THE MERGER; INTERESTS OF CERTAIN PERSONS IN THE MERGER

     PHA, as the Surviving Corporation, will become a direct, wholly owned subsidiary of United upon consummation of the Merger. The directors of United Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of United Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. See "THE MERGER--Management of Surviving Corporation After the Merger."

     ACCOUNTING TREATMENT

     United intends to treat the Merger as a purchase for accounting and financial reporting purposes.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the receipt of United Common Stock will not give rise to a taxable event. See "THE MERGER-Certain Federal Income Tax Consequences."

     DISSENTERS' RIGHTS OF APPRAISAL

     Holders of PHA Common Stock have the right to dissent from approval and adoption of the Merger Agreement and, if the Merger is consummated, to receive payment of the fair cash value of their shares (determined in accordance with Delaware law) upon compliance with the provisions of Section 262 of the Delaware General Corporation Law (the "DGCL"), a copy of which is attached to this Proxy

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Statement/Prospectus as Exhibit C and is incorporated herein by reference.
Holders of PHA Common Stock are urged to read Section 262 carefully. See "THE MERGER-Dissenters' Rights of Appraisal."

     COMPARISON OF SHAREHOLDER RIGHTS

     Upon consummation of the Merger, PHA stockholders will become United shareholders. As a result, their rights as shareholders, which are now governed by Delaware corporate law and PHA's Certificate of Incorporation and Bylaws, will be governed by Minnesota corporate law and United's Articles of Incorporation and Bylaws. See "COMPARISON OF SHAREHOLDER RIGHTS" for a summary of certain material differences between the rights of holders of United Common Stock and the rights of holders of PHA Common Stock.

THE MERGER AGREEMENT

     LIMITATIONS ON NEGOTIATIONS BY PHA

     The Merger Agreement provides that PHA may not participate in any discussions with, provide any information to, enter into any agreement or understanding with, or otherwise cooperate in any other way with any person (other than United and its agents) concerning (1) any sale of stock or other equity interests, merger, consolidation, share exchange, business combination, or other similar transaction, (2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of all or any part of PHA's interest in MPHP or
(3) any agreement, or public announcement by PHA of a proposal, plan or intention, to do any of the foregoing (each of (1), (2) and (3), a "Competing Transaction"), and that it will not permit or authorize the directors, officers, employees, stockholders or representatives of PHA and its subsidiaries to take such action. PHA has agreed to notify United regarding any inquiries or proposals with respect to a Competing Transaction and to keep United informed, on a current basis, of the status of any discussions or negotiations with respect to a Competing Transaction. See "THE MERGER AGREEMENT--Limitations on Negotiations by PHA."

     CONDITIONS TO THE MERGER

     The obligations of United and PHA to consummate the Merger are subject to the satisfaction of certain conditions (any or all of which may be waived to the extent permitted by applicable law), including effectiveness of the Registration Statement, requisite stockholder approval of the Merger Agreement, the absence of any action, proceeding or injunction prohibiting consummation of the Merger, the receipt of necessary regulatory and other approvals and consents, the receipt of an opinion from legal counsel to the effect that the Merger will qualify as a reorganization under 368(a) for federal income tax purposes, the accuracy, as of the Effective Time, of representations and warranties in the Merger Agreement, and performance or compliance with the agreements and covenants in the Merger Agreement. See "THE MERGER AGREEMENT--Conditions."

     TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time (1) by mutual written consent of United and PHA; (2) by either United or PHA if (a) any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any governmental or regulatory authority preventing or prohibiting consummation of the Merger shall have become final and nonappealable, (b) the Merger shall not have been consummated before September 30, 1996 or such later date if extended pursuant to the Merger Agreement, and
(c) the Merger Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of PHA at the Special Meeting or any adjournment thereof; (3) by United, if under certain circumstances PHA has breached any of its covenants or agreements contained in the Merger Agreement, or if any of the representations and warranties of PHA shall have become untrue; or (4) by PHA, if under certain circumstances United has

                                     -11-

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breached any of its covenants or agreements contained in the Merger Agreement, or if any of the representations and warranties of United shall have become untrue.

     In the event of termination of the Merger Agreement by either United or PHA, the Merger Agreement will become void and there will be no liability or obligation on the part of United, United Sub or PHA, subject to certain exceptions. See "THE MERGER AGREEMENT--Termination."

     FEES AND EXPENSES

     PHA and United have agreed to bear their own expenses incurred in connection with the Merger, subject to certain exceptions. See "THE MERGER AGREEMENT--Fees and Expenses."

MARKET PRICE DATA

     The United Common Stock is listed on the NYSE under the symbol "UNH." There is no public trading market for the PHA Common Stock. The following table sets forth the closing price per share of the United Common Stock and the "equivalent per share price" (as defined below) of PHA Common Stock as of (1) February 20, 1996, the last trading day before United and PHA announced execution of the Merger Agreement, and (2) ______, 1996. The "equivalent per share price" of PHA Common Stock as of each date equals the closing price per share of United Common Stock on that date multiplied by the Assumed Exchange Ratio, plus the Assumed Cash Amount. The equivalent per share price does not reflect possible deductions from the Escrow. See "THE MERGER-Escrow Procedures."

                                                    Equivalent Per
      Market Price                      United     Share Price (PHA
      Per Share At:                  Common Stock    Common Stock)
      -------------                  -------------   -------------
      February 20, 1996               $  64.13         $  15,598
     ________, 1996                   $                $

     Stockholders of PHA are advised to obtain current market quotations for United Common Stock. No assurance can be given as to the market price of United Common Stock at any time before the Effective Time or as to the market price of United Common Stock at any time thereafter.

COMPARATIVE UNAUDITED PER SHARE DATA

     The following table presents selected comparative unaudited per share data with respect to United Common Stock on a historical and a pro forma combined basis, and with respect to PHA Common Stock on a historical and pro forma equivalent basis, giving effect to the Merger as a purchase transaction for accounting and financial reporting purposes. Such pro forma data assumes that the Merger had been effective on December 31, 1995 and March 31, 1996 for the book value per share data and at January 1, 1996 for the dividends declared and net earnings per share data. The table also presents dividends declared and net earnings per share data for the three months ended March 31, 1996, and for the year ended December 31, 1995, adjusted to give effect to United's October 2, 1995 acquisition of MetraHealth as if the acquisition had occurred on December 31, 1995 with respect to the book value per share data and January 1, 1995 with respect to the net earnings per share data. The historical per share data set forth in the following table are derived from and should be read in conjunction with, the historical consolidated financial statements of United and PHA, including the notes thereto. The pro forma financial data is presented for informational purposes only, and is not necessarily indicative of the actual results that would have been achieved had the acquisition of MetraHealth or the Merger been consummated on the dates or prior to the periods presented. The audited historical consolidated financial statements of United are incorporated by reference into this Proxy Statement/Prospectus. The audited historical financial statements of PHA are included in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FINANCIAL

                                     -12-

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STATEMENTS OF PHYSICIANS HEALTH ASSOCIATION, LTD."

                                     -13-

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
                                 UNITED COMMON STOCK         PHA COMMON STOCK
                                ----------------------   -----------------------
                                            PRO FORMA                 PRO FORMA
                                HISTORICAL  COMBINED     HISTORICAL   EQUIVALENT
                                ----------  --------     ----------   ----------

BOOK VALUE PER SHARE: (1)

 December 31, 1995............  $  18.20    $  18.15     $  732.11    $  3,593.70
 December 31, 1995 as
  adjusted (2)................  $  18.20    $  18.15            --    $  3,593.70
 March 31, 1996...............  $  19.30    $  19.26     $  729.74    $  3,813.48

CASH DIVIDENDS PER
 SHARE:(3)

Year ended
 December 31, 1995............  $   0.03    $   0.03            --    $      5.94
Three months ended March 31,
 1996.........................  $   0.03    $   0.03            --    $      5.94

NET EARNINGS PER
 SHARE:(4)

Year ended
 December 31, 1995............  $   1.57     $ 1.57      $  (80.18)   $    310.86
 December 31, 1995
  as adjusted (2).............  $   1.76     $ 1.75             --    $    346.50
Three months ended March 31,
 1996.........................  $   0.62     $ 0.62      $  (20.01)   $    122.76

________________
(1) The pro forma combined book value per share of United Common Stock is based upon the pro forma common shareholders' equity of the combined companies, divided by the total pro forma common shares of the combined companies outstanding as of the date indicated, assuming conversion of the PHA Common Stock at the Assumed Exchange Ratio. The pro forma equivalent book value per share of PHA Common Stock represents the pro forma combined book value per share multiplied by the Assumed Exchange Ratio. The actual exchange ratio for the Pro Forma Combined and Pro Forma Equivalent information may differ depending on the price of United Common Stock on the date of exchange.

(2) The as adjusted book value and net earnings per share data give effect to United's October 2, 1995 acquisition of MetraHealth as if the acquisition had occurred on December 31, 1995 with respect to the book value per share data and on January 1, 1995 with respect to the net earnings per share data. The actual exchange ratio for the Pro Forma Combined and Pro Forma Equivalent information may differ depending on the price of United Common Stock on the date of exchange.

(3) The pro forma combined dividends per share for United Common Stock assumes no changes in cash dividends per share. The pro forma equivalent dividends per share for PHA Common Stock represent the cash dividends declared on a share of United Common Stock multiplied by the Assumed Exchange Ratio. The actual exchange ratio for the Pro Forma Combined and Pro Forma Equivalent information may differ depending on the price of United Common Stock on the date of exchange.

(4) The pro forma combined net earnings per share from continuing operations (based on fully diluted weighted average shares outstanding) of United Common Stock is based on the pro forma net earnings for the combined companies, divided by the pro forma weighted average common shares of the combined companies. The pro forma equivalent net earnings per share from continuing operations of

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PHA Common Stock represents pro forma combined net earnings per share from continuing operations multiplied by the Assumed Exchange Ratio. The actual exchange ratio for the Pro Forma Combined and Pro Forma Equivalent information may differ depending on the price of United Common Stock on the date of exchange.

                                     -15-

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

- --------------------------------------------------------------------------------


SUMMARY CONSOLIDATED FINANCIAL DATA OF UNITED

     The following table summarizes certain selected historical consolidated financial data of United which should be read in conjunction with the consolidated financial statements of United, and the notes thereto, incorporated by reference into this Proxy Statement/Prospectus. The financial data for the five years ended December 31, 1995 have been derived from the audited consolidated financial statements of United. The financial data as of and for the three months ended March 31, 1996 and 1995 have been derived from the unaudited condensed consolidated financial statements of United. The following statement of operations data do not include the estimated pro forma effects of United's October 2, 1995 acquisition of MetraHealth. MetraHealth's financial results are included in the summary financial data from the date of acquisition. United's unaudited pro forma condensed combining financial statements giving effect to the MetraHealth acquisition are included in this Proxy Statement/ Prospectus. See "UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION." Each acquisition described in the footnotes to the table below has been recorded using the purchase method of accounting and accordingly, the operating results of each acquired company have been included in United's historical financial information from the respective dates of acquisition. In the opinion of United's management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial data for the three months ended March 31, 1996 and 1995 have been reflected therein. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year. The summarized historical financial data should be read in conjunction with the consolidated financial statements of United, and the notes thereto, incorporated by reference into this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                               THREE MONTHS ENDED                                     YEARS ENDED DECEMBER 31,
                           ----------------------------   ----------------------------------------------------------------------
                              3/31/96       3/31/95(2)     1995(1)(2)(3)    1994(4)       1993(5)         1992(6)      1991(7)
                           -------------   ------------   --------------  ----------    -----------     -----------   ----------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:

Revenues                  $  2,318,110    $  1,103,835    $ 5,670,878    $ 3,768,882    $ 3,115,202     $ 2,200,636    $ 1,416,120

Earnings from Operations  $   193,606     $    143,091    $   460,785    $   506,047    $   336,351     $   207,306    $   142,724

Net Earnings Before
  Extraordinary Gain      $    118,946    $    89,432     $   285,964    $   288,139    $   212,078     $   130,591    $    89,398

Extraordinary Gain on
  Sale of Subsidiary, net           --             --              --    $ 1,377,075             --              --             --

Net Earnings              $    118,946    $    89,432     $   285,964    $ 1,665,214    $   212,078     $   130,591    $    89,398

Net Earnings Per Common
 Share:

  Earnings Before
   Extraordinary Gain     $       0.62    $      0.51     $      1.57    $      1.64    $      1.23     $      0.79    $      0.60

  Extraordinary Gain                --             --     $        --    $      7.86             --              --             --

  Net Earnings            $       0.62    $      0.51     $      1.57    $      9.50    $      1.23     $      0.79    $      0.60

Dividends Per Share:

  Common                  $      0.030    $     0.030     $     0.030    $     0.030    $     0.015     $    0.0075    $    0.0075

  Convertible Preferred   $      14.38    $        --     $     14.38             --             --              --             --

Weighted Average
  Number of Common
  Shares Outstanding:           180,470        176,403         177,443        175,209        171,739         166,091        148,105

BALANCE SHEET DATA:

Cash and Investments      $  3,246,655    $ 2,433,823     $ 3,078,395    $ 2,769,390    $ 1,169,433     $   923,576    $   516,174

Total Assets              $  6,404,391    $ 3,700,831     $ 6,160,986    $ 3,489,479    $ 1,787,354     $ 1,321,174    $   801,473

Long-term Obligations     $     30,575    $    25,142     $    31,152    $    24,275    $    39,099     $    24,132    $    41,649

Shareholders' Equity      $  3,433,036    $ 2,903,719     $ 3,188,020    $ 2,795,456    $ 1,085,410     $   822,903    $   426,796

_____________

                                      -16-

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

(1) Excluding fourth quarter restructuring charges of $153.8 million ($96.9 million after tax, or $0.55 per common share ) associated with the MetraHealth acquisition, 1995 earnings from operations and net earnings would have been $614.6 million and $382.9 million, or $2.12 net earnings per common share.

(2) On October 2, 1995, United acquired MetraHealth. The total purchase price of the acquisition was $1.09 billion in cash and $500 million of 5.75% convertible preferred stock, for total consideration at closing of $1.59 billion. In addition, certain former owners of MetraHealth will be eligible to receive up to an additional $700 million if certain defined operating results are achieved for each of 1995, 1996 and 1997. Had this transaction occurred on January 1, 1994, and excluding the effects of any potential future consideration, combined unaudited pro forma results for the years ended December 31, 1995 and 1994 would have been revenues - $8.71 billion and $7.98 billion; net earnings before extraordinary gain - $351.0 million and $337.0 million; net earnings - $351.0 million and $1.69 billion; net earnings per common share before extraordinary gain - $1.98 and $1.76 and net earnings per common share - $1.98 and $9.62.

(3) On January 3, 1995, United acquired GenCare Health Systems, (GenCare), a health plan based in St. Louis, Missouri, which served 230,000 members at the time of acquisition, for a total purchase price of $515.4 million in cash. Had the transaction occurred on January 1, 1994, combined unaudited pro forma results for the year ended December 31, 1994 would have been: revenues - $3.97 billion; net earnings before extraordinary gain - $284.9 million; net earnings
- - $1.66 billion; net earnings per common share before extraordinary gain - $1.63 and net earnings per common share - $9.49.

(4) On May 27, 1994, United sold Diversified Pharmaceutical Services, Inc. (Diversified), then a wholly-owned subsidiary, to SmithKline Beecham Corporation for $2.3 billion in cash. In connection with this transaction, United recognized an extraordinary gain after transaction costs and income tax effects of $1.38 billion, or $7.86 per share. The results of Diversified subsequent to the sale are not included in the financial information presented above.

(5) On January 29, 1993, United acquired Western Ohio Health Care Corporation, then a 183,000-member HMO located in Dayton, Ohio, for a purchase price of $100.1 million

(6) On January 2, 1992, United acquired Physicians Health Plan Corporation, the sole shareholder of Physicians Health Plan of Ohio, Inc., then a 154,000-member HMO located in Columbus, Ohio, for a purchase price of $89 million. In addition, United completed a public offering in March 1992 of ten million shares of United Common Stock, with net proceeds of $195.9 million.

(7) United completed a public offering in March 1991 of 13.8 million shares of United Common Stock, with net proceeds of $99.1 million. On August 30, 1991, United acquired approximately 79% of Ocean State Coordinated Health Services Corporation ("Ocean State"), the sole shareholder of Ocean State Physicians Health Plan, Inc. (subsequently renamed United Health Plans of New England, Inc.), then a 136,000-member HMO located in Warwick, Rhode Island, for a purchase price of $26.4 million. United previously owned 21% of Ocean State. As a result of the transaction, Ocean State became a wholly-owned subsidiary of United.

                                    -17-
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

SUMMARY FINANCIAL DATA OF PHA

     The following table summarizes certain selected historical financial data of PHA. The balance sheet data presented below as of December 31, 1995 and 1994, and March 31, 1996, and the statement of operations data presented below for each of the years in the three-year period ended December 31, 1995, and the three months ended March 31, 1996, are derived from PHA's financial statements appearing elsewhere in this Proxy Statement/Prospectus. The balance sheet data as of December 31, 1993, 1992 and 1991, and March 31, 1995, and the statement of operations data for the years ended December 31, 1992 and 1991, have been derived from other financial statements of PHA and are not included in this Proxy Statement/Prospectus. In the opinion of PHA's management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial data for the three months ended March 31, 1996 and 1995 have been reflected therein. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year. The summarized historical financial data should be read in conjunction with the financial statements and related notes thereto for PHA and "PHA's Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Proxy Statement/Prospectus. See "CERTAIN INFORMATION CONCERNING PHA" and "FINANCIAL STATEMENTS OF PHYSICIANS HEALTH ASSOCIATION, LTD."

                                              THREE MONTHS ENDED                      YEARS ENDED DECEMBER 31,
                                              ------------------    ----------------------------------------------------
                                              3/31/96    3/31/95      1995       1994       1993       1992       1991
                                              -------    -------    --------   --------   --------   --------   --------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenues(1)                                  $    (2)   $     1    $     10   $      6   $      4   $      7   $      7
 Loss from Operations                              (4)         -         (21)       (93)       (73)        (1)         -
 Equity in Earnings of
  Unconsolidated Affiliate(2)                       -          -           -        315        353        207        152
   Net Earnings/(Loss)                        $    (4)   $     -    $    (21)  $    222   $    280   $    206   $    149

 Net Earnings/(Loss) Per
  Share                                       $(20.01)   $     -    $ (80.18)  $ 107.54   $ 147.90   $ 123.00   $ 102.98
 Weighted Average Number
  of Common Shares
  Outstanding:                                  2,121      2,112       2,116      2,066      1,893      1,678      1,447

 BALANCE SHEET DATA:
  Cash and Investments                        $   113    $   295    $    161   $    319   $    291   $    235   $    162
  Total Assets                                $ 1,511    $ 1,692    $  1,559   $  1,717   $  1,373   $    965   $    684
  Stockholders' Equity                        $ 1,510    $ 1,692    $  1,553   $  1,717   $  1,373   $    965   $    684

_____________________________
(1)  Revenues consist entirely of investment income.
(2) PHA's ownership in its Unconsolidated Affiliate was reduced from 20.0% to 0.25% on December 30, 1994, at which time PHA began accounting for its investment under the cost method of accounting rather than the equity method of accounting. Under this different basis of accounting, PHA no longer records its portion of the unconsolidated affiliate's net earnings or losses.


                                     -18-
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

UNAUDITED PRO FORMA COMBINED SUMMARY FINANCIAL DATA

     The following table summarizes certain selected unaudited pro forma financial data for United, giving effect to the acquisition of MetraHealth accounted for as a purchase. Such pro forma data assumes that the MetraHealth acquisition had been effective on January 1, 1995 and 1994 for the statement of operations data. The unaudited pro forma data set forth in the following table is derived from, and should be read in conjunction with, the historical consolidated financial statements of United, including the respective notes thereto, and the unaudited pro forma condensed combining financial information, including the respective notes thereto, incorporated by reference into or included in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION." The following pro forma financial data is presented for informational purposes only, and is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have been achieved had the acquisition of MetraHealth been consummated on the dates or prior to the periods presented.

                                                 UNITED AND METRAHEALTH
                                                   PRO FORMA COMBINED
                                                 ------------------------
                                                       YEAR ENDED
                                                       DECEMBER 31,
                                                 ------------------------
                                                  1995(1)(2)     1994(1)
                                                 ------------   ---------
                                     (IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues                                        $      8,712  $      7,984

Earnings from Operations                        $        567  $        608

Net Earnings Before
 Extraordinary Gain                             $        341  $        337

Extraordinary Gain on
 Sale of Subsidiary, net                        $         --   $     1,378

Net Earnings Applicable
 to Common Shareholders                         $         312  $     1,693

Net Earnings Per Share
 Applicable to Common Shareholders:

  Earnings Before
  Extraordinary Gain                            $       1.76  $       1.76

  Extraordinary Gain                            $         --  $       7.86

  Net Earnings                                  $       1.76  $       9.62

Dividends Per Common Share                      $       0.03  $       0.03

Weighted Average Number
 of Common Shares Outstanding                    177,443,000   175,209,000

_______________


(1) United acquired PHP, Inc. on March 29, 1996, HealthWise of America, Inc. on April 12, 1996 and Louisiana Independent Physicians Association, Inc. on June 4, 1996. These transactions have been excluded from the unaudited pro forma condensed combining financial information as their effects are not significant.

(2) Included in United's 1995 Statement of Operations is a $153.8 million restructuring charge ($96.9 million after tax).

                                     -19-
- --------------------------------------------------------------------------------

                                  RISK FACTORS

     The following discussion contains certain cautionary statements regarding United's business and results of operations which should be considered by PHA stockholders. These statements discuss matters which may in part be discussed elsewhere in this Proxy Statement/Prospectus and which may have been discussed in other documents prepared by United pursuant to federal or state securities laws. This discussion is intended to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The following factors should be considered in conjunction with any discussion of operations or results by United or its representatives, including any forward-looking discussion, as well as comments contained in press releases, presentations to securities analysts or investors, or other communications by United.

     In making these statements, United is not undertaking to address or update each factor in future filings or communications regarding United's business or results, and is not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. In addition, any of the matters discussed below may have affected United's past results and may affect future results, so that the Company's actual results for second quarter 1996 and beyond may differ materially from those expressed in prior communications.

HEALTH CARE COSTS

     A large portion of the revenue received by United is expended to pay the costs of health care services or supplies delivered to persons covered by its health plan and insurance products. The total health care costs incurred by United are affected by the number of individual services rendered and the cost of each service. Much of the Company's premium revenue is set in advance of the actual delivery of services and the related incurring of the cost, usually on a prospective annual basis. While United attempts to base the premiums it charges at least in part on its estimate of expected health care costs over the fixed premium period, competition, regulations and other circumstances may limit United's ability to fully base premiums on estimated costs. In addition, many factors may and often do cause actual health care costs to exceed that estimated and reflected in premiums. These factors may include increased utilization of services, increased cost of individual services, catastrophes, epidemics, seasonality, general inflation, new mandated benefits or other regulatory changes and insured population characteristics. Historically, increases in health care prices and utilization have caused health care costs to rise faster than general inflation. In recent time periods these increases have moderated, but there can be no assurance that health care prices or utilization will not again increase at a more rapid pace.

MARKETING

     United markets its products and services through both employed sales people and independent sales agents. Although United has a number of such sales employees and agents, if certain key sales employees or agents or a large subset of such individuals were to leave United, its ability to retain existing customers and members could be impaired. In addition, certain of United's customers or potential customers consider rating, accreditation or certification, of United by various private or governmental bodies or rating agencies necessary or important. Certain of the Company's health plans or other business units may not have obtained or may not desire or be able to obtain or maintain such accreditation or certification which could adversely affect United's ability to obtain or retain business with such customers. See "CERTAIN INFORMATION CONCERNING UNITED-Marketing."

     The managed care industry has recently received significant amounts of negative publicity. Such general publicity, or any negative publicity regarding United in particular, could adversely affect United's ability to sell its products or services or could create regulatory problems for United.

COMPETITION

     In many of its geographic or product markets United competes with a number of other entities, some of which may have certain characteristics or capabilities which give them an advantage in competing with United. United believes there are few barriers to entry in these markets, so that the addition of new competitors can occur relatively easily. Certain of United's customers may decide to perform for themselves functions or services formerly provided by United, which would result in a decrease in United's revenues. Certain of United's providers may decide to market products and services to United customers in competition with United. In addition, significant merger and acquisition activity has occurred in the industry in which United operates as well as in industries which act as suppliers to United, such as the hospital, physician, pharmaceutical and medical device industries. This activity may create stronger competitors and/or result in higher health care costs. To the extent that there is strong competition or that competition intensifies in any market, United's ability to retain or increase customers, its revenue growth, its pricing flexibility, its control over medical cost trends and its marketing expenses may all be adversely affected. See "CERTAIN INFORMATION CONCERNING UNITED-Competition."

PROVIDER RELATIONS

     One of the significant techniques United uses to manage health care costs and utilization and monitor the quality of care being delivered is contracting with physicians, hospitals and other providers. Because of the geographic diversity of its health plans and the large number of providers with which most of those health plans contract, United currently believes it has a limited exposure to provider relations issues. In any particular market, however, providers could refuse to contract with United, demand higher payments or take other actions which could result in higher health care costs, less desirable products for customers and members or difficulty meeting regulatory or accreditation requirements.

     In some geographic markets, certain providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions or even monopolies. Many of these providers may compete directly with United. If such providers refuse to contract with United or utilize their market position to negotiate favorable contracts with United or to place United at a competitive disadvantage, United's ability to market products or to be profitable in those geographic areas could be adversely affected.

ADMINISTRATION AND MANAGEMENT

     The level of administrative expense is a partial determinant of United's profitability. While United attempts to effectively manage such expenses, increases in staff-related and other administrative expenses may occur from time to-time due to business or product start-ups or expansions, growth or changes in business, acquisitions, regulatory requirements or other reasons. Such expense increases are not clearly predictable and increases in administrative expenses may adversely affect results.

     United's business is significantly dependent on effective information systems. United has many different information systems for its various businesses. United is in the process of attempting to reduce the number of systems and also upgrade and expand its information systems capabilities. Failure to maintain an effective and efficient information system could result in loss of existing customers and difficulty in attracting new customers, customer and provider disputes, regulatory problems, increases in administrative expenses or other adverse consequences. In addition, United may, from time-to-time, obtain significant portions of its systems-related or other services or facilities from independent third parties which may make United's operations vulnerable to such third party's failure to perform adequately.

     United currently believes it has a relatively experienced, capable management staff. Loss of certain managers or a number of such managers could adversely affect United's ability to administer and manage its business. The Company has made several large acquisitions in recent years, and has an active ongoing acquisition program. Failure to effectively integrate acquired operations could result in increased administrative costs, less effective management of healthcare costs, customer and provider dissatisfaction or difficulty in obtaining new customers or retaining existing ones.

GOVERNMENT PROGRAMS AND REGULATION

     United's business is heavily regulated. The laws and rules governing United's business and interpretations of those laws and rules are subject to frequent change. Existing or future laws and rules could force United to change how it does business and may restrict United's revenue and/or enrollment growth and/or increase its health care and administrative costs. Regulatory approvals must be obtained and maintained to market many of United's products and services. Delays in obtaining or failure to obtain or maintain such approvals could adversely affect United's revenue or the number of covered lives, or could increase costs.

     A significant portion of United's revenues relate to federal, state and local government health care coverage programs. These types of programs, such as the federal Medicare program and the federal and state Medicaid program, are generally subject to frequent change, including changes which may reduce the number of persons enrolled or eligible, reduce the revenue received by United or increase United's administrative or health care costs under such programs. Such changes may even affect United's willingness to participate in such programs.

     United is also subject to various governmental audits and investigations. Such activities could result in the loss of licensure or the right to participate in certain programs, or the imposition of fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could negatively affect United's reputation in various markets and make it more difficult for United to sell its products and services.

     See "CERTAIN INFORMATION CONCERNING UNITED-Government Regulation."

LITIGATION AND INSURANCE

     United is subject to a variety of legal actions to which any corporation may be subject, including employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, shareholder suits, including for securities fraud, and intellectual property related litigation. In addition, because of the nature of its business, United incurs and likely will continue to incur potential liability for claims related to its business, such as failure to pay for or provide health care, poor outcomes for care delivered or arranged, provider disputes, including disputes over withheld compensation, claims related to self-funded business and improper copayment calculations. In some cases, substantial non-economic or punitive damages may be sought. While United currently has insurance coverage for some of these potential liabilities, others may not be covered by insurance, the insurers may dispute coverage or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

STOCK MARKET

     Recently, the market prices of the securities of certain of the publicly-held companies in the industry in which United operates have shown volatility and sensitivity in response to many factors, including public communications regarding managed care, legislative or regulatory actions, health care cost trends, pricing trends, competition, earnings or membership reports of particular industry participants, and acquisition activity. There can be no assurances regarding the level or stability of United's share price at any time or of the impact of these or any other factors on the share price.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to holders of PHA Common Stock in connection with the solicitation of proxies by the Board of Directors of PHA for use at a Special Meeting to be held on __________, 1996, at ______________, St. Louis, Missouri _____, commencing at _______ local time, and at any adjournment or postponement thereof.

     This Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to shareholders of PHA on or about __________, 1996.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, holders of PHA Common Stock will (1) consider and vote upon a proposal to approve and adopt the Merger Agreement, (2) consider and vote upon the Compensation Plan, and (3) transact such other business as may properly come before the Special Meeting or any postponement or adjournment thereof.

PHA BOARD OF DIRECTORS' RECOMMENDATIONS

     THE BOARD OF DIRECTORS OF PHA BELIEVES THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF PHA AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT TO ITS STOCKHOLDERS.

     THE BOARD OF DIRECTORS OF PHA UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE COMPENSATION PLAN TO ITS STOCKHOLDERS.

RECORD DATE; VOTING AT THE SPECIAL MEETING; REQUIRED VOTE

     PHA has fixed May 31, 1996, as the Record Date for the determination of the holders of PHA Common Stock entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of PHA Common Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 2,121 shares of PHA Common Stock outstanding and entitled to vote, which shares were held in the aggregate by 2,121 holders of record. Each holder of record of PHA Common Stock on the Record Date is entitled to cast one vote per share of PHA Common Stock, exercisable in person or by properly executed proxy, at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the PHA Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

     The approval and adoption of the Merger Agreement by the stockholders of PHA will require the affirmative vote of the holders of a majority of PHA Common Stock. The approval and adoption of the Compensation Plan by the stockholders of PHA will require the affirmative vote of the holders of a majority of PHA Common Stock represented at the Special Meeting and, accordingly, may be approved by less than a majority of all of the outstanding shares of PHA Common Stock. If an executed proxy card is returned and the stockholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote but will not be considered to have been voted in favor of such matter. Accordingly, abstentions will have the same effect as a vote against the Merger Agreement and the Compensation Plan.

     As of the Record Date, neither United nor any of its directors or executive officers or their affiliates beneficially owned any shares of PHA Common Stock.

PROXIES

     All shares of PHA Common Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for approval and adoption of the Merger Agreement, and for approval and adoption of the Compensation Plan. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to postpone or adjourn the Special Meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of PHA, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of PHA before the taking of the vote at the Special Meeting, or
(3) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Physicians Health Association, Ltd., Attention: Corporate Secretary, c/o Greensfelder, Hemker & Gale, P.C., 2000 Equitable Building, 10 South Broadway, St. Louis, Missouri 63102, or hand delivered to the Secretary of PHA at or before the taking of the vote at the Special Meeting.

     The meeting may be postponed or adjourned from time to time without notice other than such notice as may be given at the meeting or any postponement or adjournment thereof, including, without limitation, if a quorum is not obtained, or if fewer shares are likely to be voted in favor of approval and adoption of the Merger Agreement or Compensation Plan than the number required for approval. Any business for which notice has been given may be transacted at any such postponed or adjourned meeting. If the Special Meeting is postponed or adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     Pursuant to the Merger Agreement, all expenses related to the printing, filing and mailing of the Registration Statement and this Proxy Statement/Prospectus will be borne by the party that incurs such expenses, provided, however, that certain legal expenses in excess of amounts set forth in the Merger Agreement will be paid in the form of an offset against the Escrow. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by directors, officers and employees of PHA, who will not be specially compensated for such activities.

                                   THE MERGER

     The following information describes the material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Exhibits hereto, including the Merger Agreement, which is attached to this Proxy Statement/Prospectus as Exhibit A and is incorporated herein by reference. All stockholders are urged to read Exhibit A in its entirety. See also "THE MERGER AGREEMENT."

EFFECTS OF THE MERGER

     Upon consummation of the Merger, (1) PHA will merge with and into United Sub, which will be the Surviving Corporation, (2) PHA will cease to exist, and
(3) each outstanding share of PHA Common Stock, other than Dissenting Stock, will be converted into the right to receive a pro rata share of 421,456 shares of United Common Stock and of cash in the amount of $6,348,000 (collectively, the "Merger Consideration"). If, as of the time of the Merger, the aggregate market value of the Merger Shares, based upon the closing price of United Common Stock on the NYSE as of the trading day immediately preceding the closing date, represents less than 55% of the aggregate Merger Consideration (which occurs at a price of $18.41 per share), then the number of shares of United Common Stock to be issued shall be increased to such number as is necessary so that the value of the shares to be issued constitute 55% of the aggregate Merger Consideration. The cash portion of the Merger Consideration, together with any cash resulting from payments by United in lieu of shares of United Common Stock to avoid issuance of fractional share interests, will be placed in escrow with the Escrow Agent to indemnify United and the Surviving Corporation against certain claims and expenses.

     Each of the 2,121 stockholders in PHA as of the Record Date is the owner of one share of PHA Common Stock. As of ________, 1996, the closing price per share of United Common Stock on the NYSE was $_____. Based on this price, at the effective time of the Merger the stockholders of PHA would be entitled to receive approximately 198 shares of United Common Stock, with a market value of approximately $_____, plus cash in the amount of up to approximately $2,900, in exchange for each share of PHA Common Stock. The cash amount does not reflect possible deductions from the Escrow. See "--Escrow Procedures."

     All shares of PHA Common Stock outstanding at the Effective Time will no longer be outstanding and will automatically be canceled and retired and will cease to exist at the Effective Time. Each certificate previously representing shares of PHA Common Stock (a "Certificate") thereafter will represent only the right to receive the Merger Consideration into which such shares represented by such Certificate were converted; provided that the cash portion of the Merger Consideration shall be payable as described in "--Escrow Procedures." No fractional shares of United Common Stock will be issued, and, in lieu thereof, a cash payment will be made. Each share of PHA Common Stock held in the treasury of PHA or owned by any direct or indirect wholly owned subsidiary of PHA immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof, and no payment will be made with respect thereto.

     For a description of the procedures for the delivery of United Common Stock and for payment of the cash portion of the Merger Consideration and the cash in lieu of the issuance of fractional shares, see "--Procedures for Delivery of United Common Stock", "--Cash Portion of the Merger Agreement" and "--Fractional Shares."

EFFECTIVE TIME

     If the Merger Agreement is approved and adopted by the requisite vote of the stockholders of PHA and the other conditions to the Merger are satisfied (or waived to the extent permitted), the Merger will be consummated and effected at the time the certificate of merger is filed with the Secretary of State of the State of Delaware.

     The closing of the transactions contemplated by the Merger Agreement will take place as promptly as practicable after all of the conditions to the Merger are satisfied (or waived to the extent permitted) or on such other date, time and place as United and PHA may agree. The Merger Agreement may be terminated by either United or PHA in certain circumstances notwithstanding the prior approval and adoption of the Merger Agreement by the stockholders of PHA. See "THE MERGER AGREEMENT--Termination."

PROCEDURES FOR DELIVERY OF UNITED COMMON STOCK

     As of the Effective Time, United will deposit, or will cause to be deposited, with a bank or trust company designated by United and acceptable to PHA (the "Exchange Agent"), for the benefit of the holders of shares of PHA Common Stock, for exchange in accordance with the terms of the Merger Agreement, certificates representing the shares of United Common Stock (such certificates for shares of United Common Stock, being hereinafter referred to as the "Exchange Fund") issuable pursuant to the Merger Agreement. The Exchange Agent will, pursuant to irrevocable instructions, deliver the United Common Stock contemplated to be issued pursuant to the Merger Agreement out of the Exchange Fund.

     Promptly after the Effective Time, the Exchange Agent will deliver to each stockholder specified in the stockholder list provided to United by PHA pursuant to the Merger Agreement, other than holders of Dissenting Stock, a certificate representing that number of whole shares of United Common Stock which such holder has received in respect of the shares of PHA Common Stock. At the Effective Time, there shall be no further registration of transfers of shares of PHA Common Stock on the records of the PHA. From and after the Effective Time, the holders of PHA Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of PHA Common Stock except as otherwise provided in this Agreement or by Law. At the Effective Time, all outstanding warrants, options, phantom stock, convertible securities, or any other rights or claimed rights of any kind to acquire shares of PHA Common Stock, if any such rights exist, shall be canceled and extinguished without any conversion thereof or payment with respect thereto.

     All shares of United Common Stock issued upon conversion of the shares of PHA Common Stock will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of PHA Common Stock, other than the Escrow Amount.

ESCROW PROCEDURES

     The Escrow Amount shall be placed in escrow pursuant to an escrow agreement in the form of Exhibit 2.01 to the Merger Agreement (the "Escrow Agreement") to be entered into at the Effective Time by and among United, the Escrow Agent, and Gerald Moritz, M.D., David Keefe, M.D., and Paul Vatterott, M.D. (such individuals, together with any successor or successors thereto, are referred to as the "Stockholder Representatives"). Payment of the Escrow Amount will be made at the direction of the Stockholder Representatives by the Escrow Agent. The Stockholder Representatives shall act on behalf of persons who were stockholders of PHA at the Effective Time, other than holders of Dissenting Stock (the "Former Holders"). Former Holders may, by vote of a majority of their former voting power of PHA Common Stock at a meeting or by written consent, remove and replace any Stockholder Representatives and may ratify any action of the Stockholder Representatives. No such ratification will be required unless so determined and requested by the Stockholder Representatives.

     The Escrow Amount is available to be used for any and all of the following purposes: (1) to pay any valid indemnification claims, including interest thereon, made by an United Indemnified Party in the form of a reduction of the Merger Consideration and payable by offsetting amounts due to the United Indemnified Parties against the Escrow Amount; (2) to pay the reasonable expenses incurred by the Stockholder Representatives, including indemnity against claims made against them as persons serving as Stockholder Representatives, subject to certain exceptions for gross negligence or willful misconduct; (3) to reimburse a portion of the amount paid by the Surviving Corporation with respect to any Dissenting Stock; and (4) to pay the Former Holders. From time to time, the Stockholder Representatives will direct the Escrow Agent to pay promptly from the Escrow Amount to the persons entitled thereto amounts for any of the purposes mentioned in (1)-(4) above. Promptly following January 1 of each year, the Stockholder Representatives will direct the Escrow Agent to withdraw from the Escrow Amount any interest earnings on the Escrow Amount and to distribute such amounts pro rata to the Former Holders. To the extent the Escrow Amount on the first anniversary of the Effective Time exceeds $4,000,000, after deducting a reasonable estimate of any amounts that may be due for the purposes described in (1)-(3) above, the Stockholder Representatives shall cause the Escrow Agent to distribute promptly to the Former Holders their pro rata share of such excess amount. Upon the later to occur of (1) the second anniversary of the day of the Effective Time and (2) the full and complete discharge, settlement, arbitration or adjudication of all indemnification claims and payment of all amounts for which liability has been established or agreed upon with respect thereto, the Stockholder Representatives will cause the Escrow Agent to pay to the Former Holders, pro rata, the remaining Escrow Amount, after deducting a reasonable estimat of any amounts that may be due for the purposes described in (1)-(3) above.

FRACTIONAL SHARES

     No certificates or scrip representing fractional shares of United Common Stock will be issued, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of United. Each holder of Certificates who otherwise would be entitled to receive a fractional share of United Common Stock will receive, in lieu of such fractional share interest, an amount in cash (without interest) determined by multiplying (1) the closing sale price per share of United Common Stock as reported on the NYSE on the business day immediately preceding the date of closing of the Merger by (2) the fractional share interest to which such holder would otherwise be entitled. United will transfer to the Escrow Agent the cash necessary to make such payments as part of the Escrow Amount. Cash in lieu of fractional shares will not be delivered to holders of Certificates along with the delivery of certificates of United Common Stock issuable in connection with the Merger, but rather will be paid by the Escrow Agent as part of the Escrow Amount. See "-- Escrow Procedures."

BACKGROUND OF THE MERGER

     Formation of PHA. PHA was originally formed in 1985 as a not-for-profit corporation to promote and encourage physician participation in the organization, development, management and ownership of an independent practice association health maintenance organization in metropolitan St. Louis. PHA was created as an entity to represent, on a collective basis, the investment in and interests of participating practicing physicians in a health plan to be known as the "Physicians Health Plan of Greater St. Louis" (the "Plan").

     Under PHA's organizing concept, each physician participating as a provider in the Plan would acquire, at a nominal price, a share of stock in PHA and PHA would use a portion of the funds so derived to fund its cash investment in the development of the Plan. Because of the limited and restricted nature of the investments in the stock of PHA, the fact that each physician stockholder would own a single share of stock and would provide services as a physician participating in the Plan, and the fact that the shares of stock in PHA were subject to being repurchased by PHA (at a price not to exceed the holder's original purchase price) in the event that the holder ceased to participate in the Plan, the PHA Common Stock was not deemed to be a "security" for purposes of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Missouri Uniform Securities Act.

     Following its incorporation, PHA entered into a Development and Management Agreement (the "Management Agreement") dated as of April 30, 1985, with Charter Med, Inc., a predecessor of UHC Management Company, Inc., now known as United HealthCare Services, Inc. ("UHCS"), a wholly owned subsidiary of United. The Management Agreement provided for the organization of PHPGSL under an arrangement in which each of PHA and UHCS would make an initial investment of $300,000 to provide capital to PHPGSL and would share equally in the ownership of PHPGSL. Under the initial organizing documents, PHA was to have the right to elect eight of the fifteen directors of PHPGSL.

     Under the terms of the Management Agreement, UHCS was to provide certain management services to the Plan and PHPGSL on a fee basis. The Management Agreement, which remains in effect for an initial term expiring in 2005, also provided that (1) UHCS would not engage in the ownership or operation of another health maintenance organization in the metropolitan St. Louis area without the consent of PHPGSL (or, prior to the organization and establishment of the Plan, without the consent of PHA) and (2) upon the organization and establishment of PHPGSL, the rights of PHA under the Management Agreement were to be assigned to PHPGSL. Accordingly, once PHPGSL was established, the sole purpose and business activity of PHA was to hold stock in PHPGSL and to exercise its rights as shareholder of PHPGSL as provided in the articles of incorporation and other governing documents of PHPGSL.

     Although it was initially contemplated that each individual physician participating in the Plan would individually become a member or stockholder in PHA, PHPGSL (with the knowledge of the representatives of PHA serving on its board) permitted certain physicians to become participants in the Plan without acquiring stock in PHA. Such exceptions generally related to physicians affiliated with certain medical school practices or to group practices in specialty fields (such as radiology and anesthesiology) and, as the Plan expanded, to certain rural Missouri or Illinois-based physicians.

     Developments Affecting the Structure of MPHP. Following the initial organization of PHPGSL, it became evident that additional capital would be required to be invested in PHPGSL and the Plan in order to fund initial organizing costs, operating costs during the early period of the Plan, growth of the Plan as it received acceptance from patients and as an alternative healthcare coverage program for various employers. Although PHA converted its form of organization to a general business corporation and subsequently re-incorporated in Delaware, the restrictions applicable to the issuance and sale of stock by PHA effectively prevented PHA from raising significant capital to increase and maintain its pro rata investment as a 50% shareholder in PHPGSL. Due to PHA's limited initial success in attracting membership and stock subscriptions from physicians, PHA was forced to borrow $150,000 from United in order to fund PHA's initial $300,000 investment in PHPGSL.

     As a result of discussions and a series of agreements between PHA and United in 1986, certain amendments to the Management Agreement and to the structure of the relationship and governing documents among PHA, United and the Plan were undertaken. Under these revised agreements, a new entity, MPHP was created and became the owner of all the issued and outstanding stock of PHPGSL. In connection with the formation of MPHP, the Management Agreement with United was assigned to MPHP by PHPGSL in order to facilitate the ability of the Plan to offer additional insured and ancillary healthcare products and services. In exchange for an additional equity investment of approximately $2.5 million by United in MPHP, the relative ownership positions of United and PHA in MPHP were adjusted and resulted in United owning 80% of the equity and PHA owning 20% of the equity. One effect of this change was to permit United to consolidate the income (or loss) from MPHP's and the Plan's operations for tax purposes. In connection with this change, United was entitled to elect a majority of the board of directors of MPHP but agreed that certain of the directors which it was entitled to elect would be selected by it from a slate of physicians proposed by PHA; in this manner the number of physicians on the board of directors of MPHP who were both stockholders in PHA and participants in the Plan was maintained at not less than 50% of the total number of directors. This arrangement was reflected in part in a 1990 amendment of the articles of incorporation of MPHP that required class voting on amendments of the articles or bylaws of MPHP. PHA continued to have the effective right to elect a majority of the directors of PHPGSL and the 1986 agreements confirmed that PHA was to continue to have the "benefit of" the covenant which now required that United obtain the consent of MPHP prior to acquiring or investing in a competing healthcare provider in MPHP's service area.

     During the period between 1986 and 1994 many changes occurred in the delivery of healthcare services, particularly as employers struggled to reduce or contain the cost of healthcare benefits and as insurers and providers, including United and PHPGSL, and the government endeavored to contain or restrain the costs of medical care. Competition among plans providing group healthcare coverage grew during this period as well. One result of these developments was a significant increase in the acceptance by patients and employers of HMOs as providers and the Plan participated in and benefitted from this trend. A result of the cost pressures inherent in these developments was the beginning of a trend toward consolidation, both nationally and in specific geographic markets, of HMOs and similar providers as a means of spreading fixed administrative and overhead costs over a larger patient base and in order to increase leverage in negotiations with hospitals and other providers.

     In recognition of this latter trend, in late 1993 management of PHA explored the steps which would be necessary to permit it to raise additional capital with a view to participating, either independently or with UHC, in the possible acquisition of plans or programs which might be integrated with or similar to the Plan. At the time, management of PHA concluded that the costs inherent in such a restructuring made such an approach impractical, particularly given the likelihood that the stockholders in PHA were unlikely to be willing and able to participate in significant additional investment in PHA on a pro-rata basis and that PHA, as a non-operating company, was not attractive as an entity to raise investment capital outside the physician community.

     United Acquisition of GenCare. United, as a participant in trends in the healthcare industry beyond the immediate metropolitan St. Louis market, was similarly aware of the need to consider steps relating to acquisitions of additional organizations both in markets in which it participated and in those in which it did not. In May 1993, the board of directors of MPHP appointed a committee to negotiate mergers and acquisitions by MPHP to expand the operations of MPHP, and United and PHA executed a letter agreement that established certain conditions to any such expansion. In the late summer of 1994, United resumed discussions with MPHP and PHA relating to possible structural changes in their relationship in the event of acquisition opportunities affecting the St. Louis market. The Management Agreement had the effect of prohibiting United from acquiring a competing healthcare organization within the St. Louis market without the consent of MPHP and, because of the composition of the board of directors of MPHP, the consent of MPHP could not be obtained without the participation of PHA. Beyond the question of consent, United recognized that certain of the benefits likely to be sought in any acquisition, such as consolidation of overhead and administrative costs, might be limited unless the transaction were structured so that the acquired entity could be integrated with MPHP and the Plan.

     As a result of these discussions, United (acting through UHCS), MPHP and PHA jointly executed a letter (the "September Letter") dated September 4, 1994, which provided, among other things, that (1) United or an affiliate could enter an agreement relating to acquisition, disposition, merger, dissolution or consolidation affecting MPHP and the Plan and providing the text of various amendments to MPHP's governing documents in connection with such a development;
(2) in the event that additional capital was needed by MPHP (either in connection with a transaction described in (1) or otherwise), and either United or PHA were willing to provide such capital, then MPHP would be permitted to sell additional shares of its stock to raise such capital, resulting in a change of the current 80%-20% ownership; provided that both United and PHA would have the right, by investing on a pro-rata basis within 90 days of the initial additional investment, to maintain its then pro-rata share of ownership of MPHP; and (3) that, as of the first, second and third anniversaries of the letter, PHA would have certain rights to require United to purchase the stock held by PHA in MPHP and that as of those same dates United would have the right at its election to purchase the shares of MPHP held by PHA.

     Under the terms of the September Letter, the purchase price for the stock of MPHP held by PHA was to be negotiated (with or without the participation of investment bankers) and was to be in the range of $20 - $25 million if the transaction occurred between September 1, 1995 and September 1, 1996; $20 -$27.5 million if the transaction occurred between September 1, 1996 and September 1, 1997; and $20 - $30.25 million if the transaction occurred after September 1, 1997. The value was to be negotiated on the basis of the relative percentage ownership of PHA in MPHP as of the date of purchase, without a discount for PHA's minority position or illiquidity. The September Letter contemplated that payment by United would be made either in cash or United stock at United's election and that following United's purchase of the MPHP shares held by PHA it was expected that PHA would liquidate and distribute its after-tax proceeds to its stockholders.

     The PHA Board unanimously authorized the execution and delivery of the September Letter in the belief that the ability of United and MPHP to participate in a possible transaction affecting the PHP market was appropriate to the long-term value of PHA's investment in MPHP. In addition the PHA Board believed that the provisions of the September Letter provided, in the face of the apparent inability of PHA to raise significant capital to participate as a partner with United, a possible exit scenario which would be in the interest of PHA and its stockholders.

     On September 11, 1994, United entered into an Agreement and Plan of Merger providing for the acquisition of GenCare Health Systems, Inc. ("GenCare"), a publicly held managed health care business serving primarily the metropolitan St. Louis area. GenCare was partially owned and controlled by the General American Life Insurance Company based in St. Louis. The terms of this transaction, which United had not previously disclosed to PHA due to confidentiality agreements between United and GenCare, called for GenCare to be merged with a subsidiary of United in exchange for cash payable to the GenCare stockholders in the aggregate amount of approximately $516 million. In response to inquiries by PHA, United indicated that subject to completion of the GenCare transaction it would be willing to enter negotiations with PHA concerning a possible acquisition of PHA outside the framework of the September Letter.

     United's acquisition of GenCare was completed on January 3, 1995, by means of a merger between GenCare and a newly-formed subsidiary of MPHP. GenCare currently operates as a wholly owned subsidiary of MPHP. The acquisition of GenCare was funded by United's investment of approximately $520 million of additional funds in MPHP and MPHP's reinvestment of those funds in the subsidiary created for purposes of the transaction. As a result of United's additional investment in MPHP, additional shares of MPHP stock were issued to United with the result that United currently owns approximately 99.75% of MPHP and the shares of MPHP held by PHA represent approximately 0.25%.

     Negotiation of the Merger Proposal. In mid-January 1995, representatives of United, PHA and Greensfelder, Hemker & Gale, P.C., PHA's counsel, participated in a telephone conference in which United reaffirmed its willingness to enter into negotiations with PHA relating to a possible acquisition of PHA by United outside the framework of the September Letter. PHA and its counsel indicated that in addition to issues concerning the price and consideration to be received, structural issues, including the tax treatment of the transaction, were a concern and it was agreed that a structure that avoided possible taxation at both the PHA corporate level and the PHA stockholder level should be pursued. No substantive terms of the transaction were discussed at this time, but the participants discussed whether certain structures would give rise to dissenter's rights under Delaware law and the extent to which, if shares of United stock were part of the consideration, any vote of the stockholders of PHA on the transaction would require a proxy statement and registration under the Securities Act. PHA and its counsel also indicated that prior to commencing substantive discussions of the terms of the transaction, PHA needed to consider whether to retain an investment banker to assist in its assessment of the value of its interest in MPHP, particularly since it was likely that an opinion with respect to the fairness of the transaction from a financial point of view would ultimately be appropriate.

     In February 1995, the PHA Board met and received presentations from prospective investment bankers and discussed with relative approaches to determining a fair market value for investments such as PHA's ownership interest in MPHP. Certain background information was shared with the prospective investment bankers, including a brief history of the relationship between PHA and United and the September Letter. The PHA Board determined to retain Houlihan, Lokey, Howard & Zukin, Inc. ("Houlihan Lokey") to assist in the valuation process and subsequently made arrangements for United to provide Houlihan Lokey with financial and other information concerning MPHP.

     At the time of the February 1995 meeting of the PHA Board, the directors also authorized its counsel to review its records concerning stockholders with a view to preparing a definitive stockholder list. PHA, at its inception, had determined not to issue certificates evidencing shares of its common stock since each holder would have only one share and since each holder would also be a provider to the Plan, and would enter into a stockholder agreement with PHA. Management of PHA indicated that PHA, which had no employees of its own, had effectively relied upon personnel of MPHP and that the records relating to PHA stockholders were effectively included with MPHP's records relating to physician providers participating in the Plan. Neither PHA nor the Plan maintained a separate list of PHA stockholders and notices to PHA stockholders were generally provided to physicians in the Plan.

     The PHA Board also authorized, at the February 1995 board meeting, the engagement and appointment of an independent committee, to be composed of three "public" (i.e., non-PHA, non-United) directors of PHPGSL and two additional independent members selected by the three initial members, to make a recommendation to the board of directors regarding the possible payment of compensation to PHA's officers and directors, many of whom had served PHA since its inception without compensation from PHA.

     Due to a variety of factors, but primarily because the task of reviewing and assembling the stockholder records was more difficult than anticipated due to the need to review records of each physician who had ever participated in the Plan and due to the exceptions to share ownership in PHA which MPHP had permitted, there was no substantive contact relating to the transaction during March or April, 1995, although Houlihan Lokey was proceeding to gather and analyze information concerning MPHP.

     In May 1995, counsel for PHA resumed contact with representatives of United and with Dorsey & Whitney LLP, counsel to United, with a view to resolving structural approaches to the transaction. In such discussions, it was suggested that negotiations with respect to the value of PHA's holdings in MPHP should focus on the 20% interest of PHA in MPHP prior to the consummation of the GenCare transaction rather than the approximately 0.25% interest following the transaction, in order to avoid certain dilutive effects of that acquisition. As a related issue, representatives of United inquired whether it was necessary to defer negotiations with PHA until such time as Houlihan Lokey had completed its analysis and reported to the board of directors of PHA. Counsel for PHA indicated that PHA was not prepared to commence substantive negotiations in the absence of advice from Houlihan Lokey but that if United wished to submit a proposal and draft documents for review and consideration by PHA such action would effectively change the timetable since Houlihan Lokey's role would then shift to focus on assessing the fairness of a specific offer rather than on abstract valuation.

     Following further discussion, in mid-June of 1995 United's counsel forwarded to PHA's counsel a draft of a proposed "stock purchase agreement" providing for the purchase by United of the stock of MPHP held by PHA. The draft agreement did not reflect either a dollar value for the proposed purchase or the nature of the consideration to be paid by United. In early July, PHA's counsel met with counsel for United in Minneapolis and reviewed the general structural difficulties of the proposed stock purchase agreement and emphasized that it was PHA's understanding that the negotiations with United were intended to proceed to a mutually agreeable transaction outside the context of the terms included in the September Letter.

     At a meeting of the PHA Board in late July, counsel for PHA reviewed with the PHA Board the status of the negotiations and also the results and questions arising from its examination and reconstruction of the stockholder records of PHA. The PHA Board determined at that meeting to appoint a committee consisting of the directors comprising the executive committee of PHA (Drs. Drozda, Moritz, Packman and Keefe) and Dr. Vatterott (collectively, the "Committee") to participate when and as appropriate in meetings with Houlihan Lokey and in negotiations with United. The PHA Board directed the Committee to make a recommendation regarding any offer which United ultimately made.

     The PHA Board also received at this meeting, but did not act upon, the report of the independent committee concerning possible compensation.

     During August of 1995 there were a series of conference telephone calls between counsel for United and counsel for PHA following up on the issues raised and discussed at the attorneys' meeting in

Minneapolis. Although these discussions did not resolve the treatment of the September Letter, there was tentative agreement between counsel, subject in part to further review of various issues and concern by United, regarding the structure of an acceptable offer: the transaction would be a merger involving PHA and a subsidiary of United; the consideration would be comprised of approximately 80% in value in shares of United Stock, which would be distributed immediately upon the closing, and 20% in cash which would be retained in escrow for several years to protect United from various liabilities or claims which would remain with the surviving corporation, including possible claims from stockholders of PHA. United did not at that time make a formal offer regarding the merger consideration but indicated an approximate value of $25 million.

     Information regarding this proposal was relayed on behalf of PHA to Houlihan Lokey and in September 1995 the Committee met with counsel and representatives of Houlihan Lokey to receive and review Houlihan Lokey's analysis of such terms and the relation between that proposal and other transactions, including United's acquisition of GenCare. Later in September the PHA Board met and received an update from counsel on the status of the negotiations and a report from the Committee concerning the Houlihan Lokey analysis. While the PHA Board felt that significant progress in negotiations had been made, it questioned whether the indicated proposal of $25 million adequately addressed the concerns of certain stockholders that had questioned the directors' authorization of the September Letter. The PHA Board directed the Committee to participate directly in negotiations with United and to indicate strongly that the board viewed the $25 million price as inadequate and inconsistent with United's earlier indications that the current negotiations would not be subject to the pricing limits contained in the September Letter.

     United provided a draft of a proposed agreement and plan of merger to counsel for PHA and in mid-October representatives of United and its counsel met with PHA's counsel to review the form of the proposed agreement and with members of the Committee to discuss the amount of the merger consideration. The Committee indicated to United's representatives the reasons PHA believed that United's proposed offer of $25 million was inadequate and United agreed to reconsider its proposal.

     In late November 1995 members of the Committee, with the participation of Dr. Schulman in lieu of Dr. Drozda (who declined to participate further in negotiations with United because his employer, PHP, Inc. had recently agreed to be acquired by United), met with representatives of United, including Dr. McGuire, Chief Executive Officer of United, and again discussed the consideration to be offered to stockholders of PHA in the Merger. Dr. McGuire agreed that he would cause United to review its analysis of the value of PHA's interest in MPHP, based on the adjusted value of MPHP exclusive of GenCare, and would respond to PHA with a final offer in the near future. While acknowledging the efforts and contributions of PHA's stockholders in the success of PHP in their roles as participating physician providers, Dr, McGuire emphasized that United was unwilling to extend an offer not based on sound financial analysis. During the course of the trip to St. Louis for the purpose of that meeting, Dr. McGuire also met with representatives of a group of PHA stockholders who had expressed concern both to the directors of PHA and to United about what they regarded as the inadequacy of the terms included in the September Letter.

     On December 21, 1995, United forwarded to PHA's counsel a letter setting forth its offer of $33,848,000 as the Merger Consideration of which approximately 80% would be paid in United Common Stock and the remainder in the form of a cash escrow.

     On January 4, 1996, the Committee held a telephonic conference attended by PHA's counsel in which it reviewed the offer set forth on December 21, 1995, and also discussed with counsel the progress in preparing draft documents. The Committee voted unanimously to approve the offer and, subject to the final negotiation of documents consistent with the proposal, to recommend approval of the transaction to the board of directors of PHA. The Committee also suggested that certain stockholders, including representatives of those who had expressed concerns and objections, be invited to participate at the meeting of the board of directors in order to receive a detailed report on the terms of the transaction and to receive the analysis of the fairness, from a financial point of view, of the transaction.

     Approval of the Proposed Merger. On January 24, 1996, the PHA Board and invited stockholders received reports concerning the transaction from the Committee, from PHA's counsel and from Houlihan Lokey. After discussion the PHA Board acted unanimously to authorize the execution and delivery of the Agreement when finally negotiated and to recommend to the PHA stockholders approval of the Merger. The PHA Board also voted to expand its size to include additional stockholders as members of the PHA Board pending completion of the transaction.

     Certain Stockholder Matters. Subsequent to the announcement of United's agreement to acquire GenCare, certain individual stockholders of PHA expressed concern regarding the actions of the PHA Board in authorizing the September Letter and consenting to MPHP's agreement to permit United to acquire competing health plan operations. In addition, some of such stockholders expressed concern over the adequacy of the consideration proposed to have been paid to PHA by United under the September Letter and retained independent counsel to review possible courses of action to protect their interests.

     The PHA Board believes that it was acting in the best interest of PHA stockholders in approving the September Letter and in subsequent negotiations with United. The PHA Board rejected efforts by certain of these stockholders to participate with the Committee in its negotiations with United and believes that some of some of such stockholders' concerns may have been based on an inadequate understanding of the relationship among United, MPHP, the Plan and PHA and the rights of PHA. The PHA Board also believed that the members of the Committee designated to negotiate with United could adequately present the views of such stockholders, as well as the PHA Board, regarding not only the value of PHA's investment in MPHP but also the contributions of PHA in the growth and success of the Plan.

     Once a formal offer from United had been received by PHA and recommended to the directors by the Committee, certain of these concerned stockholders were invited, along with other shareholders, to meet with the board of directors and to receive the reports of the Committee, Houlihan Lokey and PHA's counsel concerning the offer. The PHA Board sought these stockholders' reactions to and assessments of the offer prior to taking action on the recommendation from the Committee. The PHA Board recognizes that United's awareness of the existence of these concerned stockholders may have aided the Committee in the course of its negotiations with United.

     In response to a request from these stockholders, PHA has agreed, subject to approval of the Merger, to reimburse such stockholders for reasonable attorneys fees incurred by them (through January 1996) in connection with matters relating to PHA and United. Under the terms of the Agreement, United has agreed, subject to approval of the Merger, that the Surviving Corporation will absorb up to $50,000 of PHA's obligation to provide such reimbursement without claiming or charging such amount against the Escrow.

     Stockholder Identification Issues. The certificate of incorporation of PHA and agreements between PHA and each stockholder required that, in order to become a stockholder in PHA, one must have been approved as a physician provider participating in the Plan. Although initially it was intended that all participants in the Plan would also become stockholders in PHA, MPHP made certain exceptions to that requirement in order to facilitate participation by certain specialty practice groups and institutions. In view of the September Letter, which indicated that in the event of a transaction with United the likely fair value of the PHA Common Stock was substantially in excess of the price charged for PHA Common Stock, PHA ceased admitting new stockholders in September 1994, although physicians whose admission to the Plan was pending at that time were allowed to become stockholders upon admission.

     In addition to imposing restrictions on ownership and transfer, the PHA certificate of incorporation and stockholder agreements also included the right of PHA, and possibly also the obligation of PHA, to repurchase the PHA Common Stock held by any stockholder who ceased, for any reason, to be a participating Plan provider. The applicable documents permitted the PHA Board to establish a repurchase price in its discretion so long as such price did not exceed the price originally paid by the stockholder whose PHA Common Stock was to be redeemed.

     Throughout its history, PHA has generally elected, due to its limited available cash, not to repurchase PHA Common Stock from physicians no longer acting as participating Plan providers. In connection with the extensive review of stockholder records in anticipation of the Merger, PHA has identified approximately 130 (or 6%) of its current stockholders as no longer practicing and participating in the Plan due to death, retirement or relocation. In addition, as a result of the review, PHA identified approximately 130 (or 6%) of its current stockholders who continue to practice medicine in St. Louis but who had ceased participating in the Plan prior to September 1994 although certain of such former participants in the Plan resumed participation subsequent to September 1994.

     At its meeting on February 6, 1996, the PHA Board reviewed and endeavored to resolve various stockholder identification issues in order to be able to provide a definitive stockholder list to United as required by the Merger Agreement. Among the issues considered was whether PHA should exercise its right to redeem the PHA Common Stock held by such deceased, retired or relocated physicians. The discussion of this issue recognized that such PHA Common Stock was subject to redemption at an average price of less than $500 per share under the terms of the applicable governing documents and that one effect of such redemption, if pursued, would be a significant increase in the pro-rata share of the aggregate Merger Consideration to be received by stockholders who continue as participating Plan providers.

     After discussion and consideration of the issue, the PHA Board unanimously decided not to effect such redemptions in respect of stockholders who had ceased participation in the Plan either as of September 1994 or since that time. In reaching such decision, the board of directors indicated that it believed that redemption at this time would be unfair in view of PHA's prior failure to exercise its rights of redemption in order to conserve cash and because it might unfairly discriminate against physicians who participated actively in the formative years of PHA and the Plan. The PHA Board further determined that in its view the applicable governing documents should not be read as imposing upon PHA an obligation to redeem such PHA Common Stock.

     Although PHA has undertaken an extensive review of its and the Plan's files to compile its list of stockholders entitled to participate in the Merger, it is possible that certain physicians have been excluded due to records currently unavailable to PHA. Any such physician who is able to establish payment for and ownership of unredeemed stock in PHA held as of the Record Date would be entitled to make a claim against the Surviving Corporation and, if successful, would be entitled to an award of cash payable from the Escrow Account and any such payment would have the effect of reducing the amount of the Merger Consideration received by each stockholder (including the stockholder asserting such claim.)

PHA'S REASONS FOR THE MERGER; RECOMMENDATION OF PHA'S BOARD OF DIRECTORS

     The PHA Board believes that the structure of PHA does not permit an adequate ongoing role in MPHP because of the practical inability of PHA to raise the significant capital necessary to participate in the ownership and operation of an HMO. The PHA Board further believes that the Merger provides a means by which stockholders of PHA can transform an illiquid "membership form" of participation in PHA into a marketable investment and that the Merger represents a viable and beneficial exit consistent with the original purpose of forming PHA. The PHA Board believes that the shares of United Common Stock to be received as part of the Merger Consideration provide an ongoing indirect interest in the performance of the Plan. In addition, since PHA conducts no activity other than its ownership of the stock of MPHP and since PHA would receive dividends on its investment in MPHP only when, as and if declared at the direction of United, the Merger also allows stockholders of PHA to convert a non-income producing asset into shares that currently provide a dividend return.

     In approaching negotiations with United and in evaluating the terms of the Merger, the PHA Board did not solicit proposals from any other possible purchasers since it appeared unlikely than an unaffiliated party would have significant interest in acquiring a minority ownership position in

MPHP, particularly in view of the long remaining term of the Management Agreement. Both PHA's counsel and Houlihan Lokey indicated that on the basis of prior experience an unaffiliated purchaser of such a minority interest would be likely to discount significantly the value of PHA's proportionate equity share in MPHP due to the lack of prospective control, the limited ability of a minority holder to influence decisions or derive income from the investment, and the fact that fees due United from MPHP for services under the Management Agreement would adversely affect the earnings potential of MPHP for a considerable period of time. Moreover, the PHA Board recognized that any valuation of its holding in MPHP in the context of a sale to a third party would be based upon PHA's current 0.25% ownership, giving effect to the GenCare acquisition, rather than effectively upon a 20% position in PHPGSL.

     Fairness of the Transaction. The analysis provided to PHA in connection with United's offer of December 21, 1995 reflects adjustments to the financial performance of PHPGSL to offset certain of the terms of the Management Agreement and does not utilize discounts to the resulting value based either on the minority position in MPHP held by PHA or for the lack of liquidity applicable to shares of MPHP. As a result of this approach, the Merger Consideration appears to be significantly in excess of the fair market value, as measured by traditional financial parameters, of PHA's interest in MPHP and is also significantly in excess of the cost, book value and liquidation value of PHA's interest in MPHP. Accordingly, the PHA Board believes that the Merger Consideration offered by United represents full and fair value, from a financial perspective, for the shares of MPHP which United will acquire as a result of the Merger.

     The PHA Board has received the written opinion of Houlihan Lokey dated February 21, 1996, confirming its oral advice that the terms of the Merger are fair to the stockholders of PHA from a financial point of view. A copy of this opinion is attached as Exhibit B to this Proxy Statement/Prospectus.

     THE BOARD OF DIRECTORS OF PHA UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER.

UNITED'S REASONS FOR THE MERGER

     For several years United has made known to PHA that, although United valued and wished to retain its close working relationship with the PHA stockholders, United was willing to purchase PHA's interest in MPHP. United has preferred to own 100% of its health plans, and believes that there are mechanisms other than share ownership that it can utilize to ensure physician participation in the operations of MPHP. In the case of MPHP, such 100% ownership would facilitate the integration in Missouri of the Plan, GenCare and the former MetraHealth business and would allow greater efficiencies in common administration of these businesses. The acquisition would also give United clearer control over the future strategic direction of those combined entities. Finally, United believes that the financial terms of the purchase are fair to its shareholders.

OPINION OF PHA'S FINANCIAL ADVISOR

     As discussed above, PHA retained Houlihan Lokey as its financial advisor to provide financial advice and assistance to PHA in connection with the Merger and to render, if requested, an opinion as to the fairness, from a financial point of view, of the consideration to be received by the PHA stockholders pursuant to the Agreement. Houlihan Lokey, which has seven offices in the United States and Canada, is a specialty investment banking firm with recognized expertise and experience in providing financial advisory services in every segment of the health care industry. Houlihan Lokey provides financial advisory services in connection with mergers and acquisitions, fair market value determinations and litigation support matters but does not engage in stock brokerage or traditional underwriting activity. The PHA Board selected Houlihan Lokey as financial advisor based on such expertise and its reputation and experience in valuation services related to the health care industry. PHA did not impose any limitations on the scope of the investigation by Houlihan Lokey or the procedures Houlihan Lokey followed in evaluating PHA and rendering its fairness opinion. Because much of the information relevant to the valuation related to MPHP and was required to be derived from United, Houlihan Lokey has advised PHA that United did not impose any limitations or restrictions affecting the scope of investigation. PHA is further advised that Houlihan Lokey has not provided investment banking or valuation services to United.

     In connection with its fairness opinion, Houlihan Lokey reviewed, analyzed and relied upon materials bearing upon the financial and operating condition and prospects of PHA and the Plan, and materials prepared in connection with the Merger, and has considered such financial and other factors as it has deemed appropriate under the circumstances, including, among other things, the following: (1) the Plan's audited financial statements for the five years ended December 31, 1994 and preliminary unaudited financial statements for the year ended December 31, 1995; (2) meetings with and interviews of certain members of senior management of the Plan to review the operations, financial condition, future prospects and projected operations and performance of the Plan, including management forecasts with respect to the Plan for the years ending December 31, 1996 and 1997; (3) visits to facilities and business offices of the Plan; (4) review of publicly available financial data for certain companies which they deemed comparable to the Plan and publicly available financial data and reports of United; (5) review of publicly available prices and premiums paid in other transactions which Houlihan Lokey considered similar to the Merger, including review of recent acquisitions by United (including GenCare); and (6) drafts of documents to be delivered in connection with the Merger. Houlihan Lokey also took into account its assessment of general economic, market, and financial conditions; its experience in similar transactions; and its knowledge of the healthcare industry generally.

     In conducting its review and in arriving at its opinion, Houlihan Lokey relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. Houlihan Lokey did not make or obtain any evaluations or appraisals of the properties, assets, liabilities or reserves of PHA or the Plan.

     The terms of the engagement of Houlihan Lokey by PHA are set forth in a letter agreement dated March 16, 1995 between PHA and Houlihan Lokey (the "Engagement Letter"). Pursuant to the terms of the Engagement Letter, as compensation for rendering its financial advisory services and its opinion, PHA agreed to pay Houlihan Lokey a fee of $90,000, which fee was subsequently increased to $100,000 in recognition of the delays and added services arising in the course of the negotiations. In addition, PHA agreed to reimburse Houlihan Lokey for its reasonable out of pocket expenses in connection with its engagement and to indemnify Houlihan Lokey and its affiliates against certain liabilities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Voting Agreements. Each director and officer of PHA has entered into separate voting agreements with United. Under the terms of the agreements, each of these individuals has agreed to vote his or her share in favor of the Merger and to actively encourage all other holders of PHA Common Stock to vote their shares in favor of the Merger.

     Compensation Proposal. Subject to approval of the Merger, stockholders of PHA are also being asked to adopt and approve the Compensation Plan, a proposal to provide compensation to persons who have served as directors and officers of PHA. If approved, the Compensation Plan would reduce the value of the Merger Consideration to be received by each PHA stockholder by approximately $200 and would result in aggregate payments of $427,800 (in varying amounts ranging from $4,400 to $74,200) to officers and directors of PHA. See "PROPOSAL TO COMPENSATE DIRECTORS FOR PRIOR SERVICE."

MANAGEMENT OF SURVIVING CORPORATION AFTER THE MERGER

     United Sub will be the Surviving Corporation of the Merger. The directors of United Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of United Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation.

ACCOUNTING TREATMENT

     United intends to treat the Merger as a purchase for accounting and financial reporting purposes. Under this method of accounting, United will allocate the purchase price to the assets it acquires and liabilities it assumes based on their estimated fair values at the date of acquisition.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  General.

     The following is a summary description of the material federal income tax consequences of the Merger to stockholders of PHA. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address federal income tax consideration that may affect the treatment of a stockholder who, at the Effective Time, already owns United Common Stock, is not a U.S. citizen, is a tax-exempt entity, or holds a share of United Common Stock as a nominee or representative rather than in his or her individual capacity. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Each stockholder of PHA is urged to consult a tax advisor as to the specific tax consequences of the transaction to that stockholder. The following discussion is based on the Code, as in effect on the date of this Prospectus/Proxy Statement, without consideration of the particular facts or circumstances of any holder of PHA Common Stock.

  The Merger.

     PHA has received an opinion from Greensfelder, Hemker & Gale, P.C., counsel to PHA, which opinion is included as Exhibit E to this Proxy
Statement/Prospectus. Stockholders are urged to read the opinion and to recognize the assumptions and limitations set forth therein. The following summary of the material federal income tax consequences of the Merger to stockholders of PHA is subject to such assumptions and limitations and is qualified in its entirety by the matters specifically addressed in the opinion.

     The opinion of Greensfelder, Hemker & Gale, P.C., states that as to certain tax aspects of the Merger there is no definitive authority for the opinions expressed and that as to such matters the opinion represents the firm's best judgment of existing applicable federal income tax law which could be subject to different interpretation, particularly in respect of the tax character and timing of income tax consequences with respect to receipt by stockholders of cash payments representing distributions of principal from the Escrow.

     The Merger will constitute a reorganization within the meaning of Section 368 of the Code such that no taxable gain or loss will be recognized by a stockholder of PHA except with respect to cash, if any, paid to such stockholder pursuant to the Merger including cash distributions from the interest of such stockholder in the Escrow constituting part of the Merger Consideration. Accordingly, except as to such cash distributions, gain or loss on the investment of a stockholder of PHA in PHA Common Stock will generally be deferred until the stockholder sells the United Common Stock to be received in the Merger. The opinion assumes that the stockholders of PHA will not act in concert to sell the United Common Stock and will, in the aggregate, retain sufficient United Common Stock to satisfy any "continuity of interests" test applicable to the Merger. The opinion addresses the following components of the Merger Consideration, any or all of which could affect PHA stockholders.

     Shares of United Stock to be Received. No gain or loss will be recognized to stockholders of PHA upon the exchange of their share of PHA Common Stock for the shares of United Common Stock pursuant to the Merger. The basis of the United Common Stock to be received by a stockholder of PHA will be the same as his or her basis in the PHA Common Stock surrendered in exchange therefor. The holding period of the shares of United Common Stock to be received by a stockholder of PHA will include the period during which such stockholder held the PHA Common Stock surrendered in exchange therefor, provided the surrendered PHA Common Stock was held by such stockholder as a capital asset on the date of the Merger.

     Income Distributions from the Escrow. Distributions of income from the Escrow are payable in cash and will constitute ordinary interest income to former stockholders of PHA as the beneficial owners of the Escrow for the period(s) in which such income was received by the Escrow.

     Principal Contributions to the Escrow. The principal contributed to the Escrow (which will include the cash portion of the Merger Consideration and payments, if any, made by United in lieu of fractional share interests arising under the exchange ratio established for the Merger) will constitute capital gain income to the former stockholders of PHA as of the date(s) upon which such contribution is deemed to be received by the former stockholders of PHA. Such capital gain income will not be reduced by any cost or tax basis in the holder's PHA Common Stock. The date upon which such contribution is deemed received will depend in part on the nature and timing of claims against the Escrow. It is likely that the cash deposited in the Escrow, net of any expenses relating to the Merger (including the expense of the Compensation Plan, if approved), will be deemed to have been received by former stockholders of PHA in 1996, unless other possible claims are asserted and raise a substantial likelihood that portions of the principal of the Escrow will be paid or forfeited in settlement of such claims.

     Receipt of Cash in lieu of Merger Consideration upon Exercise of Dissenter's Rights. The receipt of cash in lieu of the Merger Consideration pursuant to the exercise of dissenter's rights will be a taxable transaction. A stockholder of PHA who exercises dissenter's rights and consequently receives cash for his or her share of PHA Common Stock will be treated as receiving the cash in redemption of such share. Such a dissenting stockholder ordinarily will recognize gain or loss equal to the difference between the amount of cash received and such stockholder's basis in the share, and such gain or loss generally will be a capital gain or loss if the share is held as a capital asset.

  Information for Nominee Holders.

     PHA is aware that certain stockholders are record holders of shares of PHA Common Stock as nominees for certain practice entities, including practice departments at medical schools and certain group practices engaged in radiology or anesthesiology. Only holders of record are entitled to participate in the Merger and to receive the Merger Consideration, although PHA, United and the Escrow Agent will, as of the Effective Date of the Merger, recognize assignments of ownership and entitlement to the Merger Consideration from such nominee holders to the beneficial holder. Any nominee holder who receives any portion of the Merger Consideration and delivers or pays such consideration to the beneficial owner of the share interest in PHA should consult with his or her tax advisor concerning documentation to be filed with the Internal Revenue Service to avoid being taxed on the value of the Merger Consideration received. A nominee holder who fails to deliver and pay over Merger Consideration may be subject to tax, at ordinary income rates, on the fair market value of the Merger Consideration received as a result of the Merger.

  Basis in Stock of PHA.

     Generally the basis for federal income tax purposes of an investment in PHA Common Stock should be equal to the amount paid by such holder in connection with his or her purchase of such share of PHA Common Stock. However, in the event that such PHA Common Stock was purchased or paid for, directly or indirectly, by a person or entity other than the stockholder of record, a different tax basis or other special tax consequences may apply. Accordingly, each holder of PHA Stock should consult with his or her tax advisor to determine the applicable tax basis.

THE MERGER MAY HAVE CONSEQUENCES AFFECTING TAXES OTHER THAN THE FEDERAL INCOME TAX CONSEQUENCES DISCUSSED ABOVE. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING ALL TAX CONSEQUENCES OF THE CONSUMMATION OF THE MERGER AS IT RELATES TO THEIR OWN CIRCUMSTANCES, INCLUDING BUT NOT LIMITED TO CONSEQUENCES UNDER FEDERAL, STATE AND LOCAL INCOME TAX AND OTHER TAX LAWS.

STOCK EXCHANGE LISTING

     United has agreed that the United Common Stock to be issued pursuant to the Merger will be approved for listing on the NYSE, subject to official notice of
issuance.   An application will be made for listing such United Common Stock on the NYSE.

DISSENTERS' RIGHTS OF APPRAISAL

     Under Section 262 of the DGCL ("Section 262"), stockholders who do not wish to accept the Merger Consideration pursuant to the terms of the Merger Agreement have the right to seek appraisal of the fair value of their PHA Common Stock in the Delaware Court of Chancery. Section 262 is set forth in its entirety as Exhibit C to this Proxy Statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Exhibit C. This discussion and Exhibit C should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein may result in a loss of such appraisal rights.

     Stockholders of record who desire to exercise their appraisal rights must satisfy all the following conditions. A written demand for appraisal of PHA Common Stock must be delivered to the Secretary of PHA before the taking of the vote on the approval and adoption of the Merger Agreement. This written demand for appraisal of PHA Common Stock must be in addition to and separate from any proxy or vote abstaining from or against the approval and adoption of the Merger Agreement. Voting against, abstaining from voting, or failing to vote on the adoption of the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262. Any stockholder seeking appraisal rights must hold the PHA Common Stock for which appraisal is sought on the date of the making of the demand, continuously hold such PHA Common Stock through the Effective Time, and otherwise comply with the provisions of Section 262.

     Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Robert Packman, M.D., Secretary, Physicians Health Association, Ltd., c/o Greensfelder, Hemker & Gale, P.C., 2000 Equitable Building, 10 South Broadway, St. Louis, Missouri 63102, Attention: C. Luedde. The written demand for appraisal should specify the stockholder's name and mailing address, and that the stockholder is thereby demanding appraisal of the PHA Common Stock. Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the approval and adoption of the Merger Agreement or consent thereto in writing. Voting in favor of the approval and adoption of the Merger Agreement, or delivering a proxy in connection with the Special Meeting (unless the proxy votes against, or expressly abstains form the vote on, the approval and adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the records of PHA. An authorized agent or representative, including a fiduciary, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the owner.

     Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct their record owners to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of the Special Meeting.

     Within ten days of the Effective Time, the Surviving Corporation must provide notice to each stockholder who has complied with the requirements of
Section 262 and is entitled to appraisal rights of the Effective Time and the availability of appraisal rights.

     Within 120 days after the Effective Time, but not thereafter, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of the Dissenting Stock.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal and thereafter appraise the "fair value" of the shares held by them, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., decided February 1, 1983, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation . . . ."  Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectations of the merger." In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

     The fair value of shares determined under Section 262 could be more than, the same as or less than the Merger Consideration. An opinion of an investment banking firm as to fairness from a financial point of view is not an opinion as to fair value under Section 262. Costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a holder of Dissenting Stock, the Delaware Court of Chancery may order that all or a portion of the expenses incurred, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     At any time within 60 days after the Effective Time, any Former Holder shall have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration offered in the Merger. After this period, such Former Holder may withdraw his or her demand for appraisal only with the consent of PHA or the Surviving Corporation. If no petition for an appraisal is filed within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the Merger Consideration offered per share as provided for in the Merger Agreement. Inasmuch as PHA has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. Notwithstanding the foregoing, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote PHA Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. If any stockholder who demands appraisal of his PHA Common Stock under Section 262 fails to perfect, or effectively withdraws or loses his right to appraisal, the shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement.

     Failure to take any required step in connection with the exercise of appraisal rights may result in the termination of such rights. In view of the complexity of these provisions of the DGCL, stockholders who are considering dissenting from the approval and adoption of the Merger Agreement and exercising their rights under Section 262 should consult their legal advisors.

     Until the Effective Time, dissenting stockholders of PHA should send any communications regarding their rights to Physicians Health Association, Ltd., c/o Charles E. H. Luedde, Esq., Greensfelder, Hemker & Gale, P.C., 2000 Equitable Building, 10 South Broadway, St. Louis, Missouri 63102-1774. After the Effective Time, dissenting stockholders should send any communications regarding their rights to United HealthCare Corporation, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: General Counsel. All such communications should be signed by or on behalf of the dissenting stockholder in the form in which his or her shares are registered on the books of PHA.

     Stockholders who receive cash for the fair value of their shares of PHA Common Stock upon the exercise of dissenters' rights will realize taxable gain or loss for federal income tax purposes. EACH STOCKHOLDER OF PHA IS URGED TO CONSULT WITH HIS OR HER OWN PERSONAL TAX AND FINANCIAL ADVISORS CONCERNING FEDERAL INCOME TAX CONSEQUENCES OF THE EXERCISE OF DISSENTERS' RIGHTS, AS WELL AS ANY APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED UPON SUCH STOCKHOLDER'S OWN PARTICULAR FACTS AND CIRCUMSTANCES.

     The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262, a copy of which is included as Exhibit C to this Proxy Statement/Prospectus and incorporated herein by reference. All stockholders of PHA are urged to read Section 262 in its entirety.

REGULATORY APPROVALS

     Neither United nor PHA is aware of any material governmental approvals or actions that may be required for consummation of the Merger. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

RESALES OF UNITED COMMON STOCK ISSUED IN THE MERGER

     United Common Stock to be issued to stockholders of PHA in connection with the Merger has been registered under the Securities Act. United Common Stock received by stockholders of PHA upon consummation of the Merger will be freely transferable under the Securities Act except for shares issued to any person who may be deemed to be an "Affiliate" (as defined below) of PHA or United within the meaning of Rule 145 under the Securities Act. "Affiliate" is generally defined as a person who controls, is controlled by, or is under common control with PHA or United at the time of the Special Meeting (generally, directors, certain executive officers and major stockholders). Affiliates of PHA or United may not sell their shares of United Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for two years following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of United Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act.

Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such two-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of United Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if United remained current with its informational filings with the Commission under the Exchange Act. Two years after the Effective Time, an Affiliate would be able to sell such United Common Stock without such manner of sale or volume limitations, provided that United was current with its Exchange Act informational filings and such Affiliate was not then an affiliate of United. Three years after the Effective Time, an Affiliate would be able to sell such shares of United Common Stock without any restrictions so long as such Affiliate had not been an affiliate of United for at least three months prior thereto.

                             THE MERGER AGREEMENT

THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the Merger Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement included as Exhibit A to this Proxy Statement/Prospectus and incorporated herein by reference. All stockholders are urged to read the Merger Agreement in its entirety. See also "THE MERGER."

GENERAL

     The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions, PHA will be merged with and into United Sub, United Sub will continue as the Surviving Corporation, and the separate existence of PHA will cease. Pursuant to the Merger Agreement, at the Effective Time, among other things, (1) PHA will be merged with and into United Sub and (2) each outstanding share of PHA Common Stock, other than Dissenting Stock, will be converted into the right to receive a pro rata share of at least 421,456 shares of United Common Stock and of cash held in escrow in the amount of $6,348,000.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of United, United Sub and PHA relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (1) the due organization, power and standing of, and similar corporate matters with respect to, each of United, United Sub and PHA;
(2) each party's capital structure; (3) the authorization, execution, delivery, performance and enforceability of the Merger Agreement by each party; (4) the absence of any governmental or regulatory authorization, consent or approval required to consummate the Merger; (5) the absence of any conflict with each party's Certificate of Incorporation or Articles of Incorporation, as appropriate, or Bylaws, with applicable law or with certain contracts; (6) the filing of reports and other documents with the SEC and other regulatory authorities and the accuracy of the information contained therein; (7) the absence of actions taken by United or PHA that would prevent the Merger from qualifying as a tax-free reorganization under the Code; (8) the absence of any brokerage, finder's or other fees due in connection with the Merger; and (9) material disclosures.

     PHA also has made certain additional representations and warranties to United relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (1) its material contracts; (2) the absence of any employee benefits plans; (3) taxes; (4) intellectual property rights; (5) customer relationships and certain business practices; (6) insurance coverage; (7) certain relationships between PHA and its directors and executive officers; (8) real property ownership; (9) the vote of its stockholders required to approve the Merger. (10) the possession of all permits material to the business of PHA;
(11) compliance with applicable laws; (12) the absence of certain changes or events having a material adverse effect on the consolidated financial condition, business or results of operations of PHA; (13) the absence of material pending or threatened litigation with respect to PHA; and (14) delivery of the written opinion of Houlihan Lokey.

     United and United Sub also have made certain additional representations and warranties to PHA relating to, among other things, (1) the authorization and validity of the shares of United Common Stock to be issued pursuant to the Merger Agreement and (2) the ownership, obligations and prior activities of United Sub.

     The respective representations and warranties of United, United Sub and PHA will terminate at the Effective Time, but their continued accuracy at the Effective Time is a condition to the completion of the Merger.

CERTAIN COVENANTS

     Pursuant to the Merger Agreement, PHA has agreed that, prior to the Effective Time, except as expressly permitted by the Merger Agreement or as otherwise consented to by United, which consent shall not be unreasonably withheld, it will, subject to certain exceptions and among other things, do the following: (1) operate its business in the usual and ordinary course consistent with past practice; (2) cooperate with United in seeking to obtain such fiduciary liability, professional liability and directors' and officers' liability insurance policies covering PHA or its officers and directors as United determines to seek; (3) use reasonable efforts to cause the closing conditions to be satisfied; (4) not, subject to certain exceptions and limitations, (a) increase the compensation payable to any director, officer or employee, (b) grant any severance pay to, or enter into or amend any severance agreement with, any director, officer or employee, (c) establish, adopt, enter into or amend any employment agreement with any director, officer or employee, or (d) enter into, adopt, establish or amend any employee benefit plan; (5) not declare or pay any dividends on, or make other distributions in respect of, or repurchase, any of its capital stock or rights to acquire its capital stock; (6) not effect certain other changes in its capitalization; (7) not issue, deliver, award, grant or sell any shares of any class of its capital stock, any securities convertible into or exercisable or exchangeable for any such shares;
(8) not acquire any business organization or division thereof or acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);
(9) not sell, pledge or otherwise dispose of any of its assets; (10) not solicit, negotiate with or otherwise cooperate with any other person concerning a Competing Transaction; (11) not adopt any amendments to its Certificate of Incorporation or Bylaws or change any of its methods of accounting in effect at December 31, 1995, or take certain actions with respect to its tax position;
(12) not incur any obligation for borrowed money or purchase money indebtedness;
(13) not do any business or acquire any asset or business other than its ownership interest in MPHP, cash and cash equivalents; and (14) not agree to do any of those activities set forth in (4) through (13) above.

     Pursuant to the Merger Agreement, United has agreed that, prior to the Effective Time, except as expressly permitted by the Merger Agreement or as otherwise consented to by PHA, it and each of its subsidiaries will, among other things, (1) operate its business in the usual and ordinary course and (2) use reasonable efforts to cause the closing conditions to be satisfied.

     PHA and United have agreed to afford each other reasonable access to all information concerning their respective businesses as each party shall reasonably request, and to maintain the confidential nature of certain information provided to it by the other party.

     Pursuant to the Merger Agreement, PHA has agreed to offer to redeem all shares held by persons whom PHA believes no longer meet the qualification for ownership of PHA Common Stock at a price equal to the maximum price permitted under PHA's Certificate of Incorporation. In connection with the redemption, PHA may offer an additional payment in the form of interest on the redemption price. Furthermore, United has agreed to loan PHA up to $100,000 to facilitate the redemption. Any such loan shall bear interest at the prime rate, mature at the earlier of the Effective Time or 10 business days following any termination of the Merger Agreement and be secured by a lien against the shares of common stock of MPHP owned by PHA.

     In the event that the Merger becomes effective, any such loan shall be repaid as follows: an amount equal to the aggregate amounts expended by PHA to effect the redemption, other than amounts paid by PHA for fees and expenses of counsel to PHA in connection with such redemption, shall be repaid by PHA in the form of an offset against amounts held in escrow under the Escrow Agreement; any remaining amounts shall be repaid by PHA from its assets to the extent available and in the event such assets are insufficient to provide for payment in full such shortfall shall be forgiven by United.

     PHA shall use its best efforts to complete any such redemptions on or prior to March 31, 1996, and to deliver to United as of that date a certificate reflecting the number of shares of its stock issued and outstanding as of that date.

     In the event that any holder whom PHA believes is subject to redemption shall challenge and contest the right of PHA to effect such redemption, PHA shall use reasonable efforts to resolve such challenge and contest prior to the Effective Time and shall keep United reasonably informed of such proceedings. In the further event that any such holder becomes entitled to a judgment or settlement against PHA, the cost of discharging and satisfying such judgment or settlement shall be treated as a claim as to which PHA and United are entitled to indemnification in accordance with the terms of the Merger Agreement.

LIMITATIONS ON NEGOTIATIONS BY PHA

     Under the Merger Agreement, PHA has agreed that it will not directly or indirectly solicit or initiate any discussions or negotiations with, or in any way participate in any negotiations with, provide any information to, or otherwise cooperate in any other way with, or facilitate or encourage any effort to attempt to, or enter into any agreement or understanding with, any person or group of persons (other than United and its directors, officers, employees, representatives and agents), concerning any Competing Transaction, or authorize any of the officers or directors of PHA to take any such action, and PHA shall cause the directors, officers, employees, agents, stockholders, and representatives of PHA (including, without limitation, any investment banker, financial advisor, attorney, or accountant retained by PHA) not to take any such action. PHA shall promptly notify United (1) if any inquiries, proposals, or requests for information concerning a Competing Transaction are received by PHA or any of its respective officers or directors, or (2) when PHA becomes aware that any such inquiries or proposals have been received by PHA's investment bankers, financial advisors, attorneys, accountants, other representatives, or stockholders.

INDEMNIFICATION

     United has agreed that, from and after the Effective Time, United will (and will cause the Surviving Corporation to) jointly and severally indemnify, defend and hold harmless the present and former officers and directors of PHA (collectively, the "Indemnitees") against all losses, expenses (including reasonable attorney's fees), claims, damages, liabilities, costs or judgments or amounts that are paid in settlement with the written consent of United arising out of actions or omissions occurring at or prior to the Effective Time in the Indemnitees' respective capacities as officers and/or directors of PHA (except for claims relating to an Indemnitee's purchase of PHA Common Stock from another stockholder of PHA), and will also advance expenses as incurred, all to the full extent permitted by PHA's Certificate of Incorporation and Bylaws. See "COMPARISON OF SHAREHOLDER RIGHTS-Indemnification." If a claim is brought against any Indemnitee after the Effective Time, Indemnitee may retain its own counsel, subject to prior reasonable approval by United. Upon the occurrence of such a claim, United will pay the reasonable fees and expenses of counsel selected by the Indemnitee and will use reasonable efforts to assist in the defense of such matter. Any such amount paid by United shall be reimbursed from the amount held in escrow under the Escrow Agreement.

     Subject to certain limitations, United and its subsidiaries, including United Sub, and each of their respective officers, directors, employees, and agents (collectively, the "United Indemnified Parties") shall be indemnified and held harmless against any loss, liability, Tax (including interest and penalties), damage, or expense (including reasonable legal expenses and costs) or any assertion thereof, whether or not matured, contingent, or prospective in nature ("Losses") which any United Indemnified Party may suffer, sustain, or become subject to as a result of (1) any representation or warranty by PHA in, or in connection with, the Merger Agreement, that is not true and correct as of the date made, (2) any breach of any covenant or agreement of PHA contained in the Merger Agreement or any other agreement entered into by PHA in connection with the Merger Agreement, (3) specified taxes, if any, of PHA, United Sub, or any successor thereto, as a result of the failure of the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code by reason of any actions taken after the Effective Time by any Former Holder or any holder of Dissenting Stock, (4) any claim against PHA or one or more directors or officers of PHA alleging a breach of fiduciary duty or other improper action by such director or officer in connection with the approval of the Merger, the Merger Agreement, and the transactions contemplated thereby or any other claim brought by a Former Holder relating to the Merger, the Merger Agreement, or the transaction contemplated thereby, (5) any claim relating to the information supplied by PHA for inclusion in the Registration Statement or this Proxy Statement/Prospectus, (6) amounts for which the holders of PHA Common Stock are to be responsible in connection with certain negative covenants of PHA (including payments under the Compensation Plan, if it is approved); (7) amounts to be repaid to United in satisfaction of any borrowing by PHA from United; (8) any claim for indemnification by United of the Indemnitees; (9) certain expenses in excess of limitations set forth in the Merger Agreement (see "-Fees and Expenses"); and
(10) any amounts paid in respect of Dissenting Stock in excess of the value of the portion of the Merger Consideration consisting of United Common Stock that is allocable to such Dissenting Stock. Such indemnification shall be in the form of a reduction in the Merger Consideration, payable by offsetting amounts due to the United Indemnified Parties against the amounts held in the Escrow. In the event that the amount paid by United with respect to Dissenting Stock is less than the value of the stock portion of the Merger Consideration allocable to such Dissenting Stock, United shall pay into the Escrow Account the amount by which such value exceeds the amount so paid by United. The indemnification obligations set forth in this paragraph shall expire upon the last to occur of
(1) the second anniversary of the Effective Time, and (2) the full and complete discharge, settlement, arbitration, or adjudication of all such claims made before the period specified in (1) above, and payment in full of all amounts for which liability has been established or agreed upon with respect thereto.

CONDITIONS

     Each party's respective obligations to effect the Merger are subject to various conditions (any or all of which may be waived to the extent permitted by applicable law), including the following: (1) the effectiveness of the Registration Statement, the absence of any stop order suspending the effectiveness thereof, and the receipt by United of all other authorizations necessary to issue United Common Stock in exchange for PHA Common Stock pursuant to the Merger Agreement and to consummate the Merger; (2) the approval and adoption of the Merger and the Merger Agreement by the requisite vote of holders of PHA Common Stock; (3) the absence of any instituted, pending or threatened action or proceeding by a governmental entity, or any order or decree (a) imposing or seeking to impose material limitations on the ability of United to acquire or hold or to exercise full rights of ownership of any securities of PHA, MPHP or any subsidiary of MPHP, (b) imposing or seeking to impose material limitations on the ability of United to combine and operate the business and assets of PHA, MPHP or any subsidiary of MPHP, with any of United's subsidiaries or other operations, (c) imposing or seeking to impose other material sanctions, damages or liabilities arising out of the Merger on United, United Sub or PHA or any of their officers or directors, (d) requiring or seeking to require divestiture by United of all or any significant portion of the business, assets or property of PHA, MPHP or any subsidiary of MPHP, or (e) restraining, enjoining or prohibiting, or seeking to restrain, enjoin or prohibit, the consummation of the Merger, provided that prior to invoking this condition, the party seeking to invoke it shall have used its reasonable efforts to have any such action or proceeding dismissed or such order or decree vacated; (4) the expiration or termination of any applicable waiting period under the HSR Act;
(5) the receipt of applicable approvals (or waiver thereof) or the termination of any applicable waiting periods under certain health benefit laws; and (6) the obtaining or making of all governmental approvals, consents, waivers, authorizations, filings and notices (other than the filing and, if required, recordation of Merger documents in accordance with Delaware law).

     The obligations of United and United Sub to effect the Merger are also subject to the satisfaction (or waiver) of certain conditions, including the following: (1) the accuracy in all material respects as of the Effective Time of each of the representations and warranties of PHA contained in the Merger Agreement as though such representations and warranties were made on and as of the Effective Time, provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all respects as of such date; (2) the performance of or compliance in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by PHA at or prior to the Effective Time; (3) the receipt by PHA of all required consents and approvals under all agreements or instruments to which it is a party, except for those consents and approvals for which the failure to obtain such consents or approvals would not have a material adverse effect on the consolidated financial condition or results of operations of PHA, MPHP or any of MPHP's subsidiaries, prior to or after the Effective Time, or on United after the Effective Time; (4) no more than 7% of the holders of shares of PHA Common Stock outstanding as of the date of the vote of PHA's stockholders on the Merger Agreement and the Merger shall have exercised their dissenters' rights under the DGCL; (5) the receipt by United of the legal opinion of Greensfelder, Hemker & Gale, P.C., counsel for PHA, as contemplated by the Merger Agreement; and (6) the receipt by United of certain information regarding PHA's common stock and stockholders.

     The obligation of PHA to effect the Merger is also subject to the satisfaction (or waiver) of certain conditions, including the following: (1) the accuracy in all material respects as of the Effective Time of each of the representations and warranties of United contained in the Merger Agreement as though such representations and warranties were made on and as of the Effective Time, provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all respects as of such date; (2) the performance of or compliance in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by United at or prior to the Effective Time; and (3) the receipt by PHA of the legal opinion of Kevin H. Roche, United's General Counsel, as contemplated by the Merger Agreement.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time (1) by mutual written consent of United and PHA; (2) by either United or PHA, if (a) any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any governmental or regulatory authority preventing or prohibiting consummation of the Merger shall have become final and nonappealable, (b) the Merger shall not have been consummated before September 30, 1996 or such later date if extended pursuant to the Merger Agreement, and
(c) the Merger Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of PHA at the Special Meeting or any adjournment thereof; (3) by United, if PHA has breached any of its covenants or agreements contained in the Merger Agreement, or if any of the representations and warranties of PHA shall have become untrue, in any such case such that the conditions to United's obligation to effect the Merger on account of the continuing truth, accuracy and compliance with PHA's representations, warranties, agreements or covenants will not be satisfied (and, if capable of being cured, such breach or condition has not been cured within the lesser of the period of time that remains prior to the day of the Effective Time or 30 days following receipt by PHA of written notice of such breach); or (4) by PHA, if United has breached any of its covenants or agreements contained in the Merger Agreement, or if any of the representations and warranties of United shall have become untrue, in any case such that the conditions to PHA's obligation to effect the Merger on account of the continuing truth, accuracy and compliance with United's representations, warranties, agreements or covenants will not be satisfied (and, if capable of being cured, such breach or condition has not been cured within the lesser of the period of time that remains prior to the day of the Effective Time or 30 days following receipt by United of written notice of such breach).

     In the event of termination of the Merger Agreement by either United or PHA, the Merger Agreement will become void, and there will be no liability on the part of United, United Sub or PHA, provided that (1) the parties' confidentiality obligations under the Merger Agreement shall continue; and (2) if (a) a party breaches any covenant or agreement in the Merger Agreement or if any of its representations or warranties made in the Merger Agreement shall have become untrue and, if capable of being cured, such breach or condition has not been cured within certain time limits, or (b) all conditions to the obligations of a party referred to in "-Conditions" have been satisfied or waived and a party does not proceed with the closing of the transactions contemplated by the Merger Agreement, then in each case all remedies available to the other party against the first party either at law or in equity, on account of such circumstance, shall be preserved and shall survive the termination of the Merger Agreement.

AMENDMENT AND WAIVER

     Subject to applicable law, the Merger Agreement may be amended in writing by action taken by or on behalf of the respective Boards of Directors of United and PHA at any time prior to the Effective Time. After approval of the Merger by the stockholders of PHA, no amendment may be made which would reduce the amount or change the type of consideration into which each share of PHA Common Stock shall be converted pursuant to the Merger Agreement upon consummation of the Merger.

     At any time prior to the Effective Time, any party may, by action taken in writing, (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant thereto, and (3) waive compliance by the other party with any of the agreements or conditions contained therein.

FEES AND EXPENSES

     Subject to certain continuing legal remedies in event of termination of the Merger Agreement and other limitations, expenses incurred by United, United Sub and PHA shall be borne solely and entirely by the party which has incurred the same; provided that the amount of legal expenses paid by PHA shall be limited to
(1) $150,000 in respect of the Merger Agreement and the transactions contemplated thereby, (2) $100,000 in respect of matters relating to the identification of holders of PHA Common Stock and redemption or claims associated therewith, and (3) reimbursement of not more than $50,000 in respect of legal expenses incurred by individual stockholders of PHA and authorized to be reimbursed by the PHA Board. In computing the limitations provided in (1) and (2) above, amounts shall be charged against the respective limits for services performed at any time after January 1, 1995, regardless of whether billed or paid prior to the Effective Time. Any excess over the foregoing amounts of legal expenses shall be paid by PHA's stockholders in the form of an offset against the Escrow.

                     CERTAIN INFORMATION CONCERNING UNITED

GENERAL

     United is a national leader in offering health care coverage and related services through a broad continuum of products and services. United served over 40 million covered lives at December 31, 1995. United's products and services utilize a number of core capabilities, including medical information management, health care delivery management, health benefit administration, risk assessment and pricing, health benefit design and provider contracting and risk sharing. With these capabilities, United is able to provide comprehensive managed care services, such as HMO, insurance and self-funded health care coverage products, as well as unbundled health care management and cost containment products such as mental health and substance abuse services, utilization review services, specialized provider networks and employee assistance programs. As part of its ongoing acquisition program, United acquired MetraHealth on October 2, 1995. MetraHealth is a managed health care coverage company and health insurer with over ten million covered lives at the time of the acquisition. As a result of the MetraHealth acquisition, United increased the geographic and product scope of its health care coverage business and now has relationships with many of the country's largest companies.

     United is a Minnesota corporation, incorporated in January 1977. Unless the context otherwise requires, the term "United" refers to United HealthCare Corporation and its subsidiaries. United's executive offices are located at 300 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343; telephone (612) 936-1300.

HEALTH PLANS, INSURANCE AND RELATED OPERATIONS

     Health Plans. As of December 31, 1995, United had a majority ownership interest in health plans in 24 states and Puerto Rico. With respect to these owned health plan operations, United assumes the risk for health care and administrative costs in return for the premium revenue it receives. United's owned health plans are usually licensed as HMOs or insurers and provide comprehensive health care coverage for a fixed fee or premium that usually does not vary with the extent of medical services received by the member. In addition, these health plans enter into contractual arrangements with independent providers of health care services to help manage medical and hospital utilization, quality and costs. A few of the health plans employ health care providers and directly deliver health care services to members. These plans achieve cost-effective delivery of health care services by assuring appropriate use of health care services, emphasizing preventive health services and encouraging the reduction of unnecessary hospitalization and other medical services. United also provides administrative and other management services to a few health plans in which United has no ownership interest. With respect to these managed health plan operations, United receives an administrative fee for providing its services and generally assumes no responsibility for health care costs.

     Health Plan Point-of-Service Products. Point-of-service plans are one of United's most popular and fastest growing health plan coverage options. Unlike traditional closed-panel HMO products, which cover non-emergency services only when rendered by contracted providers, the point-of-service plans also provide coverage, usually at a lower level, for services received from non-contracting providers. This out-of-network coverage is sometimes offered directly by the health plan, but more often is provided by an insurance policy "wrapped around" the health plan benefit contract. The insurance policy is usually sold by one of United's insurance subsidiaries.

     Health Plan Self-Funded Products. United has developed HMO-like self-funded products for employers who desire the cost containment aspects of an HMO product and want to self-insure the health care cost risk. United uses the provider networks it has developed in connection with its HMO products for these self-funded products. Many of these self-funded products include a point-of-service feature. The provider contracts for these products are with individual physicians or groups of physicians as well as health care facilities and are generally on a standardized fee-for-service basis. These self-funded products offer employers and other sponsoring groups access to a provider network and the administrative and utilization review services associated with an HMO product, but the risks of health care utilization generally are borne by the sponsoring group.

     Health Plan Medicare Products. Several of United's owned health plans contract with the federal Health Care Financing Administration ("HCFA") to provide coverage for Medicare-eligible individuals. Under these contracts the plans receive a fixed payment each month from HCFA for each enrolled individual. Several of United's health plans which do not currently have such a contract are in the process of seeking one. Under these contracts, the health plans must provide at least the benefits which would be covered under traditional Medicare and typically provide a significantly higher level of coverage. The plans may, but often do not, charge an additional premium to the members for the additional benefits. The health plans generally use a subset of their commercial product provider network as the provider network for the Medicare products. Any Medicare-eligible person in a plan's service area may enroll in the Medicare product without underwriting or health screening.

     Some of United's health plans may also offer these Medicare products to or through employer groups as a method of providing retiree health care coverage. In addition, certain health plans may market Medicare Select products which do not substitute for traditional Medicare, but provide additional benefits for a premium charged directly to the member.

     Health Plan Medicaid Products. Several of United's health plans offer coverage to Medicaid-eligible individuals. These plans typically contract with a state agency to provide such coverage and are paid a fixed monthly payment for each enrolled individual. The level of benefits is generally set by contract and few additional benefits are offered. Enrollment must usually be offered to all eligible individuals, without underwriting or health screening. Generally, the same provider network as for commercial products is utilized, but some providers may refuse to participate in the Medicaid product and the network may otherwise have a different number or set of providers.

     PPO and Indemnity Insurance and Self-Funded Products. Primarily through its insurance and third-party administrator subsidiaries, United offers a variety of health insurance and self-funded plan products and services, covering approximately ten million persons. Many of the insurance and self-funded products are marketed as point-of-service products or include a preferred provider organization ("PPO") feature, under which a higher level of coverage is available if certain providers are utilized. The insurance products are often sold on an experience-rated basis, which means that the premiums may be adjusted in the future based on actual past health care costs or that premiums may be adjusted at the end of a specific time period (usually one year) with premium returned to the customer or additional premium paid to United based on health care costs in that time period. Much of the insurance business is sold to small employers. This type of business has often been subject to sudden and unpredictable changes in health care costs and generally has high administrative and marketing expenses. This business is also usually sold for a fixed premium, with no experience adjustments and is subject to extensive state regulation. United's self-funded products are usually sold on an administrative fee basis and in some cases United may agree to penalties or rewards related to administrative service standards and/or health care costs.

     Ancillary Insurance Products. Through its insurance subsidiaries, United offers several health insurance products in conjunction with health plan products. These products permit employers to replace multiple health care policies and vendors with a single health care plan. These subsidiaries also offer reinsurance and other insured products on a selective basis to most of United's health plans and to employers and other sponsoring groups offering self-funded health care benefit plans. United's insurance subsidiaries are licensed to sell group life, accidental death and dismemberment, short-term disability and health insurance products in all 50 states, the District of Columbia, Puerto Rico and the Virgin Islands. In connection with the MetraHealth acquisition, United entered into an agreement with Metropolitan Life Insurance Company ("MetLife") under which United offers MetLife's life, accidental death and dismemberment and short-term disability products to United customers and MetLife offers United's health care coverage products to MetLife customers. This agreement with MetLife also contains certain mutual exclusivity and non-competition provisions.

     The following tables provide information with respect to the enrollment in United's various health plan and insurance products. The enrollment numbers are provided as of December 31, 1995 and January 31, 1996 since a number of the contracts for United's health care coverage products commence, expire or renew, as the case may be, as of January 1 of each year.

                          ENROLLMENT BY PRODUCT TYPE
                          --------------------------

        PRODUCT                    DECEMBER 31, 1995         JANUARY 31, 1996
        -------                    -----------------         ----------------
HEALTH PLAN PRODUCTS(1)

 Commercial                            3,005,000                 3,204,500
 Medicare                                147,800                   153,300
 Medicaid                                352,100                   353,900
                                      ----------                ----------

Total Health Plan Products             3,504,900                 3,711,700

OTHER NETWORK BASED PRODUCTS(2)

 Commercial                            5,737,700                 5,731,100

INDEMNITY

 Commercial                            4,367,400                 4,053,700
                                      ----------                ----------

   TOTAL                              13,610,000                13,496,500
                                      ==========                ==========

(1) Includes various HMO and HMO point-of-service products as well as self-funded programs utilizing a health plan network of providers.
(2)  Includes insurance-based and self-funded PPO and point-of-service products.


               ENROLLMENT BY FUNDING MECHANISM AND PRODUCT TYPE
               ------------------------------------------------

        PRODUCT               DECEMBER 31, 1995           JANUARY 31, 1996
        -------               -----------------           ----------------
                          FUNDED       SELF FUNDED      FUNDED    SELF FUNDED
                          ------       -----------      ------    -----------
Health Plan Products    3,261,900         243,000     3,444,500      267,200

Other Network Based
Products                  699,300       5,038,400       792,500    4,938,600

Indemnity                 982,600       3,384,800       924,500    3,129,200
                        ---------       ---------     ---------    ---------

TOTAL                   4,943,800       8,666,200     5,161,500    8,335,000
                        =========       =========     =========    =========

SPECIALTY MANAGED CARE SERVICES

     Through its experience in providing comprehensive health care management products and in response to increasing market demand for greater choice and flexibility in the design of health care coverage products and funding arrangements, United has utilized its core capabilities to create and sell specialized products to facilitate the efficient delivery of health care services. These products are offered through United's specialty managed care services business units and independently of United's owned and managed health plans and insurance operations. United also makes these products available to or in connection with the products of its owned and managed health plans and insurance operations where feasible.

     With respect to its specialty managed care services, United receives fees for the provision of services, primarily administrative in nature, and generally assumes no responsibility for health care costs except in the case of its behavioral health products. In connection with those products, United assumes some responsibility for health care costs for the provision of mental health/substance abuse services and thus recognizes premium-like revenue and medical services expense.

     United's specialty managed care products were available to a total of approximately 40 million participant lives at December 31, 1995, many of whom were not enrolled in one of United's owned health plans. One person may be covered by more than one specialty managed care service and therefore may account for more than one of these participant lives. United offers the following specialty managed care services to HMOs, PPOs, insurers, providers, Blue Cross/Blue Shield plans, third-party administrators, employers, labor unions and/or government agencies.

     Care Management and Benefit Administration Services. United's care management programs offer customers unbundled cost and utilization review and case management services. These services include prior, concurrent and retrospective review of hospital admissions and certain ambulatory services, second opinion programs, case management, specialist referrals and discharge planning. These services emphasize patient and provider education as a means of assisting clients in managing their health care costs.

     United's Total Care Management programs offer those customers who may not have geographic access to United's health plans an alternative to bundled managed care services. These services include utilization management, medical information and education, claims payment, provider networks, mental health/substance abuse services and other related services. Use of these services can provide health plan-like results to those clients who have members outside health plan service areas.

     Transplant Network. United's transplant network services programs offer clients access to a network of health care facilities for transplant-related services and transplant case management services. United negotiates fixed, competitive rates for high-cost, low-frequency health care services such as organ and tissue transplants.

     Workers Compensation and Disability Management Services. United's workers compensation and disability management services tailor United's broad managed care resources into products and services intended to apply managed care concepts, such as utilization review and use of specialized preferred provider networks, to workers compensation and casualty insurance cases. These products and services include hospitalization and outpatient surgery pre-certification and case management, access to provider networks, specialized programs such as carpal tunnel and back injury case management, and review of imaging (CAT scans and MRI) services. United recently sold one of its subsidiaries engaged in this business.

     Demand Management Programs.    United's demand management programs help
consumers make informed choices about their health and well-being by focusing on preventive care, self-care, smart lifestyle options, and consumer education. United's OPTUM/(R)/ 24-hour nurseline and employee assistance programs provide customers the opportunity to reduce the cost of medical care by early identification of medical and human risks and the subsequent development of problem-specific solutions that change behavior and reduce those risks. In addition, these programs issue various publications to members as supplementary tools for managing demand for services.

     Geriatric Care Management Services. United also develops and provides products and services for cost control and the management of health care for the elderly. LinkAge/(R)/ identifies for hospitals high-cost, high-risk patients upon admission and provides the hospital with tools to perform focused case management throughout the patient's hospital stay. United's EverCare/(R)/ program arranges for the provision of a broad spectrum of health care services to institutionalized elderly individuals in nursing homes through contracts with a physician-nurse practitioner team. EverCare/(R)/ is participating in a demonstration project with HCFA to offer health care services to the institutionalized elderly in nine separate locations throughout the country.

     Through its Government Operations division, United provides administrative services in regard to certain government health care programs. Most of this business is Medicare Part B claims processing. One of United's insurance subsidiaries is the sole carrier for the states of Minnesota, Virginia, Mississippi and Connecticut. That subsidiary also serves as the fiscal intermediary for Medicare Part A in Connecticut, Michigan and New York, and handles all Medicare durable medical equipment claims for the 10 states in HCFA's northeast region.

     Behavioral Health Services. The specialty operations in United's behavioral health services business unit include mental health and substance abuse-related services. United's behavioral health subsidiaries provide specialized provider networks and behavioral health care case management services to certain of United's owned or managed health plans and to other customers. Such services are provided by employed behavioral health care professionals and by a network of contracted providers. Certain of these services are sold on a capitated basis.

     Third Party Administration Services. United provides third party administrator ("TPA") services to employers who choose to utilize self-funding to control health care costs and also desire customized health care plans and administration. United's TPA services are available to employers of all sizes in both single and multiple locations and include a fully integrated portfolio of products.

     International Business. United has begun exploring opportunities to sell its products and services in foreign countries and anticipates utilizing various arrangements such as joint ventures, as well as direct contracting. United has entered into a joint venture to create a health plan in the Republic of South Africa and has entered into an agreement to provide certain managed care consulting services in Germany.

     The Center for Health Care Policy and Evaluation. As the research and performance evaluation arm of United, the Center for Health Care Policy and Evaluation (the "Center") studies the operations and populations of enrolled health care systems. The Center's research studies and analytical tools evaluate cost and quality of health care delivery-illuminating common problems such as uneven access to care, variations in treatment, patient non-compliance with preventive care and other differences in the health care characteristics of the studied population. United's health plans and specialty organizations across the country use Center-developed tools and methods to monitor and assess health care delivery to their members and clients. The Center also works on behalf of other external organizations and clients to provide research services and analytic software tools.

     One of the Center's major software services (EPIS(TM)s a specialized medical management software system that provides clients with an integrated picture of a health care system in many dimensions, replacing piecemeal reports with a common reference point on cost, utilization, quality, access and satisfaction.

EXPANSION AND DIVESTITURE OF OPERATIONS

     United continually evaluates opportunities to expand its business and considers whether to divest or cease offering the products of certain of its businesses. These opportunities may include acquisitions or dispositions of a specialty managed care services program or of insurance and health plan operations. United also devotes significant attention to internal development of new products and techniques for the containment of health care costs, the measurement of the outcomes and efficiency of health care delivered and the management of health care delivery systems.

     United has engaged in an extensive acquisition program over the last few years. The intensive acquisition program may affect United's ability to integrate and manage its overall business effectively, which may increase costs, affect membership, revenue and earnings growth and adversely affect United's financial results. United's recent acquisition of MetraHealth poses significant integration challenges, particularly since MetraHealth itself was the product of a merger of businesses that were not yet fully integrated. Failure to integrate MetraHealth successfully would likely materially adversely affect United's financial results.

     The acquisition of MetraHealth also may make United's revenues more sensitive to fluctuations in overall health care cost trends, because the proportion of the former MetraHealth revenues derived from indemnity insurance business, which may have a lesser degree of health care cost control, is relatively high, and because former MetraHealth revenues will constitute a substantial portion of United's revenues.

      On March 29, 1996, United acquired PHP, Inc., a North Carolina based health plan to which United had previously provided administrative services. On April 12, 1996, United merged with HealthWise and thus acquired HealthWise's related health plan operations in Arkansas, Tennessee, Maryland and Kentucky.
On June 4, 1996, United acquired the owner of 51% of Louisiana-based health plans in which United had a 49% interest.

     On March 1, 1996, United sold MetraHealth Care Plan of St. Louis, Inc., a St. Louis, Missouri-based HMO acquired in October 1995 as part of the MetraHealth acquisition and which had 33,600 enrollees at January 31, 1996. On April 1, 1996, United sold its FOCUS Healthcare Management, Inc. subsidiary. On April 4, 1996, United sold its EDI Services division to ActaMed Corporation, a Georgia corporation in which United has a minority interest. The effect of these transactions was not material to the financial position of United.

GOVERNMENT REGULATION

  United's primary business, offering health care coverage and health care management services, is heavily regulated at both the federal and state level. United believes that it is in compliance in all material respects with the various federal and state regulations applicable to its current operations. To maintain such compliance, it may be necessary for United or a subsidiary to make changes from time to time in its services, products, structure or marketing methods.

     Government regulation of health care coverage products and services is a changing area of law that varies from jurisdiction to jurisdiction. Changes in applicable laws and regulations are continually being considered and the interpretation of existing laws and rules may also change from time to time. Regulatory agencies generally have broad discretion in promulgating regulations and in interpreting and enforcing laws and rules. While United is unable to predict what regulatory changes may occur or the impact on United of any particular change, United's operations and financial results could be negatively affected by regulatory revisions. Certain proposed changes in Medicare and Medicaid programs may increase the opportunities for United to enroll persons under products developed for the Medicare and Medicaid eligible populations, but other proposed changes also may limit the reimbursement available to United and increase competition in those programs, which could adversely affect United's financial results. The continued consideration and enactment of "anti-managed care" laws and regulations, such as "any willing provider" laws and limits on utilization management, by federal and state bodies may make it more difficult for United to control medical costs and may adversely affect financial results.

     A number of jurisdictions have enacted small group insurance and rating reforms which generally limit the ability of insurer and health plans to use risk selection as a method of controlling costs for small group business.
These laws may generally limit or eliminate use of preexisting conditions exclusions, experience rating and industry class rating and may limit the amount of rate increases from year to year. Under these laws, cost control through provider contracting and managing care may become more important and United currently believes its experience in these areas will allow it to compete effectively.

     In addition to changes in applicable laws and rules, United is potentially subject to governmental investigations and enforcement actions. These include possible government actions relating to the federal Employee Retirement Income Security Act ("ERISA"), which regulates insured and self-insured health coverage plans offered by employers and United's services to such plans and employers, the Federal Employees Health Benefit Plan ("FEHBP"), federal and state fraud and abuse laws and laws relating to utilization management and the delivery of health care. Any such government action could result in assessment of damages, civil or criminal fines or penalties, or other sanctions, including exclusion from participation in government programs. Although United is currently involved in various government audits, such as under the FEHBP or relating to services for ERISA plans, United does not believe the results of such current audits will, individually or in the aggregate, have a material adverse effect on United's financial results.

     HMOs. All of the states in which United's health plans offer HMO products have enacted statutes regulating the activities of those health plans. Most states require periodic financial reports from HMOs licensed to operate in their states and impose minimum capital or reserve requirements. Certain of United's subsidiaries are required to retain for their own use cash generated from their operations. In addition, certain of United's subsidiaries are required by state regulatory agencies to maintain restricted cash reserves represented by interest-bearing instruments which are held by trustees or state regulatory agencies to ensure that adequate financial reserves are maintained. Some state regulations enable agencies to review all contracts entered into by HMOs, including management contracts, for reasonableness of fees charged and other provisions.

     United's health plans which have Medicare risk contracts are subject to regulation by HCFA. HCFA has the right to audit health plans operating under Medicare risk contracts to determine each health plan's compliance with HCFA's contracts and regulations and the quality of care being rendered to the health plan's members. To enter into Medicare risk contracts, a health plan must either be federally qualified or be considered a Competitive Medical Plan under HCFA's requirements. Health plans which offer a Medicare risk product also must comply with requirements established by peer review organizations ("PROs"), which are organizations under contract with HCFA to monitor the quality of health care received by Medicare beneficiaries. PRO requirements relate to quality assurance and utilization review procedures. United's health plans which have Medicare cost contracts are subject to similar regulatory requirements. In addition, these health plans are required to file certain cost reimbursement reports with HCFA which are subject to audit and revision.

     United's health plans which have Medicaid contracts are subject to both federal and state regulation regarding services to be provided to Medicaid enrollees, payment for those services and other aspects of the Medicaid program. Both Medicare and Medicaid have in force or have proposed regulations relating to fraud and abuse, physician incentive plans and provider referrals which may affect United's operations.

     Many of United's health plans have contracts with FEHBP. These contracts are subject to extensive regulation, including complex rules relating to the premiums charged. FEHBP has the authority to retroactively audit the rates charged and frequently seeks premium refunds and other sanctions against health plans participating in the program. United's health plans which have contracted with FEHBP are subject to such audits and may be requested to make such refunds.

     Insurance Regulation. United's insurance subsidiaries are subject to regulation by the Department of Insurance in each state in which the entity is licensed. Regulatory authorities exercise extensive supervisory power over insurance companies in regard to licensing; the amount of reserves which must be maintained; the approval of forms of insurance policies used; the nature of, and limitation on, an insurance company's investments; periodic examination of the operations of insurance companies; the form and content of annual statements and other reports required to be filed on the financial condition of insurance companies; and the establishment of capital requirements for insurance companies. United's insurance company subsidiaries are required to file periodic statutory financial statements in each jurisdiction in which they are licensed. Additionally, such companies are periodically examined by the insurance departments of the jurisdiction in which they are licensed to do business.

     Insurance Holding Company Regulations. Certain of United's health plans and each of United's insurance subsidiaries are subject to regulation under state insurance holding company regulations. Such insurance holding company laws and regulations generally require registration with the state Department of Insurance and the filing of certain reports describing capital structure, ownership, financial condition, certain intercompany transactions and general business operations. Various notice and reporting requirements generally apply to transactions between companies within an insurance holding company system, depending on the size and nature of the transactions. Certain state insurance holding company laws and regulations require prior regulatory approval or, in certain circumstances, prior notice of, certain material intercompany transfers of assets as well as certain transactions between the regulated companies, their parent holding companies and affiliates, and acquisitions.

     TPAs. Certain subsidiaries of United are also licensed as third-party administrators ("TPAs") in states where such licensing is required for their activities. TPA regulations, although differing greatly from state to state, generally contain certain required administrative procedures, periodic reporting obligations and minimum financial requirements.

     PPOs. Certain of United's subsidiaries' operations may be subject to PPO regulation in a particular state. PPO regulations generally contain certain network, contracting, financial and reporting requirements which vary from state to state.

     Utilization Review Regulations. A number of states have enacted laws and/or adopted regulations governing the provision of utilization review activities and these laws may apply to certain of United's operations. Generally, these laws and regulations require compliance with specific standards for the delivery of services, confidentiality, staffing, and policies and procedures of private review entities, including the credentials required of personnel.

     MCOs. In recent years a number of states have enacted laws enabling self-insured employers and/or insurance carriers to apply medical management and other managed care techniques to the medical benefit portion of workers compensation if such managed care is performed by a state certified managed care organization ("MCO"). United, by itself or with its HMOs, has generally sought MCO certification in the states where it is available and where it markets managed care workers compensation products. MCO laws differ significantly from state to state, but generally address network and utilization review activities.

     ERISA. The provision of goods and services to or through certain types of employee health benefit plans is subject to ERISA. ERISA is a complex set of laws and regulations that is subject to periodic interpretation by the United States Department of Labor. ERISA places controls on how United's business units may do business with employers covered by ERISA, particularly employers that maintain self-funded plans. The Department of Labor is engaged in an ongoing ERISA enforcement program which may result in additional constraints on how ERISA-governed benefit plans conduct their activities. There recently have been legislative attempts to limit ERISA's preemptive effect on state laws. If such limitations were to be enacted, they might increase United's liability exposure under state law-based suits relating to employee health benefits offered by United's health plans and specialty businesses and may permit greater state regulation of other aspects of those businesses' operations.

MANAGEMENT INFORMATION SYSTEMS

     United's health plans, insurance, self-funded and specialty managed care products use computer-based management information systems for various purposes, including claims processing, billing, utilization management, underwriting, marketing and sales tracking, general accounting, medical cost trending, managed care reporting and financial planning. These systems also support member, group and provider service functions, including on-line access to membership verification, claims and referral status and information regarding hospital admissions and lengths of stay. In addition, these systems support extensive analysis of cost and outcome data.

     United continually evaluates, upgrades and enhances the computer information systems which support its operations. System development efforts relating to increased efficiency, capacity and flexibility are ongoing.
United's computer processing capabilities support multiple product delivery systems with attendant tracking and processing for such systems, an integrated database of information for increased reporting and research capabilities, and use automated entry and edit capabilities to speed the capture and processing of information. Over the past several years, United has upgraded its mainframe computers, enhanced its existing software functionality and migrated to various software database environments. This approach allows United to preserve its investment in existing systems while, at the same time, enabling it to exploit new technologies that help improve either the cost effectiveness of the services provided, or allow for the introduction of new product capabilities. Following the MetraHealth acquisition, United has begun an extensive review of its information systems, including integration of multiple systems. United has also agreed to outsource operation of a substantial portion of its computer operations centers to a third party. Simplification and integration of the many different systems now servicing United's business is an important component of controlling administrative expenses and effectively managing United's operations. To the extent that these integration efforts are not successful, United's financial results may be adversely affected.

MARKETING

     United's marketing strategy and implementation for its health plan, insurance, self-funded and specialty and managed care products are defined and coordinated by United's corporate marketing staff. Primary marketing responsibility for each of United's health plans and specialty managed care products resides with a marketing director and a direct sales force. In addition, United's health plan, insurance, self-funded and specialty managed care products are sold through independent insurance agents and brokers. Marketing efforts are supported by ongoing market research that identifies and grades prospective customers and establishes specific enrollment goals by territory and employer. Marketing efforts are also supported by public relations efforts and advertising programs that may employ television, radio, newspapers, billboards, direct mail and telemarketing.

COMPETITION

     The managed health care industry evolved primarily as a result of health care buyers' concerns regarding rising health care costs. The industry's goal is to infuse greater cost effectiveness and accountability into the health care system through the development of managed care products, including health plans, PPOs, and specialized services such as mental health or pharmacy benefit programs, while increasing the accessibility and quality of health care services. The industry in which United operates is highly competitive and significant consolidation has occurred within the industry, creating stronger
competitors.   At the same time, there are a number of new entrants to the industry, which may also increase competitive pressures. The current competitive markets in certain areas may limit United's ability to price its products at levels United believes appropriate. These competitive factors could adversely affect United's financial results.

     As HMO and PPO penetration of the health care market and the effects of health care reforms increase nationwide, United expects that obtaining new contracts for its HMO and PPO products with large employer and government groups may increasingly become more difficult and that competition for smaller employer groups will intensify. In addition, employers may increasingly choose to self-insure the health care risk while seeking benefit administration and utilization review services from third parties to assist them in controlling and reporting health care costs.

     United's health plan, insurance, self-funded and specialty managed care coverage products compete for group and individual membership with other health insurance plans, Blue Cross/Blue Shield plans, other health plans, HMOs, PPOs, third party administrators and health care management companies, and employers or groups which elect to self-insure. United also faces competition from hospitals, health care facilities and other health care providers who have combined and formed their own networks to contract directly with employer groups and other prospective customers for the delivery of health care services. United's ability to increase the number of persons covered by its products or services or to increase its premiums and fees can be affected by the number and strength of United's competitors in any particular area. United believes that the principal competitive factors affecting United and its products include price, the level and quality of products and service, provider network capabilities, market share, the offering of innovative products, product distribution systems, financial strength, and marketplace reputation.

     Further, United currently believes that factors that generally help it in regard to competitors are the breadth of its product line, its geographic scope and diversity, the strength of its underwriting and pricing practices and staff, its significant market position in certain geographic areas, the strength of its distribution network, its financial strength, its generally large provider networks, which provide more member choice, its point-of-service products and experience and its generally favorable marketplace reputation. In a number of markets United may be at a disadvantage in regard to competitors with larger market shares, broader networks, narrower networks (which may allow greater cost control and lower prices) or a more-established marketplace name and reputation.

                      CERTAIN INFORMATION CONCERNING PHA

THE BUSINESS OF PHA

     PHA has no operations and conducts no business other than its ownership of shares of MPHP and the exercise of its rights as a shareholder in MPHP to elect certain directors of MPHP and to designate slates of directors for PHPGSL. During the initial organization and development of PHPGSL, PHA acted both as the entity through which physician investments in the Plan were made and as a vehicle to gain support from the medical community for active physician participation in the Plan.

     PHA's principal executive offices are located at 77 West Port Plaza, Suite 500, St. Louis, Missouri 63146. Its telephone number is (314) 275-7500.

MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     As of the date of this Proxy Statement/Prospectus, the PHA Board consists of the following physicians (each executive officer of PHA is indicated by the parenthetical listing of his title):

                     Dr. Joseph P. Drozda, Jr. (Chairman)
                         Dr. Gerald Moritz (President)
                        Dr. David M. Keefe (Treasurer)
                        Dr. Robert Packman (Secretary)
                             Dr. Jeffrey Schulman
                                Dr. John Powell
                           Dr. Jerome Williams, Sr.
                              Dr. Carol Williams
                              Dr. Paul Vatterott
                                Dr. James Gerst
                              Dr. Ulises Alvarez
                              Dr. Charles Willey
                                Dr. John Anstey
                              Dr. Octavio Chirino
                               Dr. David Levine

     In addition, Drs. Maurice J. Lonsway and Leroy Ortmeyer serve as directors emeriti and participate in meetings of the board. Drs. Gerst, Alvarez, Willey, Anstey, Chirino and Levine were added to the PHA Board in February 1996, subsequent to the approval of the Merger Agreement.

     Each of the members of the board of directors is currently a physician practicing in St. Louis and participating in the Plan except Dr. Joseph P. Drozda, who has served as medical director of PHP, Inc., in Greensboro, N.C., since 1995, and Dr. Robert Packman, who served as medical director of the Plan until June 1995, and currently serves as medical director of Group Health Plan, Inc. in St. Louis.

     No director or officer has received compensation in such capacity from PHA at any time, although certain expenses in connection with attendance at meetings have been reimbursed.

     As of March 31, 1996, (1) no person was the beneficial owner of more than 5% of the outstanding PHA Common Stock, (2) each executive officer and director of PHA was the holder of one share of PHA Common Stock, and (3) the directors and executive officers as a group held 15 shares, or less than 1% of the outstanding shares of PHA Common Stock. Each such beneficial owner has sole voting and investment power over the share of PHA Common Stock held.

SUMMARY FINANCIAL DATA OF PHA

     The following table summarizes certain selected historical financial data of PHA. The balance sheet data presented below as of December 31, 1995 and 1994, and March 31, 1996, and the statement of operations data presented below for each of the years in the three-year period ended December 31, 1995, and the three months ended March 31, 1996, are derived from PHA's financial statements appearing elsewhere in this Proxy Statement/Prospectus. The balance sheet data as of December 31, 1993, 1992 and 1991, and March 31, 1995, and the statement of operations data for the years ended December 31, 1992 and 1991, have been derived from other financial statements of PHA; however, these financial statements are not included in this Proxy Statement/Prospectus. In the opinion of PHA's management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial data for the three months ended March 31, 1996 and 1995 have been reflected therein. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year. The summarized historical financial data should be read in conjunction with "PHA's Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto for PHA included elsewhere in this Proxy Statement/Prospectus. See "FINANCIAL STATEMENTS OF PHYSICIANS HEALTH ASSOCIATION, LTD."

                                 THREE MONTHS ENDED                         YEARS ENDED DECEMBER 31,
                                 -------------------     --------------------------------------------------------
                                 3/31/96     3/31/95       1995        1994        1993         1992      1991
                                 -------     -------     --------    ---------  ----------   ---------  ---------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
  Revenues(1)                    $    (2)   $     1     $     10     $      6   $       4     $      7   $     7
  Loss from Operations                (4)        --          (21)         (93)        (73)          (1)        -
  Equity in Earnings of
   Unconsolidated Affiliate(2)        --         --           --          315         353          207       152
     Net Earnings/(Loss)         $    (4)   $    --     $    (21)    $    222   $     280     $    206   $   149

  Net Earnings/(Loss) Per
   Share                         $(20.01)   $    --     $ (80.18)    $ 107.54   $  147.90     $ 123.00   $102.98
  Weighted Average Number
   of Common Shares
   Outstanding:                    2,121      2,112        2,116        2,066       1,893        1,678     1,447

 BALANCE SHEET DATA:
   Cash and Investments          $   113    $   295     $    161     $    319   $     291     $    235   $   162
   Total Assets                  $ 1,511    $ 1,692     $  1,559     $  1,717   $   1,373     $    965   $   684
   Stockholders' Equity          $ 1,510    $ 1,692     $  1,553     $  1,717   $   1,373     $    965   $   684

_____________________________

(1)  Revenues consist entirely of investment income

(2) PHA's ownership in its Unconsolidated Affiliate was reduced from 20.0% to 0.25% on December 30, 1994, at which time PHA began accounting for the investment under the cost method of accounting rather than the equity method of accounting. Under this different method of accounting, PHA no longer records its portion of the unconsolidated affiliate's earnings or losses.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     PHA is a non-operating entity. PHA's primary activity is its ownership of a minority interest in the common stock of MPHP. MPHP is the parent company of PHPGSL. Prior to December 30, 1994, PHA owned 20% of MPHP with the remaining 80% owned by UHC Management Company, Inc. ("UMC"), the predecessor of UHCS. UHCS is a wholly owned subsidiary of United. On December 30, 1994, UMC purchased additional shares of common stock of MPHP for $520.0 million in cash, increasing its ownership interest in MPHP to approximately 99.75% and thereby reducing PHA's ownership to 0.25%. MPHP used these funds to complete the acquisition of GenCare, a previously unaffiliated HMO located in the St. Louis metropolitan area.

     In February 1996, PHA and United entered into a definitive merger agreement whereby PHA will become an indirect, wholly owned subsidiary of United. Under the terms of the Merger Agreement, each outstanding share of PHA's common stock will be converted into the right to receive a pro rata allotment of 421,456 shares of the common stock of United and cash held in escrow in the amount of $6,348,000. Consummation of the Merger is subject to various conditions, including among other things, the approval by PHA stockholders, the receipt by PHA and United of opinion of counsel as to the treatment of the merger as a tax-free reorganization for federal income tax purposes and the receipt of necessary regulatory and other approvals and consents. The transaction is anticipated to close in July of 1996.

INVESTMENT INCOME

     Investment income is generated from the investment of shareholder capital. Investment income was $9,536 in 1995, $5,820 in 1994 and $3,915 in 1993.
Investment income increased each year primarily due to the investment of cash into longer-term securities.

     PHA had a loss of $2,376 for the first quarter of 1996 compared to income of $1,050 in the first quarter of 1995.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses are primarily outside consulting, legal and accounting fees. General and administrative expenses were $179,190 in 1995, $99,192 in 1994 and $77,222 in 1993. These expenses increased in 1995 as PHA focused on the negotiation of the merger proposal from United. The increase of $21,970 in 1994 as compared to 1993 is due to an increase in consulting and professional fees.

     General and administrative expenses were $40,059 in the first quarter of 1996 compared to $1,032 for the same period in 1995. The increase related to PHA focusing on the negotiation of the merger proposal from United.

NET EARNINGS IN UNCONSOLIDATED AFFILIATE

     Net Earnings in Unconsolidated Affiliate for 1993 and 1994 reflect PHA's share of the net earnings of MPHP. Until December 30, 1994, PHA owned 20% of MPHP and accounted for the investment by the equity method.

     On December 30, 1994, MPHP sold an additional 240,000 shares of common stock to UMC, which reduced PHA's investment in MPHP from 20% to .25%. As a result, PHA changed from the equity method for this investment to the cost method.

FINANCIAL CONDITION AND LIQUIDITY

     PHA believes that its existing cash and investments will be adequate to fund its existing operations. There are currently no other material definitive commitments for the future use of PHA's available cash resources.

                        COMPARISON OF SHAREHOLDER RIGHTS

     The rights of the stockholders of PHA are governed by the DGCL, the Certificate of Incorporation, as amended, of PHA ("PHA Certificate"), and the Bylaws of PHA ("PHA Bylaws"). The rights of the shareholders of United are governed by the Minnesota Business Corporation Act (the "MBCA"), the Restated Articles of Incorporation of United, as amended ("United Articles"), and the Amended and Restated Bylaws of United ("United Bylaws"). The following is a summary of certain material differences between the rights of stockholders of PHA and the rights of shareholders of United, as contained in provisions of the DGCL and the MBCA, the PHA Certificate and PHA Bylaws, and the United Articles and United Bylaws.

     The following does not purport to be a complete statement of the rights of PHA's stockholders under applicable Delaware law and the PHA Certificate and PHA Bylaws as compared with the rights of United shareholders under applicable Minnesota law and the United Articles and United Bylaws. The identification of certain specific differences is not meant to indicate that other equally or more significant differences do not exist.

STOCKHOLDERS' DISSENTERS' RIGHTS

     Under both the DGCL and the MBCA, stockholders may exercise a right of dissent from certain corporate actions and obtain payment of the fair value of their shares. This remedy is an exclusive remedy, except where the corporate action involves fraud or illegality.

     Under the DGCL, dissenters' rights are limited. Appraisal rights are available only in connection with certain statutory mergers or consolidations, amendments to the certificate of incorporation (if so provided in the certificate of incorporation), any merger or consolidation in which the corporation is a constituent corporation, or sales of all or substantially all of the assets of a corporation.

     Under the MBCA, the categories of transactions subject to dissenters' rights are broader than those in the DGCL. A shareholder of a Minnesota corporation may exercise dissenter's rights in connection with an amendment to the articles of incorporation which materially and adversely affects the rights or preferences of shares held by the dissenting shareholder, a disposition of all or substantially all of the corporation's property and assets not in the usual course of business, a plan of merger in which the shareholder may vote, and a plan of exchange involving the acquisition of the corporation's shares if the shareholder is entitled to vote on the plan.

BOARD OF DIRECTORS

     The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the certificate of incorporation or bylaws. The PHA Bylaws presently require a board comprised of 15 directors, which number may be increased or decreased by the Board. Although permitted under the DGCL, PHA's Board of Directors is not classified.

     The MBCA provides that the board of directors of a Minnesota corporation shall consist of one or more directors as fixed by the articles of incorporation or bylaws. The United Bylaws provide that the board shall consist of one or more directors, which number may be increased or decreased from time to time by resolution of a majority of the board (determined as if all vacancies are filled) or at least two-thirds of the capital stock entitled to vote (voting as one class). Under the United Articles and United Bylaws, the directors are divided into three classes which are to be as nearly equal as possible. Directors in each class serve for three years, and elections are staggered such that one class is elected each year.

     The PHA Bylaws and the United Bylaws each further provide that a candidate for director must be nominated by or at the direction of the board or by a stockholder. If nominated by a Shareholder, a notice containing information about the candidate, the Shareholder nominating such candidate and such other information as would be required by federal securities regulations if proxies were to be solicited with respect to such nomination, must be submitted to the corporation not less than 60 days prior to, in the case of PHA the anniversary date of the previous annual meeting, and, in the case of United, the date of the annual meeting.

REMOVAL OF DIRECTORS

     The DGCL provides that a director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless the certificate of incorporation provides, in the case of a corporation whose board is classified, that directors may be removed only for cause, or unless the corporation has cumulative voting, in which event if less than the entire board is to be removed, no director may be removed without cause if the votes cast against the director's removal would be sufficient to elect that director if voted cumulatively either at an election of the entire board of directors or for classes of the board. The PHA Certificate does not classify its board of directors and does not provide for cumulative voting. The PHA Bylaws require the affirmative vote of the holders of a majority of the shares entitled to vote to remove a director without cause.

     The MBCA provides that, unless modified by the articles or bylaws of the corporation or by shareholder agreement, the directors may be removed with or without cause by the affirmative vote of that proportion or number of the voting power of the shares of the classes or series the director represents which would be sufficient to elect such director. If a corporation has cumulative voting, the MBCA provides that, unless the entire board is removed simultaneously, a director is not removed from the board if there are cast against removal of the director the votes of a proportion of the voting power sufficient to elect the director at an election of the entire board under cumulative voting. The United Articles and United Bylaws require the affirmative vote of not less than two-thirds of the outstanding shares of United Common Stock or the affirmative vote of two-thirds of the directors in office at the time such vote is taken in order to remove a director from office. United does not have cumulative voting.

AMENDMENTS TO BYLAWS

     Under the DGCL, the PHA Bylaws may be altered, amended, supplemented or repealed, or new bylaws adopted, by the stockholders entitled to vote, by the Board of Directors, or by any other manner as may be authorized by the PHA Certificate.

     Under the PHA Certificate, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the PHA Bylaws; provided, however, that the Bylaws adopted by the Board of Directors may be amended or repealed by the Board or by the stockholders having voting power with respect thereto, provided further that in the case of action by the stockholders, the affirmative vote of the holders of at least a majority of the shares entitled to vote in the election of directors, voting together as a single class, shall be required to alter, amend or repeal any provision of the PHA Bylaws.

     The MBCA and the United Bylaws provide that the power to adopt, amend or repeal the bylaws shall be vested in the board (subject to certain notice requirements set forth in the United Bylaws), except that the board shall not adopt, amend, or repeal a bylaw fixing a quorum for a meeting of shareholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors or their classifications, qualifications, or terms of office, but may adopt or amend a bylaw to increase the number of directors. Notwithstanding the above, under the MBCA a shareholder or shareholders holding 3% or more of the voting shares entitled to vote may propose a resolution to amend or repeal bylaws adopted, amended or repealed by the board, in which event such resolution must be approved pursuant to the procedures for amending the articles of incorporation.

AMENDMENTS TO CERTIFICATE OR ARTICLES

     Under the DGCL, amendment of the certificate of incorporation shall be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the stockholders. At such stockholders' meeting, a majority of the outstanding shares entitled to vote is required to approve the amendment. If an amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or other special rights of a class of outstanding shares so as to affect the class adversely, then a majority of shares of that class must approve the amendment as well. The DGCL also permits a corporation to make provision in its certificate requiring a greater proportion of voting power to approve a specified amendment.

     The MBCA provides that an amendment to a corporation's articles must be by resolution approved by the affirmative vote of a majority of the directors present or proposed by a shareholder or shareholders holding 3% or more of the voting shares entitled to vote thereon. Under the MBCA, any such amendment must be approved by the affirmative vote of a majority of the shareholders entitled to vote thereon, except that the articles may provide for a specified proportion or number larger than a majority. The United Articles provide that the affirmative vote of the holders of two-thirds of the outstanding United Common Stock is required in order to amend provisions of the United Articles concerning the election and removal of directors, and that the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors is required in order to amend provisions concerning certain mergers, consolidations and other business combinations and reorganizations.

INDEMNIFICATION

     The DGCL and the MBCA both contain provisions setting forth conditions under which a corporation may indemnify its directors, officers, and employees. While indemnification is permitted only if certain statutory standards of conduct are met, the DGCL and the MBCA are substantially similar in providing for indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The statutes differ, however, with respect to whether indemnification is permissive or mandatory, whether there is a distinction between third-party actions and actions by or in the right of the corporation, and whether, and to what extent, reimbursement of judgments, fines, settlements, and expenses is allowed.

     The major difference between the MBCA and the DGCL is that while indemnification of officers, directors and employees is mandatory under the MBCA, indemnification is merely permissive under the DGCL. The one exception to the DGCL's permissive indemnification rule is that a corporation must indemnify a person who is successful on the merits or otherwise in the defense of certain specified actions, suits or proceedings for expenses and attorneys' fees actually and reasonably incurred in connection therewith.

     Although indemnification is permissive in Delaware, the DGCL allows a corporation, through its certificate of incorporation, bylaws, or other intracorporate agreements, to make indemnification mandatory. Pursuant to this authority, the PHA Certificate and PHA Bylaws provide that PHA shall indemnify its directors and officers to the fullest extent permitted by law. The PHA Bylaws specifically require indemnification of judgments, fines, settlements, and expenses of third-party actions for any person who was or is a party, or is threatened to be a party, by reason of the fact that such person was or is a director or officer of PHA or because such person was serving PHA or any other legal entity in any capacity at the request of PHA while a director or officer of PHA. The PHA Bylaws do not, however, extend this mandatory indemnification for third-party actions to employees or agents.

     The DGCL, unlike the MBCA, also differentiates between third-party actions and claims by or in the right of the corporation (i.e., stockholder derivative suits). While the MBCA makes no distinction between third-party actions and shareholder derivative suits and requires indemnification in either case if the relevant statutory standard of conduct is met, indemnification under the DGCL varies depending on whether the action is brought by a third party or by stockholders in a derivative suit. Unlike a third-party action, in which indemnification of judgments, settlements, and expenses is permissive under the statute and mandatory for officers and directors under the PHA Bylaws, the DGCL does not permit indemnification in a stockholder derivative suit if the person is found liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that the person is fairly and reasonably entitled to indemnification. Further, the corporation may indemnify such persons only for attorneys' fees and other expenses.

     The advancement of expenses is permissive under the DGCL but mandatory under the MBCA. The PHA Bylaws make the advancement of expenses permissive for any threatened, pending or completed action.

     Although the MBCA allows broader indemnification than under the DGCL, the MBCA requires that a corporation report any indemnification payments to its shareholders no later than the next meeting of stockholders. The DGCL and the PHA Bylaws contain no such similar provision.

LIABILITY OF DIRECTORS

     Under the DGCL, a corporation's certificate of incorporation may contain a provision limiting or eliminating a director's personal liability to the corporation or its stockholders for monetary damages for a director's breach of fiduciary duty subject to certain limitations. The PHA Certificate does not include this provision. Accordingly, under the DGCL and the PHA Bylaws, indemnification is provided if the person seeking indemnification acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation (and, in cases of liability involving criminal violations, only if the person had no reasonable cause to believe that his conduct was unlawful), provided, however, that if the person seeking indemnification is adjudged liable to the corporation by a court, indemnification is provided only if the court, upon application, determines that such indemnification is fair and reasonable in view of all the circumstances of the case.

     The United Articles provide that a director shall not be personally liable to United or its stockholders for monetary liability relating to breach of fiduciary duty, unless the liability relates to a breach of the duty of loyalty, acts or omissions involving a lack of good faith or an intentional or knowing violation of law, liability for illegal distributions and unlawful sales of United securities, transactions where the director gained an improper personal benefit, or acts or omissions occurring prior to the date on which the liability limitation provision was added to the United Articles. The United Articles provide that any amendment to the MBCA that authorizes further elimination or limitation of director liability shall result in the further elimination or limitation of liability of directors of United to the fullest extent permitted by the MBCA, as so amended.

SHAREHOLDER MEETINGS

     In accordance with the PHA Bylaws, special meetings of the stockholders of PHA may be called by the Board of Directors, by any director also serving as an officer or upon written request of the holders of 20% of the voting stock. The DGCL and the PHA Bylaws require that whenever stockholders are required or permitted to take action at a meeting, a written notice stating the place, time and date of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be sent to all stockholders of record entitled to vote thereon not less than 10 nor more than 60 days before the meeting. Under the DGCL, notice of a meeting to consider an agreement of merger must be sent at least 20 days prior to the date of the meeting.

     The MBCA and the United Bylaws provide that the Chief Executive Officer, the Chairman of the Board, the Chief Financial Officer, any two directors, or a shareholder or shareholders holding 10% or more of shares entitled to vote at such meeting may call a special meeting. However, if the meeting involves a business combination, including an action to affect the composition of the Board of Directors, then at least 25% of the shares entitled to vote at such meeting are required to call the meeting. If the meeting is demanded by shareholders, the meeting, on notice, must occur between 30 and 90 days after receipt of the demand.

     The United Bylaws each require that a stockholder provide notice of any proposal to be submitted at an annual meeting of stockholders to the Secretary of the corporation not less than 60 nor more than 90 days prior to, in the case of PHA, the anniversary date of the previous annual meeting, and, in the case of United, the date of the meeting (subject to a different time period under certain circumstances).

MERGERS AND CONSOLIDATIONS

     In order to effect a merger under the DGCL, a corporation's board of directors must adopt an agreement of merger and recommend it to the stockholders. The agreement must be adopted by holders of a majority of the outstanding shares of the corporation entitled to vote thereon.

     The MBCA provides that a resolution containing a plan of merger or exchange must be approved by the affirmative vote of a majority of the directors present at a meeting and submitted to the shareholders and approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. Unlike the DGCL, the MBCA requires that any class of shares of a Minnesota corporation must approve the plan if it contains a provision which, if contained in a proposed amendment to the corporation's articles of incorporation, would entitle such class to vote as a class. The United Articles require the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote generally in the election of directors for approval of certain mergers, consolidations or other combinations with affiliated entities (see "--Business Combinations" below).

BUSINESS COMBINATIONS

     The DGCL bars a corporation which has securities traded on an exchange, designated on the Nasdaq National Market or held of record by more than 2,000 stockholders from engaging in certain business combinations, including a merger, sale of substantial assets, loan or substantial issuance of stock, with an interested stockholder, or an interested stockholder's affiliates and associates, for a three-year period beginning on the date the interested stockholder acquires 15% or more of the outstanding voting stock of the corporation. The restrictions on business combinations do not apply if (a) the board of directors gives prior approval to the transaction in which the 15% ownership level is exceeded, (b) the interested stockholder acquires at one time at least 85% of the corporation's stock (excluding those shares owned by persons who are directors and also officers as well as employee stock plans in which employees do not have a confidential right to vote), or (c) the business combination is approved by the board of directors and authorized at a meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock, excluding shares owned by the interested stockholder. Although a Delaware corporation may elect, pursuant to its certificate or bylaws, not to be governed by this provision, the PHA Certificate and PHA Bylaws contain no such election or other limitation on the applicability of this provision.

     Although the MBCA contains a provision which restricts certain business combination transactions with an interested stockholder for four years after such shareholder has acquired 10% of the voting power of a publicly traded corporation having 50 or more stockholders, United has elected, pursuant to its Bylaws, not to be subject to the business combination rules of the MBCA. Instead, the United Articles set forth certain other business combination requirements. Under the United Articles, if a business combination (including a merger, disposition of substantial assets, issuance of securities and other similar transactions) occurs with a person, who together with its affiliates, owns 20% or more of the outstanding capital stock of United (a "Related Person"), then the combination must be approved by two-thirds of the outstanding capital stock entitled to vote for directors. However, the combination may occur without such a vote if, among other exceptions, (1) those directors who were directors of United before the acquiring party became a Related Person approve the combination by a two-thirds vote, or those directors approved the combination before the party became a Related Person, or (2) if the business combination is a merger or consolidation, the board of directors determines that the cash or fair market value of all consideration to be received by shareholders is at least equal to the highest per share price paid by the Related Person in acquiring any of United's stock.

OTHER ANTI-TAKEOVER PROVISIONS

     The DGCL does not contain a control share acquisition statute which restricts the voting rights of a person who acquires a controlling interest in the corporation to those voting rights which are conferred by the stockholders at a meeting. Although the MBCA contains a control share acquisition statute, the United Articles make this statute inapplicable to United.

     The MBCA provides that during any tender offer, a publicly held corporation may not enter into or amend an agreement (whether or not subject to contingencies) that increases the current or future compensation of any officer or director. Delaware law has no equivalent provision. In addition, under the MBCA, a publicly held corporation is prohibited from purchasing any voting shares owned for less than two years from a 5% shareholder for more than the market value unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or unless the corporation makes a comparable offer to all holders of shares of the class or series of stock held by the 5% shareholder and to all holders of any class or series into which such securities may be converted. Delaware law has no equivalent provision.

     It should be noted that in addition to the anti-takeover measures discussed above, the provisions in (1) the United Bylaws providing for a staggered board of directors and requiring advance notice of director nominations (discussed above under "Board of Directors"), and the lack of a provision entitling holders of United Common Stock to cumulate their votes in the election of directors, (2) the United Articles providing that the affirmative vote of the holders of two-thirds of the outstanding United Common Stock is required in order to amend provisions of the United Articles concerning the election and removal of directors, and that the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors is required in order to amend provisions concerning certain mergers, consolidations and other business combinations and reorganizations (discussed above under "Amendments to Certificate or Articles" and "Mergers and Consolidations"), (3) the United Bylaws limiting the right of shareholders to call a special meeting of shareholders to consider a business combination or any action to change or otherwise affect the composition of the Board of Directors by requiring the request of holders of at least 25% of the outstanding shares (discussed above under "Stockholder Meetings"), and (4) the authority of the Board of Directors to issue, without shareholder approval, shares of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of United Common Stock may make it more difficult to effect a change in control of United and may discourage or deter a third party from attempting a takeover. See "DESCRIPTION OF United CAPITAL STOCK--Special Voting Provisions."


                      DESCRIPTION OF UNITED CAPITAL STOCK

UNITED COMMON STOCK

     United is authorized by the United Articles to issue 500,000,000 shares of Common Stock, par value $.01 per share, of which 182,329,099 shares were issued and outstanding as of June 4, 1996 and which were held of record by 5,889 shareholders. Holders of shares of United Common Stock are entitled to one vote per share on all matters to be voted on by shareholders. United shareholders are not entitled to cumulate their votes in the election of directors. The holders of United Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors in its discretion out of funds legally available therefor. Subject to the rights of any preferred stock outstanding, upon liquidation or dissolution of United, the holders of United Common Stock are entitled to receive on a pro-rata basis all assets remaining for distribution to shareholders. Shares of United Common Stock do not have preemptive or other subscription or conversion rights (or redemption or sinking fund provisions). All of the outstanding shares of United Common Stock and Preferred Stock are, and shares of United Common Stock to be issued as described in this Proxy Statement/Prospectus will be, fully paid and nonassessable.

UNITED PREFERRED STOCK

     United's Board of Directors is authorized to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking fund provisions and certain other rights and preferences, of the preferred stock.
The Board of Directors of United can, without shareholder approval, issue shares of such preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of United Common Stock and may have the effect of delaying, deferring or preventing a change in control of United.

     United is authorized by the United Articles to issue 10,000,000 shares of Preferred Stock, par value $.001 per share, 500,000 of which were issued and outstanding as of June 4, 1996. The 500,000 shares of United preferred stock outstanding, as set forth in a Certificate of Designations, are 5.75% Series A Convertible Preferred Stock, par value $.001 (the "Convertible Preferred Stock"). Holders of Convertible Preferred Stock are entitled to a liquidating distribution of $1,000 per share (the "Liquidation Preference"), plus any accrued dividends, and rank senior to United Common Stock with respect to rights to receive dividends and rights to receive distributions upon the liquidation or dissolution of United. Dividends are cumulative and payable quarterly at an annual rate of 5.75% of the Liquidation Preference. Holders of Convertible Preferred Stock are not entitled to any other dividends. The holders of Convertible Preferred Stock have the right to convert each of their shares into a number of shares of United Common Stock equal to the Liquidation Preference divided by a Conversion Price. The Conversion Price is $49.48, but is subject to adjustment as set forth in the Certificate of Designations. On or after October 1, 1998, United may redeem the Convertible Preferred Stock in whole or in part at a redemption price per share between 100.575% and 104.025% of the Liquidation Preference, depending on the date of redemption. On October 1, 2005, United must redeem the Convertible Preferred Stock then outstanding at a price per share equal to the Liquidation Preference. For as long as United is in arrears on six quarterly dividends or has failed to pay any optional or mandatory redemption amount, the number of Directors of United will be increased by two, and the holders of the Convertible Preferred Stock will be entitled to elect the additional directors. The approval of 66-2/3% of the holders of the outstanding shares of Convertible Preferred Stock is required before United may
(1) create capital stock with rights to receive dividends or a liquidation preference senior to the Convertible Preferred Stock; (2) change any provision of the United Articles of Incorporation or any Certificate of Designations with the effect of changing the number of authorized shares of Convertible Preferred Stock, changing the par value thereof or adversely affecting the rights and privileges of the holders of Convertible Preferred Stock. The holders of Convertible Preferred Stock otherwise have no voting rights. Holders of the Convertibl Preferred Stock are not entitled to any preemptive rights to acquire shares of United capital stock. United may only repurchase, redeem or retire United Common Stock if full cumulative dividends on the Convertible Preferred Stock have been paid, or declared and set apart for payment.

SPECIAL VOTING RIGHTS

     The Board of Directors of United is divided into three classes as nearly equal in number as possible, with each class serving for a three-year term. One of the three classes of the Board of Directors is elected each year. The United Articles and United Bylaws require the affirmative vote of not less than two-thirds of the outstanding shares of United Common Stock or the affirmative vote of two-thirds of the directors in office at the time such vote is taken in order to remove a director from office.

     The United Articles require the affirmative vote of two-thirds of the outstanding shares of voting capital stock to approve certain transactions with a person holding 20% or more of the United Common Stock, including any merger, consolidation, sale, transfer or other disposition of a substantial portion of United's assets, issuances of securities or certain reclassifications of securities or recapitalizations, unless such transaction or such person's acquisition of 20% or more of the United Common Stock is approved in advance by two-thirds of the members of the Board of Directors who were directors prior to the potential acquirer's obtaining 20% or more of the shares of United Common Stock, or unless certain fair price considerations are met.

     United's authorized but unissued Common Stock and Preferred Stock might also be issued in such a fashion as would prevent or deter a change in control. The effect of these provisions could be to delay or prevent attempts by other corporations or groups to acquire control of United without negotiation with management.

TRANSFER AGENT AND REGISTRAR

     United's transfer agent and registrar is Norwest Bank Minnesota, N.A., Minneapolis, Minnesota.


                       DESCRIPTION OF PHA CAPITAL STOCK

     The authorized capital stock of PHA consists of 10,000 shares of Common Stock, $1.00 par value per share, of which 2,121 shares were issued and outstanding as of May 31, 1996, which outstanding shares were held of record by 2,121 stockholders. Each outstanding share is entitled to one vote upon any matter, including the election of directors, to be voted upon by the stockholders.

     Under PHA's Certificate of Incorporation, no person may own more than one share of PHA Common Stock and no person may become a stockholder unless such person (i) has entered into a Physician Provider Agreement with MPHP and (ii) is duly licensed or authorized to under professional health care services. No sale or transfer of shares of PHA Common Stock is permitted except to or with the express consent of PHA.

     Each holder of PHA Common Stock is entitled to share pro-rata in the assets of the corporation upon liquidation, but no dividend, in cash or otherwise, may be declared on the PHA Common Stock.

     The Certificate of Incorporation of PHA also provides that upon certain events of redemption (Redemption Events), PHA is to repurchase shares of PHA Common Stock at an amount to be determined by the Board of Directors but in no event in an amount to exceed the price originally paid by the holder (plus any additional contributions to capital made by such holder). PHA has generally elected not to make such repurchases. See "The Merger -- Background of the Merger -- Shareholder Identification Issues."

     Shares of the Common Stock of PHA are not represented by stock certificates since the Board of Directors, in view of the lack of transferability and other factors, determined to utilize a book recordkeeping list of stockholders.

                                 LEGAL MATTERS

     The validity of the United Common Stock to be issued in connection with the Merger will be passed upon for United by Kevin H. Roche, General Counsel of United. The opinion of counsel described under "THE MERGER--Certain Federal Income Tax Consequences," will be rendered by Greensfelder, Hemker & Gale, P.C., St. Louis, Missouri.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1995 and 1994, and the consolidated statements of operations, shareholders' equity and cash flows for the each of the three years in the period ended December 31, 1995 of United, and the balance sheet as of December 31, 1995 and the statements of operations, stockholders' equity and cash flows for the year then ended of PHA, as well as the statements of operations, changes in net assets and cash flows for the nine months ended September 30, 1995 of MetraHealth (as reflected in the Unaudited Pro Forma Condensed Combining Financial Information), incorporated herein by reference or appearing elsewhere in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, which are incorporated herein by reference for United and MetraHealth and included herein for PHA, in reliance upon the authority of said firm as experts in giving said reports.

     With respect to the unaudited interim financial information of United for the quarters ended March 31, 1996 and 1995, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

              PROPOSAL TO COMPENSATE DIRECTORS FOR PRIOR SERVICE

     In March 1995 the PHA Board authorized the creation of a Special Committee to consider what, if any, remuneration should be paid to present and past directors and officers of PHA, with the recognition that such compensation, if authorized and paid, would be funded or paid from the total consideration to be paid by United in connection with the Merger.

     In order to assure the independence of the Special Committee, the board appointed three consumer (non-physician, non-United) members of the PHPGSL Board -- Barrett L. Boehm, Michael E. Miller and Bruce E. Woodruff -- and directed that they select two additional persons -- Taylor S. Desloge and Herbert S. Jones -- without prior connection with either PHA or the Plan. The members of the Special Committee received aggregate compensation of $6,410 for their services.

     The Special Committee completed its work and delivered a report and recommendation dated August 8, 1995. Stockholders are urged to read and consider the full report which is attached as Exhibit D to this Proxy Statement. The PHA Board elected to defer consideration of the recommendations confirmed in the reports until negotiations with United were completed.

     The report of the Special Committee recommends that compensation in recognition of prior service be paid in four categories: retroactive directors fees at the rate of $2,200 per year of service (an aggregate of $217,800); and special bonus awards in three categories (an aggregate of $210,000) to certain officers and to certain non-officer directors who were deemed by the Special Committee to have made additional and significant contributions to PHA over and above fulfilling responsibilities as directors.

     The following table lists the Compensation Plan recommended by the Special Committee for each of PHA's officers and directors:

               Dr. Jeffrey Schulman         $74,200
               Dr. Joseph P. Drozda, Jr.     74,200
               Dr. Lee Ortmeyer              52,000
               Dr. Robert Packman            54,200
               Dr. Richard Danis*            26,600
               Dr. David Keefe               42,200
               Dr. Maurice Lonsway           37,600
               Dr. Gerald Moritz             44,200
               Dr. Carol Williams            39,800
               Dr. Rocco Fiordelisi           4,400
               Dr. W. Steve Knapp             2,200
               Dr. William Juergens           8,800
               Dr. John Powell                8,800
               Dr. Jerome Williams, Sr.       4,400
               Dr. Paul Vatterott             4,400

________________
*deceased

     The report of the Special Committee was discussed and considered at the meeting of the PHA Board on February 6, 1996 and at that meeting the additional members elected to join the board (other than Drs. Chirino and Levine who were unable to attend) participated in the action of the PHA Board in unanimously recommending to the PHA stockholders that the compensation recommendations of the Special Committee be approved and authorized.

                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                    FOR APPROVAL OF THE COMPENSATION PLAN.

     As indicated in the description of the Merger and the Escrow, if approved by the stockholders of PHA, the aggregate amount of the compensation awards, or $427,800 (approximately 1.25% of the total Merger Consideration), would be charged against the Escrow. Based upon the number of PHA stockholders as of the Record Date, approval of the compensation awards would reduce the cash which may ultimately be distributed from the Escrow by approximately $200 per stockholder.


                                 OTHER MATTERS

     The management of PHA is not aware of any other business that may come before the Special Meeting. However, if additional matters properly come before the Special Meeting, proxies will be voted at the discretion of the proxy holders.

                        INDEX TO FINANCIAL INFORMATION

FINANCIAL STATEMENTS OF PHYSICIANS HEALTH ASSOCIATION, LTD.

   FINANCIAL STATEMENTS
   Report of Independent Public Accountants...........................................   F-2
   Balance Sheets as of December 31, 1995 and 1994 (unaudited)........................   F-3
   Statements of Operations for the years ended December 31, 1995,
       1994 (unaudited) and 1993 (unaudited)..........................................   F-4
   Statements of Stockholders' Equity for the years ended
       December 31, 1995, 1994 (unaudited) and 1993 (unaudited).......................   F-5
   Statements of Cash Flows for the years ended December 31, 1995,
       1994 (unaudited) and 1993 (unaudited)..........................................   F-6
   Notes to Financial Statements......................................................   F-7

   UNAUDITED INTERIM FINANCIAL STATEMENTS

   Unaudited Balance Sheets as of March 31, 1996 and December 31, 1995................   F-11
   Unaudited Statements of Operations for the quarters ended March 31, 1996 and 1995..   F-12
   Unaudited Statements of Cash Flows for the quarters ended March 31, 1996 and 1995..   F-13
   Notes to Unaudited Interim Financial Statements....................................   F-14

UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

Introduction..........................................................................   F-15
Unaudited Pro Forma Condensed Combining Statement of Operations for the
   year ended December 31, 1995.......................................................   F-16
Notes to Unaudited Pro Forma Condensed Combining Financial Information................   F-17

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of Physicians Health Association, Ltd.:

We have audited the accompanying balance sheet of Physicians Health Association, Ltd. (a Delaware corporation) as of December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Physicians Health Association, Ltd. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
May 29, 1996

                      PHYSICIANS HEALTH ASSOCIATION, LTD.
                                BALANCE SHEETS
                               AS OF DECEMBER 31

                                                                   1995                1994
                                                               -----------         ------------
ASSETS                                                                              (unaudited)
 Cash and Cash Equivalents                                     $    48,305         $   156,419
 Investments                                                       112,454             162,852
 Investment in Unconsolidated Affiliate (Note 2)                 1,397,808           1,397,808
                                                               -----------         -----------
     TOTAL ASSETS                                              $ 1,558,567         $ 1,717,079
                                                               ===========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

 Accrued Expenses                                              $     5,767         $        --


 Commitments and Contingencies (Note 5)

 Stockholders' Equity
  Common stock, $1.00 par value - 10,000 shares authorized;
   2,121 and 2,110 shares issued and outstanding                     2,121               2,110
  Additional paid-in capital                                     1,353,274           1,347,910
  Retained earnings                                                197,405             367,059
                                                               -----------         -----------

   Total Stockholders' Equity                                  $ 1,552,800         $ 1,717,079
                                                               -----------         -----------

   TOTAL LIABILITIES AND STOCKHOLDERS'
    EQUITY                                                     $ 1,558,567         $ 1,717,079
                                                               ===========         ===========

  The accompanying notes are an integral part of these financial statements.

                      PHYSICIANS HEALTH ASSOCIATION, LTD.
                           STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31


                                                1995        1994          1993
                                            ----------   -----------   -----------
REVENUES                                                 (unaudited)   (unaudited)
 Investment Income                          $    9,536   $     5,820   $     3,915
                                            ----------   -----------   -----------

OPERATING EXPENSES
 Merger Costs                                  149,132            --            --
 General and Administrative Expenses            30,058        99,192        77,222
                                            ----------   -----------   -----------

LOSS FROM OPERATIONS                          (169,654)      (93,372)      (73,307)

NET EARNINGS IN UNCONSOLIDATED AFFILIATE            --       315,547       353,278
                                            ----------   -----------   -----------

NET EARNINGS (LOSS)                         $ (169,654)  $   222,175   $   279,971
                                            ==========   ===========   ===========

NET EARNINGS (LOSS) PER SHARE               $   (80.18)  $    107.54   $    147.90
                                            ==========   ===========   ===========

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING                              2,116         2,066         1,893
                                            ==========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                      PHYSICIANS HEALTH ASSOCIATION, LTD.
                      STATEMENTS OF STOCKHOLDERS' EQUITY


                                                               Additional       Retained
                                        Common Stock             Paid-in        Earnings
                                    Shares        Amount         Capital        (Deficit)        Total
                                   ---------    ---------      -----------    ------------    ------------
BALANCE, DECEMBER 31,
  1992 (UNAUDITED)                     1,765    $   1,765      $ 1,097,880    $   (135,087)   $    964,558
                                   ---------    ---------      -----------    ------------    ------------

 Issuance of Common Stock                256          256          127,994              --         128,250

 Net Earnings                             --           --               --         279,971         279,971
                                   ---------    ---------      -----------    ------------    ------------

BALANCE, DECEMBER 31,
  1993 (UNAUDITED)                     2,021        2,021        1,225,874         144,884       1,372,779

 Issuance of Common Stock                 89           89          122,036              --         122,125

 Net Earnings                             --           --               --         222,175         222,175
                                   ---------    ---------      -----------    ------------    ------------

BALANCE, DECEMBER 31,
  1994 (UNAUDITED)                     2,110        2,110        1,347,910         367,059       1,717,079

 Issuance of Common Stock                 11           11            5,364              --           5,375

 Net Loss                                 --           --               --        (169,654)       (169,654)
                                   ---------    ---------      -----------    ------------    ------------

BALANCE, DECEMBER 31,
  1995                                 2,121    $   2,121      $ 1,353,274    $    197,405    $  1,552,800
                                   =========    =========      ===========    ============    ============


   The accompanying notes are an integral part of these financial statements.

                      PHYSICIANS HEALTH ASSOCIATION, LTD.
                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31

                                                          1995              1994              1993
                                                       -----------      ------------      ------------
                                                                         (unaudited)       (unaudited)
OPERATING ACTIVITIES:
 Net Earnings (Loss)                                   $  (169,654)     $    222,175      $    279,971
 Non Cash Item:
  Net Earnings in Unconsolidated Affiliate                      --          (315,547)         (353,278)
 Accrued Expenses                                            5,767                --                --
                                                       -----------      ------------      ------------

      Cash Flows Used for Operating Activities            (163,887)          (93,372)          (73,307)
                                                       -----------      ------------      ------------

INVESTING ACTIVITIES:
 Purchases of Investments                                       --          (162,852)               --
 Maturity of Investments                                    50,398                --                --
                                                       -----------      ------------      ------------

  Cash Flows Provided by (Used for) Investing
  Activities                                                50,398          (162,852)               --
                                                       -----------      ------------      ------------

FINANCING ACTIVITIES:
 Issuance of Common Stock                                    5,375           122,125           128,250
                                                       -----------      ------------      ------------

INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                              (108,114)         (134,099)           54,943

CASH AND CASH EQUIVALENTS, BEGINNING
 OF PERIOD                                                 156,419           290,518           235,575
                                                       -----------      ------------      ------------

CASH AND CASH EQUIVALENTS, END OF
 PERIOD                                                $    48,305      $    156,419     $     290,518
                                                       ===========      ============     =============

  The accompanying notes are an integral part of these financial statements.

                      PHYSICIANS HEALTH ASSOCIATION, LTD
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- ---------------------------------------------

ORGANIZATION

Physicians Health Association, Ltd. (the Company) is a non-operating entity owned and managed by physicians contracting with Physicians Health Plan of Greater St. Louis, Inc. (PHP), a for-profit health maintenance organization
(HMO), principally operating in the greater St. Louis metropolitan area, offering a variety of managed care programs and products through contractual arrangements with health care providers.

The Company's primary asset is its investment in the common stock of Midwest Physicians Health Programs, Inc. (Midwest), the parent company of PHP. Prior to December 30, 1994, the Company owned 20% of Midwest with the remaining 80% owned by UHC Management Company, Inc. (UMC), an unaffiliated third party. UMC is a wholly owned subsidiary of United HealthCare Corporation (UHC). On December 30, 1994, UMC purchased additional shares of common stock of Midwest for $520.0 million in cash, increasing its ownership interest in Midwest to approximately 99.75% and thereby reducing the Company's ownership to 0.25% (See Note 2). Midwest used these funds to complete the acquisition of GenCare Health Systems, Inc., a previously unaffiliated HMO located in the greater St. Louis metropolitan area.

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. These financial statements include some amounts that are based on management's best estimates and judgments. These estimates are subject to adjustment as more accurate information is available and any such adjustments could be significant.

CASH AND CASH EQUIVALENTS AND INVESTMENTS

Cash and cash equivalents are carried at cost and are highly liquid investments with an original maturity of three months or less. The fair value of cash and cash equivalents approximates carrying value because of the short maturity of the instruments.

The Company accounts for its investments under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). Following the criteria set forth in SFAS No. 115, the Company classifies all investments as held to maturity based on the Company's ability and intent to hold these investments to maturity. Such investments are presented at amortized cost in the accompanying balance sheets.

                      PHYSICIANS HEALTH ASSOCIATION, LTD
                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
- ---------------------------------------------------------

NET EARNINGS PER COMMON SHARE

Net earnings per common share is determined using the weighted average number of common shares outstanding during the period.

2. INVESTMENT IN UNCONSOLIDATED AFFILIATE
- ----------------------------------------

The following presentation is of summarized condensed consolidated financial information of Midwest, a 20.0% owned unconsolidated affiliate prior to December 30, 1994, accounted for under the equity method. On December 30, 1994 Midwest sold an additional 240,000 shares of common stock to UMC, reducing the Company's investment in Midwest from 20.0% to 0.25%. As a result, the Company changed the method of accounting for this investment from the equity method to the cost method (in thousands, except for ownership percentages):

Years ended December 31

Statement of Operations Data                   1995             1994               1993
- -----------------------------------------------------------------------------------------
Revenues                                  $   515,641      $   150,554       $    103,647
Net Earnings                                   15,859            1,578              1,762
The Company's Ownership Percentage               0.25%            20.0%              20.0%
The Company's Share of Net Earnings                --              316                353

As of December 31

Balance Sheet Data                             1995             1994
- -----------------------------------------------------------------------------------
Cash and Investments                      $   121,193      $   540,986
Total Assets                                  662,045          550,424
Stockholders' Equity                          544,137          526,528

In addition, Midwest contracts with shareholders of the Company to provide health care services, which are included in medical costs in Midwest's statement of operations.

3. CASH AND INVESTMENTS
- -----------------------

As of December 31, 1995 and 1994, the amortized cost, gross unrealized holding gains and losses, and fair value of the Company's cash and investments are as follows:

1995                                                      Gross          Gross
                                                        Unrealized     Unrealized
                                          Amortized      Holding        Holding        Fair
                                            Cost          Gains         Losses         Value
                                        -------------------------------------------------------
Cash and Cash Equivalents               $    48,305   $       --   $        --    $      48,305
Investments                                 112,454           --        (6,374)         106,080
                                        -------------------------------------------------------
  Total Cash and Investments            $   160,759   $       --   $    (6,374)   $     154,385
                                        =======================================================

                      PHYSICIANS HEALTH ASSOCIATION, LTD.
                         NOTES TO FINANCIAL STATEMENTS


3. CASH AND INVESTMENTS (Continued)
- -----------------------------------

1994 (unaudited)                                                              Gross        Gross
                                                                            Unrealized   Unrealized
                                                            Amortized        Holding       Holding         Fair
                                                              Cost            Gains        Losses         Value
                                                         ---------------------------------------------------------
Cash and Cash Equivalents                                $     156,419      $    --      $       --    $   156,419
Investments                                                    162,852           --          (5,703)       157,149
                                                         ---------------------------------------------------------
  Total Cash and Investments                             $     319,271      $    --      $   (5,703)   $   313,568
                                                         =========================================================

As of December 31, 1995, the contractual maturities of the Company's cash and investments were as follows:

                                                           Less Than      One to          Over Five     Over Ten
                                                           One Year      Five Years     to Ten Years      Years
                                                         ---------------------------------------------------------
At Amortized Cost:
  Cash and Cash Equivalents                              $      48,305  $        --    $         --   $         --
  Investments                                                       --      112,454              --             --
                                                         ---------------------------------------------------------
                                                         $      48,305  $   112,454    $         --   $         --
                                                         =========================================================

                                                             Less Than       One to         Over Five    Over Ten
                                                             One Year      Five Years     to Ten Years     Years
                                                         ---------------------------------------------------------
At Fair Value:
  Cash and Cash Equivalents                              $      48,305  $        --   $          --   $         --
  Investments                                                       --      106,080              --             --
                                                         ---------------------------------------------------------
                                                         $      48,305  $   106,080   $          --   $         --
                                                         =========================================================

4. INCOME TAXES
- ---------------

The Company records a provision for income taxes and recognizes deferred income tax assets and liabilities in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). Under SFAS No. 109, deferred income tax assets and liabilities are recognized for the differences between financial and income tax reporting bases of assets and liabilities based on enacted tax rates and laws. No income tax provision for the years ended December 31, 1995, 1994 and 1993 were required. At December 31, 1995 and 1994, the Company had federal net operating loss carryforwards for tax purposes of approximately $255,000 expiring in 2010. The realization of the tax benefit from these net operating loss carryforwards is dependent upon future earnings of the Company. The Company has determined that it is more likely than not that these net operating loss carryforwards will not be utilized and has established a valuation allowance for the related tax benefits. The Company paid no income taxes in 1995, 1994 and 1993.

                      PHYSICIANS HEALTH ASSOCIATION, LTD.
                         NOTES TO FINANCIAL STATEMENTS


5. COMMITMENTS AND CONTINGENCIES
- --------------------------------

Legal Proceedings

The Company is not currently involved in any legal action; however, Midwest is involved in legal actions which arise in the ordinary course of its business. Although the outcome of any such legal actions cannot be predicted, in the opinion management, the resolution of any currently pending or threatened actions will not have a material adverse affect upon the financial position or results of operations of the Company.

Business Risks

The Company is a non-operating entity which conducts no other activity than its ownership of the stock of Midwest. Because Midwest is a subsidiary of UMC, there is no public market for its stock. Thus the Company's investment in Midwest is essentially illiquid. Because the Company has only a small minority interest in Midwest, it does not have any significant involvement in the ongoing operations of Midwest.

Concentration of Credit Risks

At December 31, 1995, all of the Company's cash and cash equivalents were maintained by a bank in St. Louis. The Company periodically considers the financial condition of its depository bank.

6. SUBSEQUENT EVENT
- -------------------

In February 1996, the Company and United entered into a definitive merger agreement whereby the Company will become an indirect wholly owned subsidiary of United. Under the terms of the merger agreement, each outstanding share of the Company's common stock will be converted into the right to receive a pro rata allotment of approximately 421,000 shares of United common stock and cash held in escrow in the amount of $6,348,000. Consummation of the merger is subject to various conditions, including among other things, the approval by the Company's stockholders, the receipt by the Company and United of opinions of counsel as to the treatment of the merger as a tax-free reorganization for federal income tax purposes and the receipt of necessary regulatory and other approvals and consents. The transaction is anticipated to close in June of 1996.

                      PHYSICIANS HEALTH ASSOCIATION, LTD.
                                BALANCE SHEETS
                                  (unaudited)

                                                         March 31,   December 31,
                                                           1996          1995
                                                       -----------   -------------
ASSETS

 Cash and Cash Equivalents                             $    58,463   $      48,305
 Investments                                                54,801         112,454
 Investment in Unconsolidated Affiliate                  1,397,808       1,397,808
                                                       -----------   -------------

    TOTAL ASSETS                                       $ 1,511,072   $   1,558,567
                                                       ===========   =============

LIABILITIES AND STOCKHOLDERS' EQUITY

 Accrued Expenses                                      $       707   $       5,767


 Commitments and Contingencies

 Stockholders' Equity
  Common stock, $1 par value - 10,000 shares
   authorized; 2,121 shares issued and outstanding           2,121           2,121
  Additional paid-in capital                             1,353,274       1,353,274
  Retained earnings                                        154,970         197,405
                                                       -----------     -----------

   Total Stockholders' Equity                            1,510,365       1,552,800
                                                       -----------     -----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $ 1,511,072     $ 1,558,567
                                                       ===========     ===========

             See notes to unaudited interim financial statements.

                      PHYSICIANS HEALTH ASSOCIATION, LTD.
                           STATEMENTS OF OPERATIONS
                                  (unaudited)

                                          Three Months Ended March 31,
                                          ----------------------------
                                               1996           1995
                                          ------------     -----------
REVENUES

 Investment Income (Loss)                  $    (2,376)    $    1,050
                                            -----------     ---------

OPERATING EXPENSES

 General and Administrative Expenses            40,059          1,032

EARNINGS (LOSS) FROM OPERATIONS                (42,435)            18

NET EARNINGS (LOSS)                        $   (42,435)    $       18
                                            -----------     ---------

NET EARNINGS (LOSS) PER SHARE              $    (20.01)    $     0.01
                                            -----------     ---------

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING                              2,121          2,112
                                            ----------      ---------

             See notes to unaudited interim financial statements.

                      PHYSICIANS HEALTH ASSOCIATION, LTD.
                           STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                Three Months Ended March 31,
                                                    1996            1995
                                                ------------    ------------
OPERATING ACTIVITIES:

 Net Earnings (Loss)                            $    (42,435)   $         18
 Accrued Expenses                                     (5,060)        (29,563)
                                                -------------   -------------

   Cash Flows Used for Operating Activities          (47,495)        (29,545)
                                                -------------   -------------

INVESTING ACTIVITIES:

 Maturities of Investments                            57,653              --

FINANCING ACTIVITIES:

 Issuance of Common Stock                                 --           5,375
                                                ------------    ------------

INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                     10,158         (24,170)

CASH AND CASH EQUIVALENTS, BEGINNING
 OF PERIOD                                            48,305         156,419
                                                ------------    ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD        $     58,463    $    132,249
                                                 ===========     ===========

             See notes to unaudited interim financial statements.

                      PHYSICIANS HEALTH ASSOCIATION, LTD.
                NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS
                                  (unaudited)

1. BASIS OF PRESENTATION
- ------------------------

The accompanying unaudited financial statements have been prepared by Physicians Health Association, Ltd. (the Company), in accordance with generally acceptable accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

The unaudited balance sheet as of March 31, 1996 and the unaudited statements of operations and cash flows for the three months ended March 31, 1996 and 1995 include, in the opinion of management, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for the respective interim periods and are not necessarily indicative of results of operations to be expected for the entire fiscal year ending December 31, 1996. The accompanying interim financial statements have been prepared under the presumption that users of the interim financial information have either read or have access to the audited financial statements and notes thereto for the year ended December 31, 1995. Accordingly, footnote disclosures which would substantially duplicate the disclosures contained in the December 31, 1995 audited financial statements have been omitted from these interim financial statements except for the disclosure below. It is suggested that these unaudited interim financial statements should be read in conjunction with the audited financial statements and the notes thereto for the Company included elsewhere in the Proxy Statement/Prospectus.

2. CASH AND INVESTMENTS
- -----------------------

As of March 31, 1996, the amortized cost, gross unrealized holding gains and losses, and fair value of the Company's cash and investments were as follows:

                                                Gross        Gross
                                              Unrealized   Unrealized
                                 Amortized     Holding       Holding     Fair
                                   Cost         Gains        Losses      Value
                                -----------------------------------------------
Cash and Cash Equivalents       $    58,463  $     --   $       --   $   58,463
Investments                          54,801        --       (2,020)      52,781
                                -----------------------------------------------
  Total Cash and Investments    $   113,264  $     --   $   (2,020)  $  111,244
                                ===============================================

3. SALE OF COMPANY STOCK
- ------------------------

In February 1996, the Company and United entered into a definitive merger agreement whereby PHA will become an indirect wholly owned subsidiary of United. Under the terms of the merger agreement. Each outstanding share of PHA common stock will be converted into the right to receive a pro rata allotment of approximately 421,000 shares of United common stock and cash held in escrow in the amount of $6,348,000. Consummation of the merger is subject to various conditions, including among other things, the approval by the Company's stockholders, the receipt by the Company and United of opinions of counsel as to the treatment of the merger as a tax-free reorganization for federal income tax purposes and the receipt of necessary regulatory and other approvals and consents. The transaction is anticipated to close in June of 1996.

         UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

  The following unaudited pro forma condensed combining statement of operations ("The Pro Forma Information") present the estimated effects of United's October 2, 1995 acquisition of MetraHealth, which was accounted for using the purchase method of accounting. The Pro Forma Information assumes that the acquisition of MetraHealth had been effective at the beginning of the year ended December 31, 1995 for purposes of preparing the Unaudited Pro Forma Statement of Operations.

  The Pro Forma Information is derived from the audited financial statements of United, including the respective notes thereto, incorporated by reference into this Proxy Statement/Prospectus and the audited September 30, 1995 financial statements of MetraHealth, which are not included in this Proxy Statement/Prospectus. The Pro Forma Information is presented for informational purposes only and is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the purchase of MetraHealth been consummated on the date indicated above.

                         United HealthCare Corporation
        Unaudited Pro Forma Condensed Combining Statement of Operations
                     For the year ended December 31, 1995
                (In Millions, except Share and Per Share Data)

                                                           MetraHealth
                                                           Nine Months                           Pro Forma
                                                              Ended                              United and
                                            United         September 30,        Pro Forma        MetraHealth
                                          Historical           1995            Adjustments        Combined
                                        --------------   ---------------      -------------      -----------
REVENUES                                (A)              (B)                  (B)                (C)
      Premiums                          $       4,931    $        2,102                          $     7,033
      Management Services and fees                580               904                                1,484
      Investment Income and other                 160                85       $        (50)(D)           195
                                        --------------   ---------------      -------------      -----------
          Total revenues                        5,671             3,091                (50)            8,712

OPERATING EXPENSES
      Medical costs                             3,931             1,739                                5,670
      Selling, general administrative
        costs                                   1,030             1,155                                2,185
      Depreciation and amortization                95                20                 21 (E)           136
      Restructuring Charges                       154                                                    154
                                        --------------   ---------------      -------------      -----------
          Total operating expenses              5,210             2,914                 21             8,145

EARNINGS FROM OPERATIONS                          461               177                (71)              567
INTEREST EXPENSE                                   (1)                                                    (1)
                                        --------------   ---------------      -------------      -----------

      Earnings before income taxes
          and minority interests                  460               177                (71)              566

PROVISION FOR INCOME TAXES                       (170)              (65)                14 (F)          (221)
MINORITY INTERESTS                                 (4)                                                    (4)
                                        --------------   ---------------      -------------      -----------
NET EARNINGS                                      286               112                (57)              341

CONVERTIBLE PREFERRED
   STOCK DIVIDENDS                                 (7)                                 (22)(G)           (29)
                                        --------------   ---------------      -------------      -----------
NET EARNINGS APPLICABLE TO
    COMMON SHAREHOLDERS                 $         279    $          112       $        (79)      $       312
                                        ==============   ===============      =============      ===========
NET EARNINGS PER COMMON
    SHARE                                       $1.57                                                  $1.76 (H)
                                        ==============                                           ===========

WEIGHTED AVERAGE NUMBER
    OF COMMON SHARES
    OUTSTANDING                           177,443,000                                            177,443,000 (H)
                                        ==============                                           ===========

   See Notes to Unaudited Pro Forma Condensed Combining Financial Information

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

A. Included in this 1995 historical United information are the results of MetraHealth for the three month period ended December 31, 1995.

B. This information includes the historical results of the MetraHealth operations for the nine month period ended September 30, 1995 and the corresponding pro forma adjustments to give effect to what United's operations would have been had MetraHealth been included in United's historical financial results for the full year ended December 31, 1995.

C. United acquired PHP, Inc. on March 29, 1996, HealthWise of America, Inc. on April 12, 1996 and Louisiana Independent Physicians Association, Inc. on June
4, 1996. These transactions have been excluded from the "UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION" as their effects are not significant.

D. This adjustment reflects the reduction in interest income as a result of cash paid in the acquisition of $1.09 billion ($1.09 billion at 6.0% per annum).

E. This adjustment reflects the amortization of costs in excess of net assets acquired resulting from the acquisition of $992.0 million, using a range of estimated useful lives for identifiable and unidentifiable intangible assets of 25 to 40 years (35 year average assumed).

F. This adjustment reflects the estimated net tax effects of the pro forma adjustments described herein for the respective periods using United's consolidated effective tax rate. This adjustment assumes that the amortization of costs in excess of net assets acquired resulting from the transaction are not deductible.

G. This adjustment reflects the dividends on the 5.75% convertible preferred stock issued in connection with the acquisition. In determining earnings per share, the preferred stock is not considered a common stock equivalent and is antidilutive.

H. The combined pro forma net earnings per common share data is computed by dividing pro forma net earnings by the weighted average number of common shares and common share equivalents of the combined companies.

                                                                       EXHIBIT A



                        FIRST AMENDMENT AND RESTATEMENT

                                      OF

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                        UNITED HEALTHCARE CORPORATION,

                          UHC BROWN ACQUISITION, INC.

                                      AND

                      PHYSICIANS HEALTH ASSOCIATION, LTD.


                                MARCH 13, 1996

                               TABLE OF CONTENTS

ARTICLE I   THE MERGER.................................................................................    1
      SECTION 1.01  The Merger.........................................................................    1
      SECTION 1.02  Effective Time.....................................................................    1
      SECTION 1.03  Effect of the Merger...............................................................    2
      SECTION 1.04  Certificate of Incorporation; By-Laws..............................................    2
      SECTION 1.05  Directors and Officers.............................................................    2
      SECTION 1.06  Taking Necessary Action; Further Action............................................    2
      SECTION 1.07  The Closing........................................................................    2

ARTICLE II  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES.........................................    2
      SECTION 2.01  Conversion of Securities...........................................................    2
      SECTION 2.02  Stockholder Representatives........................................................    4
      SECTION 2.03  Delivery of Certificates of Acquiror Common Stock..................................    5
      SECTION 2.04  Stock Transfer Books...............................................................    6
      SECTION 2.05  Rights to Acquire Company Common Stock.............................................    6
      SECTION 2.06  Dissenting Stockholders............................................................    6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................................    7
      SECTION 3.01  Organization and Qualification; Subsidiaries.......................................    7
      SECTION 3.02  Certificate of Incorporation; By-Laws..............................................    7
      SECTION 3.03  Capitalization; Ownership of Shares................................................    7
      SECTION 3.04  Authority; Vote Required...........................................................    8
      SECTION 3.05  No Conflict; Required Filings and Consents.........................................    8
      SECTION 3.06  Permits; Compliance................................................................    9
      SECTION 3.07  Reports; Financial Statements......................................................    9
      SECTION 3.08  Absence of Certain Changes or Events...............................................    9
      SECTION 3.09  Absence of Litigation..............................................................   10
      SECTION 3.10  Contracts; No Default..............................................................   10
      SECTION 3.11  Employee Benefit Plans; Employees..................................................   11
      SECTION 3.12  Taxes..............................................................................   11
      SECTION 3.13  Intellectual Property Rights.......................................................   12
      SECTION 3.14  Certain Business Practices and Regulations.........................................   12
      SECTION 3.15  Insurance..........................................................................   12
      SECTION 3.16  Transaction Tax Matters............................................................   13
      SECTION 3.17  Certain Relationships..............................................................   13
      SECTION 3.18  Brokers............................................................................   13
      SECTION 3.19  Properties.........................................................................   13
      SECTION 3.20  Fairness Opinion...................................................................   14
      SECTION 3.21  Disclosure.........................................................................   14

ARTICLE IV  REPRESENTATIONS AND WARRANTIES
            OF ACQUIROR AND ACQUIROR SUB...............................................................   14
      SECTION 4.01  Organization and Qualification; Subsidiaries.......................................   14
      SECTION 4.02  Articles/Certificate of Incorporation; By-Laws.....................................   14
      SECTION 4.03  Capitalization.....................................................................   14
      SECTION 4.04  Authority; Enforceability..........................................................   15
      SECTION 4.05  No Conflict; Required Filings and Consents.........................................   15
      SECTION 4.06  Reports; Financial Statements......................................................   16
      SECTION 4.07  Tax Matters........................................................................   17
      SECTION 4.08  Ownership of Acquiror Sub; No Prior Activities.....................................   17
      SECTION 4.09  Brokers............................................................................   17
      SECTION 4.10  Effective Time; Disclosure.........................................................   17

ARTICLE V   COVENANTS TO BE OBSERVED PENDING CLOSING...................................................   18
      SECTION 5.01  Affirmative Covenants of the Company...............................................   18
      SECTION 5.02  Negative Covenants of the Company..................................................   18
      SECTION 5.03  Affirmative Covenants of Acquiror..................................................   20
      SECTION 5.04  Access and Information.............................................................   20

ARTICLE VI  ADDITIONAL AGREEMENTS......................................................................   21
      SECTION 6.01  Meeting of Stockholders............................................................   21
      SECTION 6.02  Appropriate Action; Consents; Filings..............................................   21
      SECTION 6.03  Update Disclosure; Breaches........................................................   22
      SECTION 6.04  Tax Treatment......................................................................   22
      SECTION 6.05  Public Announcements...............................................................   22
      SECTION 6.06  Indemnification of Directors and Officers..........................................   22
      SECTION 6.07  Obligations of Acquiror Sub........................................................   23
      SECTION 6.08  Registration of Acquiror Common Stock..............................................   23
      SECTION 6.09  NYSE Listing.......................................................................   25
      SECTION 6.10  Other Agreements...................................................................   25

ARTICLE VII CLOSING CONDITIONS.........................................................................   25
      SECTION 7.01  Conditions to Obligations of Each Party Under This Agreement.......................   25
      SECTION 7.02  Additional Conditions to Obligations of Acquiror and Acquiror Sub..................   26
      SECTION 7.03  Additional Conditions to Obligations of the Company................................   27

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.........................................................   28
      SECTION 8.01  Termination........................................................................   28
      SECTION 8.02  Effect of Termination..............................................................   28
      SECTION 8.03  Expenses and Remedies..............................................................   28

ARTICLE IX  INDEMNIFICATION............................................................................   29
      SECTION 9.01  Indemnification of Acquiror........................................................   29
      SECTION 9.02  Method of Asserting Claims.........................................................   30
      SECTION 9.03  Expiration of Indemnities..........................................................   31
      SECTION 9.04  Indemnification Claims; Interest...................................................   31
      SECTION 9.05  Exclusivity of Indemnification.....................................................   31

ARTICLE X   DEFINITIONS................................................................................   31
      SECTION 10.01  Defined Terms.....................................................................   31

ARTICLE XI  GENERAL PROVISIONS.........................................................................   35
      SECTION 11.01  Arbitration.......................................................................   35
      SECTION 11.02  Notices...........................................................................   36
      SECTION 11.03  Amendment.........................................................................   37
      SECTION 11.04  Waiver............................................................................   37
      SECTION 11.05  Headings..........................................................................   37
      SECTION 11.06  Severability......................................................................   37
      SECTION 11.07  Entire Agreement..................................................................   37
      SECTION 11.08  Assignment........................................................................   37
      SECTION 11.09  Parties in Interest...............................................................   37
      SECTION 11.10  Construction of Terms.............................................................   38
      SECTION 11.11  No Strict Construction............................................................   38
      SECTION 11.12  Governing Law.....................................................................   38
      SECTION 11.13  Counterparts......................................................................   38

                                   EXHIBITS

EXHIBIT 2.01       FORM OF ESCROW AGREEMENT
EXHIBIT 5.05(b)    FORM OF PROMISSORY NOTE


                                   SCHEDULES

COMPANY DISCLOSURE SCHEDULE
ACQUIROR DISCLOSURE SCHEDULE

          THIS FIRST AMENDMENT AND RESTATEMENT, dated as of March 13, 1996, of the AGREEMENT AND PLAN OF MERGER, dated as of February 21, 1996 (this "Agreement"), is by and among UNITED HEALTHCARE CORPORATION, a Minnesota corporation ("Acquiror"), UHC BROWN ACQUISITION, INC., a Delaware corporation ("Acquiror Sub"), and a wholly owned Subsidiary of Acquiror, and PHYSICIANS HEALTH ASSOCIATION, LTD., a Delaware corporation (the "Company"). Capitalized terms used and not otherwise defined herein have the meanings set forth in
Article X.

                                  WITNESSETH:

          WHEREAS, the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Law, desires to merge with and into Acquiror Sub, with Acquiror Sub being the surviving corporation (the "Merger");

          WHEREAS, the Boards of Directors of Acquiror, Acquiror Sub, and the Company have approved this Agreement, and the Boards of Directors of Acquiror Sub and the Company have directed that this Agreement be submitted to their respective stockholders for approval and adoption in accordance with Delaware Law;

          WHEREAS, Acquiror, as the sole stockholder of Acquiror Sub, has approved and adopted this Agreement;

          WHEREAS, Acquiror and the Company own all of the issued and outstanding capital stock of Midwest Physicians' Programs, Inc.;

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code; and

          WHEREAS, Acquiror, the sole stockholder of Acquiror Sub, will deliver, or cause to be delivered, to the stockholders of the Company the consideration to be paid pursuant to the Merger in accordance with the terms of this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions hereof, the parties agree as follows:


                                   ARTICLE I
                                  THE MERGER

          SECTION 1.01  The Merger.  Upon the terms and subject to the
          ------------------------
conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time, the Company shall be merged with and into Acquiror Sub. As a result of the Merger, the separate corporate existence of the Company shall cease, and Acquiror Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Acquiror Sub and the Company are sometimes collectively referred to herein as the "Constituent Corporations".

          SECTION 1.02  Effective Time.  As promptly as practicable after the
          ----------------------------
satisfaction or, if permissible, waiver, of the conditions set forth in Article VII, and provided this Agreement shall not have been terminated as provided in
Article VIII, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing being the "Effective Time").

          SECTION 1.03  Effect of the Merger.  At the Effective Time, the
          ----------------------------------
effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of those laws, and subject to their provisions, at the Effective Time, except as otherwise provided in this Agreement, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of Acquiror Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, duties, and obligations of Acquiror Sub and the Company shall become the debts, liabilities, duties, and obligations of the Surviving Corporation.

          SECTION 1.04  Certificate of Incorporation; By-Laws.  At the Effective
          ---------------------------------------------------
Time, the Certificate of Incorporation and the By-Laws of the Company shall be amended and restated in their entirety to read as set forth in Exhibit 1.04.

          SECTION 1.05  Directors and Officers.  The directors of Acquiror Sub
          ------------------------------------
immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Acquiror Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          SECTION 1.06  Taking Necessary Action; Further Action.  Acquiror,
          -----------------------------------------------------
Acquiror Sub, and the Company, respectively, shall each use its reasonable efforts as promptly as possible to take all such action as may be necessary or appropriate to effectuate the Merger under Delaware Law at the time specified in
Section 1.02. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title, and possession to all properties, interests, assets, rights, privileges, immunities, powers, franchises, and authority of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation, or otherwise, to execute and deliver, or cause to be executed and delivered, such deeds and other instruments and to take or cause to be taken all such further lawful and necessary action.

          SECTION 1.07  The Closing.  The closing of the transactions
          -------------------------
contemplated by this Agreement (the "Closing") shall take place at the offices of Greensfelder, Hemker & Gale, P.C. in St. Louis, Missouri, commencing at 10:00 a.m., local time, as promptly as practicable after all of the conditions to the Merger set forth in Article VII shall have been fulfilled or waived, or such other date, time, and place as the parties may agree (the "Closing Date") and shall be effective at the Effective Time. Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties the certificates, documents, and instruments required to be so delivered pursuant to this Agreement.


                                  ARTICLE II
              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

          SECTION 2.01  Conversion of Securities.  At the Effective Time, by
          --------------------------------------
virtue of the Merger and without any further action on the part of Acquiror Sub, the Company or the holders of Company Common Stock (the "Stockholders"):

          (a)  Merger Consideration.  Each share of Company Common Stock issued
               --------------------
and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.01(b) and other than Dissenting Shares) shall be converted, subject to Section 2.03(e), into and become the right to receive a pro rata share of the Merger Consideration. The Merger Consideration shall consist of: (i) a number of shares of Acquiror Common Stock having an aggregate Average Stock Price, as defined in this Agreement, of $27,500,000 plus (ii) cash in the amount of $6,348,000; provided, however, that (A) the number of shares of Acquiror Common Stock determined in accordance with Subsection (i) of this Section shall be subject to adjustment as provided in Section 2.01(b) below and (B) the cash portion of the Merger Consideration specified in Subsection (ii) of this Section, together with cash in lieu of any shares of Acquiror Common Stock arising from fractional share interests resulting from the Exchange Ratio, as hereinafter defined (such amounts, and the earnings on such amounts, being collectively the "Escrow Amount") shall be placed in escrow pursuant to an Escrow Agreement in the form of Exhibit 2.01 to this Agreement (the "Escrow
                                ------------
Agreement") to be entered into at the Closing among Acquiror, First Trust National Association, as escrow agent (the "Escrow Agent") and Gerald Moritz, M.D., David M. Keefe, M.D., and Paul Vatterott, M.D., or any successor to any of such individuals selected in accordance with the provisions of Section 2.02, as representatives of the Company's stockholders (the "Stockholder Representatives"). Payments of the Escrow Amount shall be made to holders of the Company Common Stock, its officers and directors, the Acquiror, the Stockholder Representatives or others, as the case may be, in accordance with Section 2.02 and Article IX.

          (b)  Adjustment of Number of Shares of Acquiror Common Stock.  If the
               -------------------------------------------------------
aggregate number of shares of Acquiror Common Stock determined in accordance with the formula set forth in Subsection 2.01(a)(i) shall result in a fractional share interest, the number so determined shall be raised to the next whole number of shares. In addition, the number of shares of Acquiror Common Stock shall be adjusted as follows: (i) if between the date of this Agreement and the Effective Time the outstanding shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares, the number of shares of Acquiror Common Stock determined pursuant to Subsection 2.01(a)(i) shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares; and (ii) if, as of the Effective Time, the aggregate market value of the shares of Acquiror Common Stock determined in accordance with Subsection 2.01(a)(i) shall, based upon the closing price for such Acquiror Common Stock on the NYSE as of the trading day immediately preceding the Effective Time, represent less than fifty-five percent (55%) of the aggregate Merger Consideration, then the number of shares of Acquiror Common Stock constituting a portion of the Merger Consideration shall be increased to such number as is necessary to constitute fifty-five percent (55%) of the aggregate Merger Consideration.

          (c)  Exchange Ratio; Fractional Share Interests.  The whole number of
               ------------------------------------------
shares resulting from dividing (i) the number of shares of Acquiror Common Stock included in the Merger Consideration by (ii) the number of shares of Company Common Stock outstanding at the Effective Time is referred to as the "Exchange Ratio." As provided in Section 2.03(b), distribution of the Merger Consideration to Stockholders of the Company shall be based on the delivery of a certificate representing the Exchange Ratio per share of Company Common Stock to each Stockholder entitled thereto together with a pro-rata interest in the Escrow Amount. No fractional share of Acquiror Common Stock shall be issued to any Stockholder, but in lieu thereof a cash payment for the aggregate of such fractional share interests shall be made pursuant to Section 2.03(d) of this Agreement.

          (d)  Effect of Merger on Outstanding Shares of Company Common Stock.
               --------------------------------------------------------------
All shares of Company Common Stock outstanding at the Effective Time shall no longer be outstanding, shall automatically be canceled and retired, and shall cease to exist. Subject to Section 2.06, such shares shall thereafter represent only the right to receive the Merger Consideration into which such Company Common Stock was converted in the Merger; provided that the right to receive the Escrow Amount shall be subject to the terms of Article IX of this Agreement.

          (e)  Effect of Merger on Shares of Company Common Stock Issued but not
               -----------------------------------------------------------------
Outstanding.  Each share of Company Common Stock held in the treasury of the
- -----------
Company and each share of Company Common Stock owned by any direct or indirect wholly owned Subsidiary of the

Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion of such shares. No payment shall be made with respect to such shares.

          (f)  Effect of Merger on Shares of Acquiror Sub Common Stock.  Each
               -------------------------------------------------------
share of Common Stock, par value $0.01 per share, of Acquiror Sub ("Acquiror Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Merger.

          SECTION 2.02  Stockholder Representatives.
          -----------------------------------------

               (a)  Duties.  The Stockholder Representatives shall act on behalf
                    ------
of the persons who were stockholders of the Company at the Effective Time, other than holders of Dissenting Shares (as defined in Section 2.06(a)) ("Former Holders"), with respect to all matters relating to payments of the Escrow Amount. From time to time, the Stockholder Representatives shall direct the Escrow Agent to withdraw from the Escrow Amount and promptly pay to the persons entitled thereto such payments as are provided for in Section 2.02(e), Section 2.06, or Article IX. Promptly following January 1 of each year, the Stockholder Representatives shall direct the Escrow Agent to withdraw from the Escrow Amount any interest earnings on the Escrow Amount and to distribute such amounts pro rata to the Former Holders. To the extent the Escrow Amount on the first anniversary of the Effective Time exceeds $4,000,000, after deducting from the Escrow Amount a reasonable estimate of any amounts that may be due to the Stockholder Representatives pursuant to Section 2.02(e), that may be payable pursuant to Section 2.06, or that may be required to be retained pursuant to the Escrow Agreement with respect to unliquidated claims for which indemnity may be sought pursuant to Article IX, then the Stockholder Representatives shall cause the Escrow Agent to distribute promptly to the Former Holders their pro rata share of such excess amount. Upon expiration of the period specified in Section 9.03, the Stockholder Representatives shall cause the Escrow Agent to pay to the Former Holders, pro rata, all of the remaining Escrow Amount after deducting therefrom a reasonable estimate of any amounts that may be due the Stockholder Representatives pursuant to Section 2.02(e), that may be payable pursuant to
Section 2.06, or that may be required to be retained with respect to unliquidated claims for which indemnity may be sought pursuant to Article IX.

               (b)  Method of Acting.  The Stockholder Representatives shall act
                    ----------------
(i) by meeting (of which reasonable notice shall be given to its members of the date, time, place, and purpose, which notice may be waived in writing but shall not otherwise be deemed to have been waived), by the affirmative vote of at least a majority of the persons serving as Stockholder Representatives (failing which the Stockholder Representatives shall be deemed to have determined not to act with respect to the matter voted upon and the Escrow Agent shall be authorized to proceed as directed in the Escrow Agreement), or (ii) by unanimous written consent. Any vacancy in the number of Stockholder Representatives arising from resignation, death, incapacity, or removal may be filled from among Former Holders by majority vote of the remaining persons then serving as Stockholder Representatives (even if not constituting a quorum).

               (c)  Former Holder Actions.  The Former Holders may at any time,
                    ---------------------
by vote of a majority of their former voting power of Company Common Stock present in person or by proxy at a meeting or by written consent of such a majority, (i) remove any person from service as a member of the Stockholder Representatives and elect a replacement (who shall be a Former Holder) and (ii) ratify any proposed action of the Stockholder Representatives. No such ratification shall be required unless so determined and requested by the Stockholder Representatives.

               (d)  Former Holder Meetings.  Meetings of the Former Holders may
                    ----------------------
be held upon call by majority action of the Stockholder Representatives as if the Company were still in existence, still had the same Articles and By-Laws as it had at the Effective Time, the Former Holders were its holders of record, and the persons serving as Stockholder Representatives were its directors.

Meetings of the Former Holders may be held upon call by the written action of not less than 100 Former Holders provided to the Escrow Agent not less than 45 nor more than 75 days prior to the date of the meeting. Notice of any such meeting shall be given to all Former Holders having a beneficial interest in the Escrow Amount as reflected on the records of the Escrow Agent and shall be mailed by the Escrow Agent together with such form of proxy and other information as the persons calling the meeting shall provide.

          (e)  Liability; Former Holder Expenses.  The Stockholder
               ---------------------------------
Representatives will not be liable for any act or failure to act in the capacity as Stockholder Representatives except to the extent such act or failure to act involved gross negligence or wilful misconduct. Any action taken in good faith upon the written advice of qualified legal counsel or certified public accountants shall be conclusively deemed not to constitute gross negligence or wilful misconduct. Upon request by notice at any time from the Stockholder Representatives, the Escrow Agent will pay directly to the Stockholder Representatives such portion of the Escrow Amount as the Stockholder Representatives may request for the purpose of paying reasonable expenses incurred by the Stockholder Representatives, including indemnity against claims made against them as persons serving as Stockholder Representatives to the same extent as if the Escrow Amount were funds of the Company and the persons serving as Stockholder Representatives were directors of the Company.

          SECTION 2.03  Delivery of Certificates of Acquiror Common Stock.
          ---------------------------------------------------------------

          (a)  Exchange Agent.  As of the Effective Time, Acquiror shall
               --------------
deposit, or shall cause to be deposited, with Norwest Bank Minnesota, National Association, or another bank or trust company designated by Acquiror and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing a number of shares of Acquiror Common Stock equal to the Exchange Ratio times the number of shares of Company Common Stock outstanding at the Effective Time (such certificates for shares of Acquiror Common Stock being referred to as the "Exchange Fund"). The Exchange Fund shall not include the Escrow Amount, which amount shall be paid into escrow pursuant to the Escrow Agreement. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

          (b)  Exchange Procedures.  As soon as reasonably practicable after the
               -------------------
Effective Time, the Exchange Agent shall deliver to each Stockholder (other than any Stockholder identified as exercising rights as a Dissenting Stockholder as of the Effective Time pursuant to Section 2.06(a) below) specified in the Stockholder List provided pursuant to Section 7.02(f) a certificate representing that number of whole shares of Acquiror Common Stock which such holder has received in the Merger in respect of the shares of Company Common Stock.

          (c)  No Further Rights in Company Common Stock.  All shares of
               -----------------------------------------
Acquiror Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, other than the right to receive a pro rata share of the Escrow Amount.

          (d)  Delivery in Respect of Fractional Share Interests.  As provided
               -------------------------------------------------
in Sections 2.01(a) and 2.01(c), no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued as part of the Merger Consideration, but the aggregate number of shares of Acquiror Common Stock representing such fractional share interests shall be deliverable to the Escrow Agent as part of the Escrow Amount. In lieu of delivering to the Escrow Agent shares of Acquiror Common Stock representing such aggregate fractional share interest, Acquiror shall deliver an amount in cash (without interest) determined by multiplying (i) the closing sale price per share of Acquiror Common

Stock as reported on the NYSE on the business day immediately preceding the Closing Date by (ii) the number of shares of Acquiror Common Stock representing such aggregate fractional share interest.

          SECTION 2.04  Stock Transfer Books.  At the Effective Time, there
          ----------------------------------
shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by Law.

          SECTION 2.05  Rights to Acquire Company Common Stock.  At the
          ----------------------------------------------------
Effective Time, all outstanding warrants, options, phantom stock, convertible securities, or any other rights or claimed rights of any kind to acquire shares of Company Common Stock, if any such rights exist, shall be canceled and extinguished without any conversion thereof or payment with respect thereto.

          SECTION 2.06  Dissenting Stockholders.
          -------------------------------------

          (a)  Notwithstanding anything in this Agreement to the contrary, if
Section 262 of the Delaware Law shall be applicable to the Merger, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by Stockholders who have not voted such shares in favor of the Merger, who shall have delivered, prior to any vote on the Merger, a written demand for appraisal for such shares in the manner provided in
Section 262 of the Delaware Law and who shall not have effectively withdrawn or lost such right to appraisal during the period of time during which a Stockholder may withdraw such Stockholder's right to appraisal under Section 262 of the Delaware Law ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.01 of this Agreement, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware Law. Upon expiration of the period of time during which a Stockholder may withdraw such Stockholder's right to appraisal under Section 262 of the Delaware Law, the Exchange Agent shall return to Acquiror the shares of Acquiror Common Stock allocable to such Stockholder and deposited with the Exchange Agent. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with the Delaware Law; provided, however, that if such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Section 262 of the Delaware Law, such holder shall forfeit the right to appraisal of such shares, and each such share shall thereupon be deemed to have been converted, as of the Effective Time, into and represent only the right to receive payment from the Surviving Corporation of the Merger Consideration, as provided in Section 2.01 of this Agreement. In such event, Acquiror and the Stockholder Representatives shall instruct the Exchange Agent to deliver to such holder the number of shares of Acquiror Common Stock to which such holder is entitled as a result of the Exchange Ratio and shall instruct the Escrow Agent to indicate on the list of former stockholders of the Company that such stockholder has a beneficial interest in the Escrow Amount pro rata with the other Former Holders.

          (b) The Company shall give Acquiror (i) prompt notice of any written demand for appraisal, any withdrawal of any such demand for appraisal, and any other instrument served pursuant to Section 262 of the Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under such Section 262 of the Delaware Law. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demand for appraisal or offer to settle or settle any such demand.

          (c) A portion of any amounts paid by the Company or the Surviving Corporation with respect to Dissenting Shares shall be reimbursed to the Surviving Corporation from the Escrow Amount according to the terms of Article IX.


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in the Disclosure Schedule delivered by the Company to Acquiror prior to the execution of, and attached to, the Agreement and Plan of Merger by and among Acquiror, Acquiror Sub and the Company, dated February 21, 1996 (the "Company Disclosure Schedule"), which identifies exceptions by specific Section references, the Company hereby represents and warrants to Acquiror that:

          SECTION 3.01  Organization and Qualification; Subsidiaries.  The
          ----------------------------------------------------------
Company is a corporation, duly incorporated, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary. The Company does not have any Subsidiaries.

          SECTION 3.02  Certificate of Incorporation; By-Laws.  The Company
          ---------------------------------------------------
has furnished to Acquiror complete and correct copies of the Certificate of Incorporation and the By-Laws, as amended or restated, of the Company. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

          SECTION 3.03  Capitalization; Ownership of Shares.
          -------------------------------------------------

          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, $1.00 par value per share of which not more than 2,500 shares were issued and outstanding; each holder of Company common Stock owns one share of such stock.

          (b) Except as described in this Section 3.03, no shares of Company Common Stock are held in treasury or are reserved for any purpose. Since December 31, 1995, no shares of Company Common Stock have been issued by the Company. Each of the outstanding shares of Company Common Stock is duly authorized, validly issued, fully paid, and non-assessable, and such shares were issued in compliance with all applicable federal and state securities Laws.
None of the outstanding shares of Company Common Stock are subject to preemptive rights created by statute, the Company's Certificate of Incorporation, or By-Laws or any agreement to which the Company is a party or by which it is bound.

          (c) The Company owns 600 shares of class A common stock, par value $1.00 per share, of Midwest, all of which are duly authorized, validly issued, fully paid, and non-assessable, and all of such shares are owned by the Company free and clear of all security interests, liens, claims, pledges, agreements (other than as contemplated by this Agreement or the Agreement dated September 4, 1994 between Acquiror and the Company), limitations on the Company's voting rights, charges, or other encumbrances of any nature whatsoever. The Company does not own any other capital stock of, or other equity interests in, Midwest or any Subsidiary of Midwest, or any options, warrants, or other rights to acquire any capital stock or other equity interests in Midwest or any Subsidiary of Midwest.

          (d) There are no options, warrants, or other rights, agreements, arrangements, or commitments to which the Company, or to the knowledge of the Company, Midwest or any Subsidiary of Midwest, is a party of any character relating to the issuance of capital stock of, or other equity interests in, the Company, Midwest, or any Subsidiary of Midwest or obligating the Company, Midwest, or any such Subsidiary to grant, issue, sell, or register for sale any shares of the capital stock of, or other equity interests in, the Company, Midwest, or any Subsidiary of Midwest, by sale, lease, license, or otherwise. As of the date of this Agreement, there are no obligations, contingent or otherwise, of the Company, or to the knowledge of the Company, of Midwest or any Subsidiary of Midwest, to (i) repurchase, redeem, or otherwise acquire any shares of Company Common Stock, or the capital stock of, or other equity interests in, Midwest or any such Subsidiary; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution, or otherwise), or provide any guarantee with respect to the obligations of, Midwest, any Subsidiary of Midwest, or any other person.

          SECTION 3.04  Authority; Vote Required.
          --------------------------------------

          (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than with respect to the approval and adoption of this Agreement by the holders of Company Common Stock in accordance with Delaware Law and the Company's Certificate of Incorporation and By-Laws). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by, and the legal, valid, and binding effect on, Acquiror and Acquiror Sub, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with the terms and conditions hereof.

          (b) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger under the provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws.

          SECTION 3.05  No Conflict; Required Filings and Consents.
          --------------------------------------------------------

          (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of the Company; (ii) conflict with or violate any Laws applicable to the Company, or to the knowledge of the Company, to Midwest or any Subsidiary of Midwest, or by which any of their respective properties is bound or affected; subject to (A) obtaining the requisite approval and adoption of this Agreement by the holders of the outstanding shares of the Company Common Stock in accordance with Delaware Law and the Company's Certificate of Incorporation and By-Laws, (B) obtaining the consents, approvals, authorizations, and permits of, and making filings with or notifications to, any Governmental Entity, pursuant to the applicable requirements of any Law (including any Health Benefit Law) or of any third party listed on Section 3.05 of the Company Disclosure Schedule and (C) the filing and recordation of appropriate merger documents as required by Delaware Law; or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company, or to the knowledge of the Company, of Midwest, or any Subsidiary of Midwest, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company, Midwest, or any Subsidiary of Midwest is a party or by which the Company, Midwest, or any Subsidiary of Midwest or any of their respective properties is bound or affected. Section 3.05 of the Company Disclosure Schedule sets forth a list of all consents, approvals, authorizations, permits, filings, and notifications of, with, and to any Governmental Entity required to be made, obtained, or filed under any Health Benefit Law or other Law applicable to the Company or any other third party as a result of the execution and delivery of this Agreement by the Company and the consummation of the Merger.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities or other third party, except for (i) the consents, approvals, authorizations, filings, notices, or permits described in Section
3.05 of the Company Disclosure Schedule and (ii) the filing and recordation of appropriate merger documents as required by Delaware Law.

          SECTION 3.06  Permits; Compliance.  The Company is in possession of
          ---------------------------------
all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, and orders necessary for the Company to own, lease, and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"). No suspension, revocation, or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company is not operating in material conflict with, or in default or violation of, any Law applicable to the Company or by which any of its properties is bound or affected or any of the Company Permits.

          SECTION 3.07  Reports; Financial Statements.
          -------------------------------------------

          (a) The Company is not required to file any forms, reports statements, or other documents with the SEC, any applicable state securities authorities, or any other applicable federal or state regulatory authorities including, without limitation, state insurance and health regulatory authorities.

          (b) The Company has reviewed copies of the audited consolidated balance sheet of the Company as at December 31, 1995 and the related audited consolidated statements of operations, stockholders' equity, and cash flows for the fiscal year then ended together with any notes thereto (the "Financial Statements"). Copies of the Financial Statements have been delivered to Acquiror. The Financial Statements (including, in each case, any related notes to such statements) fairly present the consolidated financial position of the Company, as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods indicated, except that the 1996 Financial Statements are subject to normal and recurring year-end adjustments, which are not expected to be material in amount.

          (c) The Company does not actively conduct, and has not ever actively conducted, any trade or business, except indirectly through Midwest. The Company does not have any assets other than its equity interests in Midwest, cash, and cash equivalents as described in the Financial Statements. Except as and to the extent reflected on or reserved against in the Financial Statements, the Company does not have any liabilities or obligations of any nature (whether known, unknown, accrued, absolute, contingent, or otherwise).

          SECTION 3.08  Absence of Certain Changes or Events.  Except in
          --------------------------------------------------
connection with the transaction as contemplated in this Agreement, since December 31, 1995:

          (a) the Company has conducted its business only in the ordinary and usual course, consistent with past practice;

          (b) there has not been any material adverse change in the condition (financial or otherwise), results of operations, prospects, business, properties, assets, or liabilities of the Company or any development which reasonably could be expected to result in any such material adverse change;

          (c) the Company has not hired any employees, the Company has not paid any compensation to officers, directors, or employees or created any bonus, insurance, pension, or other employee benefit plan, payment, or arrangement (including, but not limited to, the granting of director, officer, or employee stock options);

          (d) the Company has not made any loans or advances to any of its respective officers, directors, stockholders, or affiliates;

          (e) the Company has not declared, paid, or accrued any liability for the payment of, any dividends or made any other distributions to its stockholders with respect to shares of its capital stock;

          (f) the Company has not entered into any commitment or transaction (including without limitation one for any borrowing or capital expenditure);

          (g) there has not been any change in the accounting methods or practices followed by the Company, except as required by GAAP;

          (h) the Company has not incurred any debt, liability, or obligation, whether accrued, absolute, contingent, or otherwise;

          (i) the Company has not issued, redeemed, or repurchased any stock, bond, partnership interest, or other security;

          (j)  the Company has not relinquished any contract or contract right;

          (k) the Company has not sold, assigned, or transferred any of its assets (tangible or intangible); and

          (l) the Company has not entered into any commitment (oral, written, contingent, or otherwise) to do any of the foregoing.

          SECTION 3.09  Absence of Litigation.
          -----------------------------------

          (a) Section 3.09(a) of the Company Disclosure Schedule lists and briefly describes all claims, actions, suits, litigation, proceedings, arbitrations, or, to the knowledge of the Company, investigations of any kind to which the Company is a party, at law or in equity (including actions or proceedings seeking injunctive relief), which are pending or, to the knowledge of the Company, threatened. There is no action pending seeking to enjoin or restrain the Merger or the transactions contemplated by this Agreement.

          (b) The Company is not subject to any continuing order of, consent decree, settlement agreement, or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree, or award of any Governmental Entity, court, or arbitrator, including, without limitation, cease-and-desist or other orders.

          SECTION 3.10  Contracts; No Default.
          -----------------------------------

          (a) Section 3.10(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of each written, and to the knowledge of the Company, oral, material Contract between the Company, on the one hand, and any person or entity, on the other hand.

          (b) Correct and complete copies of all written Contracts required to be disclosed on Section 3.10(a) of the Company Disclosure Schedule have been made available to Acquiror and, to the knowledge of the Company, the essential terms of all oral Contracts required to be disclosed thereon have been disclosed to Acquiror.

          (c) Each Contract to which the Company is a party is in full force and effect, each is a legal, valid and binding Contract, and there is no material default (or any event known to the Company which, with the giving of notice or lapse of time or both, would be a material default) by the Company or any other party, in the timely performance of any obligation to be performed or paid under any such Contract.

          (d) As of the date of this Agreement, to the Company's knowledge, the relationships of Midwest and its Subsidiaries with their contract providers who are Company stockholders are good commercial working relationships. To the Company's knowledge, during the 12 months prior to the date of this Agreement, no significant number of contract providers or groups of contract providers to Midwest or its Subsidiaries has canceled or otherwise terminated its relationship with Midwest or its Subsidiaries, and, to the Company's knowledge, no significant number of contract providers or groups of contract providers has indicated that it may cancel or otherwise terminate its relationship with Midwest or its Subsidiaries.

          SECTION 3.11  Employee Benefit Plans; Employees.
          -----------------------------------------------

          Neither the Company nor any of its affiliates under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintains, sponsors, or serves as a fiduciary of, is bound by, or has any liability under any Employee Benefit Plan. The Company has no employees and is not a party to any employment Contracts.

          SECTION 3.12  Taxes.
          -------------------

          (a)  (i)    All Returns (as defined below) in respect of Taxes (as
defined below) required to be filed with respect to the Company (including any consolidated federal income tax returns of the Company and any state tax returns that include the Company on a consolidated, combined, or unitary basis) are true, correct, and complete in all material respects, have been timely filed (including extensions), and no extension of time within which to file any such Return has been requested, which Return has not since been filed;

               (ii) All Taxes shown on such Returns or otherwise known by the Company to be due or payable have been timely paid and all payments of estimated Taxes required to be made with respect to the Company under Section 6655 of the Code or any comparable provision of state, local, or foreign law have been made on the basis of the Company's good faith estimate of the required installments, and all Taxes of the Company which will be due and payable, whether now or hereafter, for any period ending on, prior to, or including the Closing Date, shall have been paid by or on behalf of the Company or shall be reflected on the Company's books as an accrued Tax liability, either current or deferred, the amount of which as of the date of the Company Financial Statements is set forth on Section 3.12 of the Company Disclosure Schedule;

               (iii) No adjustment relating to any of such Returns has been proposed in writing by any Tax authority, except proposed adjustments that have been resolved prior to the date hereof;

               (iv) There are no outstanding subpoenas or requests for information with respect to any federal income tax Returns of the Company or the Taxes reflected on such Returns;

               (v) There are no Tax liens on any assets of the Company other than liens for Taxes not yet due or payable; and

               (vi) All Taxes required to be withheld, collected, or deposited by the Company during any taxable period for which the statute of limitations on an assessment remains open have been timely withheld, collected, or deposited and, to the extent required, have been paid to the relevant Tax authority.

          (b)  (i)    There are no outstanding waivers or agreements extending
the statute of limitations for any period with respect to any Tax, other than real or personal property Taxes, to which the Company may be subject; and

               (ii) the Company is not, as of the date of this Agreement, under audit with respect to any taxable period for any federal, state, local or foreign Tax (including income and franchise Taxes but not including real or personal property Taxes) by the Internal Revenue Service or the applicable Tax authority in each such state, local, or foreign jurisdiction.

          (c) The Company shall file its federal income tax Return, and all required state and local income and franchise tax Returns that include the Company, for the calendar tax year 1995 and any 1996 short period on or before the due date for filing such Returns (including extensions), and if such Returns, or any of them, are filed prior to the Effective Time, the Company shall afford to Acquiror reasonable opportunity for review of such returns prior to filing. For the purposes of this Section 3.12, references to the Company shall include former Subsidiaries of the Company for periods during which any such corporations were owned, directly or indirectly, by the Company.

          SECTION 3.13  Intellectual Property Rights.  Section 3.13 of the
          ------------------------------------------
Company Disclosure Schedule sets forth all material patents, patents pending, trademarks, servicemarks, trade names, service names, slogans, registered copyrights, and commercially significant unregistered copyrights owned, used, or licensed by the Company (the "Marks and Rights"), and all material litigation and claims brought or made by the Company since December 31, 1994 or by a third party against the Company involving the Marks and Rights or other intellectual property rights, including all conflicting claims of ownership and claims of infringement of the Marks and Rights or other intellectual property rights. The Company owns or possesses the right to use all Marks and Rights it currently uses, without any known conflict with the rights of others.

          SECTION 3.14  Certain Business Practices and Regulations.  None of
          --------------------------------------------------------
the Company, or to the knowledge of the Company, Midwest, any Subsidiary of Midwest, or any of their respective officers, directors, or managerial employees has (a) made, or agreed to make, any contribution, payment, or gift to any customer, supplier, agent, or governmental employee or agent where either the contribution, payment, or gift or the purpose thereof was illegal under any Law,
(b) established or maintained any unrecorded fund or asset of the Company for any improper purpose or made any false entries on its books and records for any reason, (c) made, or agreed to make, any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, or local public office in violation of any Law, or (d) engaged in any activity constituting fraud or abuse under the Laws relating to health care, insurance or the regulation of professional corporations.

          SECTION 3.15  Insurance.  The Company has no insurance for
          -----------------------
professional liability, directors and officers, fire, property and casualty, liability, worker's compensation, or other matters.

          SECTION 3.16  Transaction Tax Matters.
          -------------------------------------

          (a) To the Company's knowledge, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code.

          (b) There is no plan or intention on the part of any holder of one percent or more of the outstanding Company Common Stock, and, to the knowledge of the Company or any of its officers, directors or managerial employees, there is no plan or intention on the part of the remaining holders of Company Common Stock, to sell, exchange or otherwise dispose of a number of shares of Acquiror Common Stock received pursuant to the Merger that would reduce the ownership of Acquiror Common Stock by all of the pre-Merger holders of Company Common Stock to a number of shares having a value, as of the Effective Time, of less than 50% of the value of all of the formerly outstanding shares of Company Common Stock as of the Effective Time. For purposes of this representation, shares of Company Common Stock exchanged for cash (including cash that is part of the Escrow Amount) or other property, or surrendered by dissenters, will be treated as outstanding Company Common Stock at the Effective Time. Moreover, shares of Company Common Stock and shares of Acquiror Common Stock held by holders of Company Common Stock and otherwise sold, redeemed or disposed of prior or subsequent to the Effective Time will be considered in making this representation.

          SECTION 3.17  Certain Relationships.  To the Company's knowledge,
          -----------------------------------
none of the officers or directors of the Company or any entity controlled by the Company or any member of the immediate family of any of the foregoing:

          (a) has asserted any suit, action, or claim whatsoever against, or owes any amount, to the Company, Midwest or any Subsidiary of Midwest except for claims against Midwest or any Subsidiary of Midwest in the ordinary course of business, such as for accrued benefits under Employee Benefit Plans and similar matters;

          (b) has sold to, or purchased from, the Company, Midwest, or any Subsidiary of Midwest any assets or property for consideration in excess of $25,000 in the aggregate; or

          (c) has the right to borrow a material amount of funds from the Company, Midwest or any Subsidiary of Midwest.

As used in this Section 3.17, a person's immediate family shall mean such person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.

          SECTION 3.18  Brokers.  No broker, finder, or investment banker is
          ---------------------
entitled to any brokerage, finder's, investment banking, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company other than Houlihan Lokey Howard & Zukin. The Company has delivered to Acquiror a complete and correct copy of all agreements pursuant to which Houlihan Lokey Howard & Zukin will be entitled to any payment relating to the transactions contemplated by this Agreement.

          SECTION 3.19  Properties.
          ------------------------

          The Company does not own any real property. There is no real property leased by the Company, other than under leases covering less than 10,000 square feet of rentable space for which $100,000 or less per year is due as gross rent, including any operating expenses.

          SECTION 3.20  Fairness Opinion.  The Company has delivered to Acquiror
          ------------------------------
the written opinion of Houlihan Lokey Howard & Zukin addressed to the board of directors of the Company, dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger is fair to the Company's stockholders from a financial point of view, and such opinion has not been withdrawn.

          SECTION 3.21  Disclosure.  Each of the representations and warranties
          ------------------------
set forth in this Article III shall be deemed made at and as of the date of this Agreement and again at and as of the Effective Time, as if made at such time and substituting the Effective Time for the date of this Agreement throughout this
Article III, except to the extent such representations and warranties specifically refer to a date other than the date of this Agreement. No representation or warranty contained in this Agreement or in the Company Disclosure Schedule, or in any document delivered by the Company to Acquiror pursuant to Article VIII of this Agreement, contains or will, at the Effective Time, contain any untrue statement of a material fact or omits or will, at the Effective Time, omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading. No material facts relating to the ongoing business decisions or financial condition of the Company have been withheld from Acquiror, and copies of all documents which have been delivered or made available to Acquiror are true, correct and complete copies thereof, and include all amendments, supplements, or modifications thereto or waivers thereunder.


                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                         OF ACQUIROR AND ACQUIROR SUB

          Except as set forth in the Disclosure Schedule delivered by Acquiror and Acquiror Sub to the Company prior to the execution of, and attached to, the Agreement and Plan of Merger by and among Acquiror, Acquiror Sub and the Company, dated February 21, 1996 (the "Acquiror Disclosure Schedule"), which identifies exceptions by specific Section references, Acquiror and Acquiror Sub hereby jointly and severally represent and warrant to the Company that:

          SECTION 4.01  Organization and Qualification; Subsidiaries.  Each of
          ----------------------------------------------------------
Acquiror and Acquiror Sub is a corporation, duly incorporated, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted.

          SECTION 4.02  Articles/Certificate of Incorporation; By-Laws.
          ------------------------------------------------------------
Acquiror has furnished to the Company a complete and correct copy of the Articles or Certificate of Incorporation and the By-Laws, as amended or restated, of each of Acquiror and Acquiror Sub. Neither Acquiror nor Acquiror Sub is in violation of any of the provisions of its Articles or Certificate of Incorporation or By-Laws.

          SECTION 4.03  Capitalization.
          ----------------------------

          (a) The authorized capital stock of Acquiror consists of Acquiror Common Stock and Acquiror preferred stock ("Acquiror Preferred Stock" and together with acquiror Common Stock, "Acquiror Capital Stock"). Acquiror SEC Reports (as defined in Section 4.06(a)) set forth Acquiror's capitalization in all material respects. All outstanding shares of Acquiror Capital Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

          (b) The authorized capital stock of Acquiror Sub consists of 1,000 shares of Acquiror Sub Common Stock of which, as of the date of this Agreement, 100 shares are issued and outstanding. On the date of this Agreement, all issued and outstanding shares of Acquiror Sub Common Stock are, and at the Effective Time, all issued and outstanding shares of Acquiror Sub Common Stock will be, duly authorized, validly issued, fully paid and non-assessable.

          (c) Except as disclosed in the Acquiror SEC Reports or as disclosed in this Section 4.03, as of the date of this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments to which Acquiror or any of its Subsidiaries is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries or obligating Acquiror or any of its Subsidiaries to grant, issue, sell, or register for sale any shares of the capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries by sale, lease, license, or otherwise, except Acquiror's existing stock option plans to the extent options have not yet been granted thereunder and Acquiror's Stock Purchase Plan. As of the date of this Agreement, there are no obligations, contingent or otherwise, of Acquiror to (i) repurchase, redeem, or otherwise acquire any shares of Acquiror Common Stock or the capital stock of, or other equity interests in, any Subsidiary of Acquiror or (ii) except for guarantees of obligations of, or loans to, Subsidiaries entered into in the ordinary course of business, provide funds to, make any investment in (in the form of a loan, capital contribution, or otherwise), or provide any guarantee with respect to the obligations of, any Subsidiary of Acquiror or any other person.

          (d) The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable and not subject to preemptive rights created by statute, Acquiror's Articles of Incorporation or By-Laws or any agreement to which Acquiror is a party or is bound.

          SECTION 4.04  Authority; Enforceability.  Each of Acquiror and
          ---------------------------------------
Acquiror Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and Acquiror Sub, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and, assuming the due authorization, execution, and delivery by the Company and the Stockholders, constitutes a legal, valid, and binding obligation of Acquiror and Acquiror Sub, enforceable in accordance with its terms.

          SECTION 4.05  No Conflict; Required Filings and Consents.
          --------------------------------------------------------

          (a) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub will not: (i) conflict with or violate the Articles or Certificate of Incorporation or By-Laws or equivalent organizational documents of Acquiror or Acquiror Sub; (ii) conflict with or violate any Laws applicable to Acquiror, Acquiror Sub, or any of Acquiror's Subsidiaries or by which any of their respective properties is bound or affected subject to (A) obtaining the consents, approvals, authorizations, and permits of, and making filings with or notifications to, any Governmental Entities pursuant to the applicable requirements of Law (including any Health Benefit Law) or of any third party which are required to be disclosed in Section 3.05 of the Company Disclosure Schedule, (B) the filing and recordation of appropriate merger documents as required by Delaware Law and (C) obtaining the consents, approvals, authorizations, and permits of, and making filings with or notifications to, any Governmental Entities pursuant to the applicable requirements of Law (including any Health Benefit Law) or of any third party described in Section 4.05 of the Acquiror Disclosure Schedule; or (iii) result in any breach of or constitute a default (or an event that with notice, lapse of time, or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Acquiror, Acquiror Sub, or any of Acquiror's Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Acquiror, Acquiror Sub, or any of Acquiror's

Subsidiaries is a party or by which Acquiror, Acquiror Sub, or any of Acquiror's Subsidiaries or any of their respective properties is bound or affected, except for any such matters described in clause (ii) or (iii) that would not have an Acquiror Material Adverse Effect.

          (b) Section 4.05 of the Acquiror Disclosure Schedule sets forth a list of all consents, approvals, authorizations, permits, filings, and notifications of, with, and to (i) any Governmental Entity required to be made, obtained or filed under any Health Benefit Law or other Law applicable to Acquiror or (ii) any other third party as a result of the execution and delivery of this Agreement by the Company and the consummation of the Merger, other than those required to be disclosed in Section 3.05 of the Company Disclosure Schedule.

          (c) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub shall not, require any consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Entities or other third party in addition to those required to be disclosed in the Company Disclosure Schedule, except for (i) the consents, approvals, authorizations, or permits described in Section 4.05 of the Acquiror Disclosure Schedule, and (ii) the filing and recordation of appropriate merger documents as required by Delaware Law.

          SECTION 4.06  Reports; Financial Statements.
          -------------------------------------------

          (a) Since December 31, 1993, Acquiror and its Subsidiaries have filed all forms, reports, statements, and other documents required to be filed with
(i) the SEC including, without limitation, (A) all Annual Reports on Form 10-K,
(B) all Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of stockholders (whether annual or special), (D) all required Current Reports on Form 8-K, (E) all other reports or registration statements and (F) all amendments and supplements to all such reports and registration statements (collectively, the "Acquiror SEC Reports") and (ii) any applicable state securities authorities; and (iii) all forms, reports, statements, notices, and other documents required to be filed with any other applicable federal or state regulatory authorities, including, without limitation, state insurance and health regulatory authorities, except where the failure to file any such forms, reports, statements, notices and other documents under this clause (iii) would not have an Acquiror Material Adverse Effect (all such forms, reports, statements, notices and other documents in clauses (i), (ii), and (iii) of this
Section 4.06(a) being collectively referred to as the "Acquiror Reports"). The Acquiror Reports, including all Acquiror Reports filed after the date of this Agreement and prior to the Effective Time, were or will be prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to the Acquiror SEC Reports, the Securities Act and the Exchange Act, as the case may be).

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Acquiror SEC Reports, including any Acquiror SEC Reports filed after the date of this Agreement and prior to the Effective Time, (i) have been or will be prepared in all material respects in accordance with the published rules and regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except to the extent required by changes in GAAP and, with respect to Acquiror SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the consolidated financial position of Acquiror and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount and any pro forma financial information contained in such consolidated financial statements is not or may not be necessarily indicative of the consolidated financial position of Acquiror and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

          (c) Except as and to the extent set forth on the consolidated balance sheet of Acquiror and its Subsidiaries at December 31, 1995, including all notes thereto, neither Acquiror nor any of its Subsidiaries has any liabilities or obligations of any nature (whether known or unknown, matured, or unmatured, and whether accrued, absolute, contingent, or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Acquiror or in the notes thereto, prepared in accordance with the published rules and regulations of the SEC and GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1995 that would not have an Acquiror Material Adverse Effect, and none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim, or lawsuit.

          SECTION 4.07  Tax Matters.  To the knowledge of Acquiror, neither
          -------------------------
Acquiror nor any of its affiliates has taken, or agreed to take, any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

          SECTION 4.08  Ownership of Acquiror Sub; No Prior Activities.
          ------------------------------------------------------------

          (a) Acquiror Sub was formed for the purpose of engaging in the transactions contemplated by this Agreement.

          (b) As of the Effective Time, all of the outstanding capital stock of Acquiror Sub will be owned directly by Acquiror. As of the Effective Time, there will be no options, warrants, or other rights (including registration rights), agreements, arrangements, or commitments to which Acquiror Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Acquiror Sub or obligating Acquiror Sub to grant, issue, or sell any shares of the capital stock of, or other equity interests in, Acquiror Sub, by sale, lease, license, or otherwise. There are no obligations, contingent or otherwise, of Acquiror Sub to repurchase, redeem, or otherwise acquire any shares of the capital stock of Acquiror Sub.

          (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Acquiror Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

          SECTION 4.09  Brokers.  No broker, finder, or investment banker is
          ---------------------
entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

          SECTION 4.10  Effective Time; Disclosure.  Each of the representations
          ----------------------------------------
and warranties set forth in this Article IV shall be deemed made at and as of the date of this Agreement and again at and as of the Effective Time, as if made at such time and substituting the Effective Time for the date of this Agreement throughout this Article IV, except to the extent such representations and warranties specifically refer to a date other than the date of this Agreement. No representation or warranty contained in this Agreement or in the Acquiror Disclosure Schedule, or in any document delivered by the Acquiror to the Company pursuant to Article VII of this Agreement, contains or will, at the Effective Time, contain any untrue statement of a material fact or omits or will, at the Effective Time, omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading. To the knowledge of Acquiror, no material facts relating to the ongoing business decisions or financial condition of Acquiror or Acquiror Sub have been withheld from the Company, and copies of all documents which have been delivered or made available to the Company are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder.


                                   ARTICLE V
                   COVENANTS TO BE OBSERVED PENDING CLOSING

          SECTION 5.01  Affirmative Covenants of the Company.  The Company
          --------------------------------------------------
hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, the Company will:

          (a) operate its business in the usual and ordinary course consistent with past practice;

          (b) cooperate with the Acquiror in seeking to obtain such fiduciary liability, professional liability, and directors and officers liability insurance policies covering the Company or its officers and directors as Acquiror determines to seek;

          (c) use reasonable efforts to keep its stockholders informed of this transaction, and to encourage all Company stockholders who are contract providers to Midwest or Midwest Subsidiaries to maintain their relationships with Midwest and its Subsidiaries; and

          (d) use reasonable efforts to cause each of the conditions set forth in Article VII to be satisfied as soon as practicable after the date of this Agreement.

          SECTION 5.02  Negative Covenants of the Company.  Except as expressly
          -----------------------------------------------
contemplated by this Agreement, as set forth in Section 5.02 of the Company Disclosure Schedule or otherwise consented to in writing by Acquiror, which consent shall not be unreasonably withheld, from the date of this Agreement until the Effective Time, the Company shall not do any of the following:

          (a)  (i)    become obligated to pay any compensation to any director,
officer, or employee, except for reimbursement of expenses payable in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay to, or enter into or amend any severance agreement with, any director, officer, or employee, (iii) enter into or amend any employment agreement with any director, officer, or employee; or (iv) establish, adopt, enter into, or amend any Employee Benefit Plan, except as may be required to comply with applicable Law or the Code; provided, however, that the Board of Directors of the Company may in its discretion approve and submit to Stockholders for ratification and adoption a proposal for compensation to persons who have heretofore served as officers or directors of the Company without compensation, the award and payment of such compensation to be subject to the consummation of the transactions contemplated by this Agreement; provided, further, however, that if any proposal for such compensation is ratified and adopted by the Stockholders, such amount shall be paid by the Company's stockholders in the form of an offset against amounts held in escrow under the Escrow Agreement, as provided in Article IX.

          (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

          (c) (i) except as provided in Section 5.05(a), redeem, purchase, or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

          (d) issue, deliver, award, grant, or sell, or authorize the issuance, delivery, award, grant, or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges, or other encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants, or options to acquire, any such shares;

          (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

          (f) sell, lease, exchange, mortgage, pledge, transfer, or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer, or otherwise dispose of, any of its assets;

          (g) directly or indirectly solicit or initiate any discussions or negotiations with, or in any way participate in any negotiations with, provide any information to, or otherwise cooperate in any other way with, or facilitate or encourage any effort to attempt to, or enter into any agreement or understanding with, any person or group of persons (other than Acquiror and its directors, officers, employees, representatives and agents), concerning any Competing Transaction, or authorize any of the officers or directors of the Company to take any such action, and the Company shall cause the directors, officers, employees, agents, stockholders, and representatives of the Company (including, without limitation, any investment banker, financial advisor, attorney, or accountant retained by the Company) not to take any such action. The Company shall promptly notify Acquiror (i) if any inquiries, proposals, or requests for information concerning a Competing Transaction are received by the Company or any of its respective officers or directors, or (ii) when the Company becomes aware that any such inquiries or proposals have been received by the Company's investment bankers, financial advisors, attorneys, accountants, other representatives, or stockholders.

          For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company (other than the transactions contemplated by this Agreement): (i) any sale of stock or other equity interests, merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of all or any part of the Company's interest in Midwest; or
(iii) any agreement to, or public announcement by the Company of a proposal, plan or intention to, do any of the foregoing;

          (h)  adopt any amendments to its Certificate of Incorporation or By-
Laws;

          (i) (A) change any of its methods of accounting in effect at December 31, 1995 or (B) make or rescind any express or deemed election relating to Taxes, (C) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes, or (D) change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable year ending December 31, 1994;

          (j) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument;

          (k) do any business or acquire any asset or business other than its ownership interest in Midwest, cash and cash equivalents; or

          (l)  agree in writing or otherwise to do any of the foregoing.

          SECTION 5.03  Affirmative Covenants of Acquiror.  Acquiror hereby
          -----------------------------------------------
covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Company, Acquiror will, and will cause each of its Subsidiaries to:

          (a) operate its business in the usual and ordinary course (taking into account Acquiror's acquisition program); and

          (b)  use best efforts to cause each of the conditions set forth in
Article VII to be satisfied as soon as practicable after the date of this Agreement.

          SECTION 5.04  Access and Information.
          ------------------------------------

          (a) The Company shall (and shall cause its Subsidiaries to) afford to the Acquiror and its respective officers, employees, accountants, consultants, legal counsel, and other representatives reasonable access upon reasonable notice to all information concerning the business, properties, contracts, and personnel of the Company or its Subsidiaries as Acquiror may reasonably request.

          (b) The Acquiror and the Acquiror Sub shall afford to the Company and its officers, employees, accountants, consultants, legal counsel, and other representatives reasonable access upon reasonable notice to all information reasonably related to Acquiror's financial condition as the Company may reasonably request and which is reasonably necessary in connection with the transactions contemplated by this Agreement.

          (c) The parties will and will cause their respective officers, employees, accountants, consultants, legal counsel, and other representatives to maintain the confidentiality of any information received from or relating to the other party and not use such information other than in connection with this transaction.

          SECTION 5.05 Redemption of Certain Shares of Company Common Stock;
          ------------------------------------------------------------------
Funding.
- -------

          (a) Promptly following the execution and delivery of this Agreement, the Company shall complete its review of its list of Stockholders and shall give notice of redemption to all holders which the Company believes no longer meet the qualification for ownership of a share of Company Common Stock. In connection with such notice the Company shall offer to redeem each share subject to redemption at a price equal to the maximum price permitted under the Company's Certificate of Incorporation. In addition, the Company may, in order to induce prompt resolution of any such holder's status as a stockholder agree to pay interest on the redemption price from the date, if established, upon which redemption right arose.

          (b) In order to provide funding to the Company to effect redemption of shares as provided herein, Acquiror agrees to loan to the Company up to $100,000. Any such loan shall be pursuant to a Note substantially in the form of
Exhibit 5.05(b) and shall (i) bear interest at the prime rate; (ii) mature and be due and payable at the earlier of the Effective Time or ten business days following any termination of this Agreement; and (iii) be secured by a lien against the shares of the common stock of Midwest owned by the Company. In the event that the Merger contemplated by this Agreement becomes effective, any loan contemplated by this Subsection 5.05(b) shall be repaid as follows: an amount equal to the aggregate amounts expended by the Company to effect the redemption, other than amounts paid by the Company for fees and expenses of counsel to the Company in connection with such redemption, shall be repaid by the Company in the form of an offset against amounts held in escrow under the Escrow Agreement, as provided in Article IX; any remaining amounts shall be repaid by the Company from its assets to the extent available and in the event such assets are insufficient to provide for payment in full such shortfall shall be forgiven by Acquiror.

          (c) The Company shall use its best efforts to complete redemptions on or prior to March 31, 1996, and to deliver to Acquiror as of that date a certificate reflecting the number of shares of its stock issued and outstanding as of that date.

          (d) In the event that any holder whom the Company believes is subject to redemption shall challenge and contest the right of the Company to effect such redemption, the Company shall use reasonable efforts to resolve such challenge and contest prior to Effective Time and shall keep Acquiror reasonably informed of such proceedings. In the further event that any such holder becomes entitled to a judgment or settlement against the Company, the cost of discharging and satisfying such judgment or settlement shall be treated as a claim as to which the Company and Acquiror are entitled to indemnification in accordance with the terms of Article IX.


                                  ARTICLE VI
                             ADDITIONAL AGREEMENTS

          SECTION 6.01  Meeting of Stockholders.  Subject to prior approval
          -------------------------------------
of Acquiror, the Company shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and By-Laws to secure the requisite vote of stockholders to adopt and approve this Agreement and the Merger, including calling and attending a meeting of stockholders or obtaining and executing a written consent in lieu of a stockholders meeting in accordance with the Delaware Law.

          SECTION 6.02  Appropriate Action; Consents; Filings.
          ---------------------------------------------------

          (a) Subject to the terms and conditions of this Agreement, each party shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Acquiror or the Company or any of their respective Subsidiaries in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement, including, without limitation, the Merger, and (iii) make all necessary notifications and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under applicable Health Benefits Laws and other applicable Laws; provided that, Acquiror and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions, or changes suggested in connection therewith. The Company and Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

          (b) (i) The Company and Acquiror shall give (or shall cause their respective Subsidiaries and Midwest to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third party consents (A) disclosed in the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as the case may be, or (B) which are otherwise identified by Acquiror or required to prevent a Midwest Material Adverse Effect from occurring prior to or after the Effective Time or an Acquiror Material Adverse Effect from occurring after the Effective Time.

               (ii) In the event that either party shall fail to obtain any third party consent described in subsection (b)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company and Acquiror, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

          (c) From the date of this Agreement until the Effective Time, the Company shall promptly notify Acquiror in writing of any pending or, to the knowledge of the Company, threatened action, proceeding, or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into the Merger Consideration pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror to own or operate all or any portion of the businesses or assets of the Company, Midwest or any Subsidiary of Midwest.

          (d) From the date of this Agreement until the Effective Time, the Acquiror shall promptly notify the Company in writing of any pending or, to the knowledge of Acquiror, threatened action, proceeding, or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into the Merger Consideration pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of the Acquiror or its Subsidiaries to own or operate all or any portion of the business or assets of the Company, Midwest or any Subsidiary of Midwest.

          SECTION 6.03  Update Disclosure; Breaches.  From and after the date of
          -----------------------------------------
this Agreement until the Effective Time, each party shall promptly notify the other parties by written update to its Disclosure Schedule of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of the Company or Acquiror, as the case may be, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.03 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available to the party receiving such notice.

          SECTION 6.04  Tax Treatment.  Each party shall use reasonable efforts
          ---------------------------
to cause the Merger to qualify, and shall not take any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of
Section 368(a) of the Code.

          SECTION 6.05  Public Announcements.  Acquiror and the Company shall
          ----------------------------------
consult in good faith with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and obtaining the consent of the other parties, except as may be required by Law or the requirements of the NYSE.

          SECTION 6.06  Indemnification of Directors and Officers.
          -------------------------------------------------------

          (a) From and after the Closing, Acquiror shall, and shall cause the Company to, jointly and severally, indemnify, defend and hold harmless the present and former officers and directors of the Company (collectively, the "Indemnitees") against all losses, expenses, (including reasonable attorney's fees) claims, damages, liabilities, costs or judgments or amounts that are paid in settlement with the approval of Acquiror (which approval shall not be unreasonably withheld) arising out of actions or omissions in connection with the responsibilities of Indemnitees as Company officers and directors occurring at or prior to the Closing (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required as of the date of this Agreement by the Company's Certificate of Incorporation and Bylaws (and shall also advance expenses as incurred to the full extent permitted under the Company's Certificate of Incorporation and Bylaws, provided that the person to whom expenses are advanced provides the undertaking to repay such advances if and as contemplated by applicable Law or such Certificate of Incorporation or Bylaws).

          (b) In the event any claim, action, suit, proceeding or investigation (a "D&O Claim") for which indemnification is provided under this Section 6.06 is brought against an Indemnitee (whether arising before or after the Closing) after the Closing (i) such Indemnitee may retain counsel that is and remains reasonably mutually satisfactory to it and Acquiror (subject to the terms and conditions of the applicable directors and officers liability insurance or fiduciary liability insurance policies), (ii) the indemnifying party shall pay all reasonable fees and expenses of such counsel for such Indemnitee (subject to the ability of the indemnifying party to receive such information relative to the legal services provided as is reasonably requested by the indemnifying party and provided that nothing in this Section 6.06 shall prevent the indemnifying party from disputing any fees it believes are not reasonable), and (iii) the indemnifying party will use all reasonable efforts to assist in the vigorous defense of any such matter; provided that the indemnifying party shall not be liable for any settlement of any D&O Claim effected without its written consent. Any Indemnitee wishing to claim indemnification under this Section 6.06, upon learning of any such D&O Claim, shall notify the appropriate indemnifying party (but the failure so to notify such indemnifying party shall not relieve it from any liability which it may have under this Section 6.06 except to the extent such failure materially prejudices such indemnifying party), and shall deliver to such indemnifying party the undertaking contemplated by applicable Law. The Indemnitees as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnitees.

          (c) This Section 6.06 is intended to benefit the Indemnitees, shall be enforceable by each Indemnitee and his or her heirs and representatives, and shall be binding on all successors and assigns of the Company and Acquiror.

          (d)  Any amounts payable by Company or Acquiror under this Section
6.06 shall be reimbursed from the Escrow Amount according to the terms of
Article IX.

          SECTION 6.07  Obligations of Acquiror Sub.  Acquiror shall take all
          -----------------------------------------
action necessary to cause Acquiror Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

          SECTION 6.08  Registration of Acquiror Common Stock.
          ---------------------------------------------------

          (a) As promptly as practicable after the execution of this Agreement, Acquiror shall prepare and file with the SEC a registration statement on Form S-4 (the registration statement together with the amendments thereto being the "Registration Statement"), containing a proxy statement/prospectus, in connection with the registration under the Securities Act of the Acquiror Common Stock issuable in the Merger. As promptly as practicable after the execution of this Agreement, the Company shall prepare a proxy statement to be part of the proxy statement/prospectus contained in the Registration Statement, and a form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, being the "Proxy Statement"). Each of Acquiror and the Company will use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, which Registration Statement, at the time it becomes effective, and at the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the general rules and regulations of the SEC under the Securities Act. Acquiror shall take all actions required to register or qualify or obtain exemptions from such registrations or qualifications under any applicable federal or state securities laws in connection with the issuance of shares of Acquiror Common Stock in the Merger. Each of Acquiror and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger.

          (b) The information specifically designated as being supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information specifically designated as being supplied by the Company for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger (the "Stockholder Meeting") shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company, its officers, or its directors, should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Acquiror. All documents, if any, that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (c) The information specifically designated as being supplied by Acquiror for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information specifically designated as being supplied by Acquiror for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholder Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Acquiror or any of its Subsidiaries, or its or their respective officers or directors, should be discovered by Acquiror which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Acquiror shall promptly inform the Company and shall promptly file such amendment to the Registration Statement. All documents that Acquiror is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (d) Each party to the Agreement hereby (i) consents to the use of its name and, on behalf of its Subsidiaries and affiliates, the names of such Subsidiaries and affiliates and to the inclusion of financial statements and business information relating to such party and its Subsidiaries and affiliates (in each case, to the extent required by applicable securities laws) in any registration statement or proxy statement prepared by the Company, Acquiror or any person or entity with which the Acquiror may enter into a definitive acquisition agreement prior to the Effective Time, (ii) agrees to use its reasonable efforts to obtain the written consent of any person or entity retained by it which may be required to be named (as an expert or otherwise) in such registration statement or proxy statement; provided, that such party shall not be required to make any material payment to such person or entity in connection with such party's efforts to obtain any such consent, and (iii) agrees to cooperate, and agrees to use its reasonable efforts to cause its Subsidiaries and affiliates to cooperate, with any legal counsel, investment banker, accountant, or other agent or representative retained by any of the parties specified in clause (i) in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, by applicable securities laws to be disclosed in any such registration statement or proxy statement.

          SECTION 6.09  NYSE Listing.  Acquiror shall cause those shares of
          --------------------------
Acquiror Common Stock to be issued in the Merger to be listed on the NYSE, subject only to official notice of issuance thereof.

          SECTION 6.10  Other Agreements.  Each director and officer of the
          ------------------------------
Company shall (a) execute and deliver to Acquiror an agreement to vote his or her shares in favor of the Merger and to actively encourage all other Company stockholders to vote their shares in favor of the Merger and (b) such other customary agreements relating to Rule 145 under the Securities Act, and tax matters as Acquiror may reasonably request.


                                  ARTICLE VII
                              CLOSING CONDITIONS

          SECTION 7.01  Conditions to Obligations of Each Party Under This
          ----------------------------------------------------------------
Agreement.  The respective obligations of each party to effect the Merger and
- ---------
the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

          (a)  Effectiveness of the Registration Statement.  The Registration
               -------------------------------------------
Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated and be continuing or, to the knowledge of Acquiror or the Company, threatened by the SEC. Acquiror shall have received all other federal or state securities permits and other authorizations necessary to issue Acquiror Common Stock in exchange for Company Common Stock and to consummate the Merger.

          (b)  Stockholder Approval.  This Agreement and the Merger shall have
               --------------------
been approved and adopted by the requisite vote of the stockholders of the Company.

          (c)  No Action or Proceeding.  There shall not have been instituted
               -----------------------
and there shall not be pending any action or proceeding by a Governmental Entity, and no such action or proceeding shall have been specifically threatened in a written communication from a representative of a Governmental Entity with authority to institute such an action or proceeding, before any court of competent jurisdiction or governmental agency or regulatory or administrative body, and no order or decree shall have been entered in any action or proceeding before such court, agency or body, (i) imposing or seeking to impose material limitations on the ability of Acquiror to acquire or hold or to exercise full rights of ownership of any securities of the Company, Midwest or any Subsidiary of Midwest; (ii) imposing or seeking to impose material limitations on the ability of Acquiror to combine and operate the business and assets of the Company and Midwest and its Subsidiaries with any of Acquiror's Subsidiaries or other operations; (iii) imposing or seeking to impose other material sanctions, damages, or liabilities arising out of the Merger on the Acquiror, Acquiror Sub, or the Company, or any of their officers or directors;
(iv) requiring or seeking to require divestiture by the Acquiror of all or any significant portion of the business, assets, or property of the Company, Midwest, or any Subsidiary of Midwest or (v) restraining, enjoining, or prohibiting or seeking to restrain, enjoin, or prohibit the consummation of the Merger; provided that, prior to invoking this condition, the party seeking to invoke it shall have used its reasonable efforts to have any such action or proceeding dismissed or such order or decree vacated.

          (d)  HSR Act.  If required, the applicable waiting period, together
               -------
with any extensions thereof, under the HSR Act shall have expired or been terminated.

          (e)  Health Benefit Laws.  The applicable approvals and any applicable
               -------------------
waiting periods under all Health Benefit Laws shall have been received, waived, or terminated and all notices required by such Laws given.

          (f)  Other Approvals or Notices.  All consents, waivers, approvals,
               --------------------------
and authorizations required to be obtained, and all filings or notices required to be made, by Acquiror, the Company, Midwest, or any Subsidiary prior to consummation of the transactions contemplated in this Agreement with all Governmental Entities (other than the filing and recordation of merger documents in accordance with Delaware Law and matters covered by Section 7.01(e)) which are listed on Section 3.05 of the Company Disclosure Schedule or Section 4.05 of the Acquiror Disclosure Schedule shall have been obtained or made, and any such matters omitted from any such schedule on the date of this Agreement, which the failure to obtain or make would reasonably be expected to have a Company or Midwest Material Adverse Effect prior to or after the Effective Time or an Acquiror Material Adverse Effect after the Effective Time, shall have been obtained or made.

          (g)  Tax Opinion.  The Company shall have received an opinion of
               -----------
Greensfelder, Hemker & Gale, P.C., dated as of the Effective Time, and in form and substance reasonable, customary and satisfactory to the Company and Acquiror, to the effect that, among other things, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In connection with such opinion, counsel shall be entitled to rely upon certain representations and covenants of the Company, Acquiror, Acquiror Sub and such other persons as such counsel deems appropriate.

          SECTION 7.02  Additional Conditions to Obligations of Acquiror and
          ------------------------------------------------------------------
Acquiror Sub.  The obligations of Acquiror and Acquiror Sub to effect the Merger
- ------------
and the other transactions contemplated in this Agreement are also subject to the satisfaction (or waiver by Acquiror) of each of the following conditions:

          (a)  Representations and Warranties.  Each of the representations and
               ------------------------------
warranties of the Company contained in this Agreement, without giving effect to any update to the Company Disclosure Schedule under Section 6.03, shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time; provided, however, that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Acquiror shall have received an officer's certificate of the Company to that effect.

          (b)  Agreements and Covenants.  The Company shall have performed or
               ------------------------
complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Acquiror shall have received an officer's certificate of the Company to that effect.

          (c)  Third Party Consents.  The Company shall have obtained (i) each
               --------------------
of the consents or approvals listed in Section 3.05 of the Company Disclosure Schedule (other than with respect to matters covered by Section 7.01(e) or 7.01(f)), and (ii) any such consents or approvals omitted from any such schedule on the date of this Agreement, which the failure to receive, waive, terminate, or give would reasonably be expected to have a Company or Midwest Material Adverse Effect prior to or after the Effective Time or an Acquiror Material Adverse Effect after the Effective Time, shall have been obtained.

          (d)  Exercise of Appraisal Rights.  The total amount of Company Common
               ----------------------------
Stock held by stockholders of the Company who have elected to exercise their appraisal rights under Delaware Law shall not exceed seven percent (7%) of the shares of Company Common Stock outstanding as of the date of the vote of stockholders on the transactions contemplated hereby.

          (e)  Legal Opinion.  Acquiror shall have received an opinion of
               -------------
Greensfelder, Hemker & Gale, P.C., counsel for the Company, in form and substance reasonably satisfactory to Acquiror.

          (f)  Identification of Stockholders.  The Company shall (i) have
               ------------------------------
provided Acquiror with such assurances as Acquiror reasonably requests that all stockholders of the Company and the total number of shares of Company Common Stock have been identified, and (ii) the Company shall have delivered to Acquiror and the Exchange Agent a list of the Company's stockholders, setting forth the name, address and number of shares held by each such stockholder, which list shall be certified by the Company's secretary as being true and correct as of immediately prior to the Closing.

          SECTION 7.03  Additional Conditions to Obligations of the Company.
          -----------------------------------------------------------------
The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the satisfaction (or waiver by the Company) of each of the following conditions; provided that, under no circumstances shall the decrease in the price per share of Acquiror Common Stock, as reported on the NYSE, after the date hereof, constitute any basis in and of itself for the Company to claim that any of the following conditions has not been satisfied:

          (a)  Representations and Warranties.  Each of the representations and
               ------------------------------
warranties of Acquiror contained in this Agreement, without giving effect to any update to the Acquiror Disclosure Schedule under Section 6.03, shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time; provided, however, that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

          (b)  Agreements and Covenants.  Acquiror shall have performed or
               ------------------------
complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

          (c)  Legal Opinion.  The Company shall have received an opinion of
               -------------
Kevin H. Roche, Acquiror's General Counsel, in form and substance reasonably satisfactory to the Company.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.01  Termination.  This Agreement may be terminated at any
          -------------------------
time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

          (a)  by mutual written consent of Acquiror and the Company;

          (b) (i) by Acquiror, if there has been a breach by the Company of any of its covenants or agreements contained in this Agreement or if any of the representations and warranties of the Company shall have become untrue, in any such case such that Section 7.02(a) or Section 7.02(b) will not be satisfied, and, if capable of being cured, such breach or condition has not been cured within the lesser of the period of time that remains prior to Closing or 30 days following receipt by the Company of written notice of such breach; or

               (ii) by the Company, if there has been a breach by Acquiror of any of its covenants or agreements contained in this Agreement or if any of the representations and warranties of Acquiror shall have become untrue, in any such case such that Section 7.03(a) or Section 7.03(b) will not be satisfied, and, if capable of being cured, such breach or condition has not been cured within the lesser of the period of time that remains prior to Closing or 30 days following receipt by Acquiror of written notice of such breach;

          (c) by either Acquiror or the Company, if any decree, permanent injunction, judgment, order, or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

          (d) by either Acquiror or the Company, if the Merger shall not have been consummated on or before September 30, 1996; provided, however, that this Agreement may be extended not more than 60 days thereafter by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of such other party's having failed (i) to receive all regulatory approvals or consents required to be obtained by that party with respect to the Merger or (ii) to resolve all actions or proceedings of a type described in Section 7.01(c) or the last sentence of Section 3.09(a); provided, further, however, Acquiror, at its option may elect to extend this Agreement by not more than 90 days if the Company has not satisfied the Condition set forth in Section 7.02(f)(i) or

          (e) by either Acquiror or the Company, if the Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company's stockholders' meeting or any adjournment thereof.

          SECTION 8.02  Effect of Termination.  Except as provided in
          -----------------------------------
Section 9.01 and subject to the remedies of the parties set forth in Section 8.03, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith cease to be of further effect, there shall be no liability under this Agreement on the part of Acquiror, Acquiror Sub, or the Company or any of their respective officers or directors, and all rights and obligations of any party under this Agreement shall cease. Notwithstanding the foregoing, the agreements set forth in Sections 5.04(c), 8.02, and 8.03 and
Article XI shall survive termination of this Agreement.

          SECTION 8.03  Expenses and Remedies.
          -----------------------------------

          (a) Except as provided in Sections 8.03(c) and (d), all Expenses incurred by the parties shall be borne solely and entirely by the party which has incurred the same; provided that the amount of legal expenses paid by the Company shall be limited to (i) $150,000 in respect of this Agreement and the transactions contemplated hereby, (ii) $100,000 in respect of matters relating to the identification of holders of Company Common Stock and redemption or claims associated therewith, and (iii) reimbursement of not more than $50,000 in respect of legal expenses incurred by individual stockholders of the Company and authorized to be reimbursed by Board of Directors of the Company. In computing the limitations provided in (i) and
(ii) above, amounts shall be charged against the respective limits for services performed at any time after January 1, 1995, regardless of whether billed and or paid prior to the Effective Time. Any excess over the foregoing amounts of legal expenses shall be paid by the Company's stockholders in the form of an offset against amounts held in escrow under the Escrow Agreement, as provided in
Article IX.

          (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement, the preparation, printing, and filing of the Registration Statement and the Proxy Statement, the mailing of the Proxy Statement, the solicitation of stockholder approvals, and all other matters related to the closing of the transactions contemplated by this Agreement; provided, however, that legal expenses shall not include cost of facilities or other expenses in connection with meetings of the Board of Directors of the Company or any committee thereof, regardless of whether such expenses were billed through counsel to the Company.

          (c) The Company and Acquiror each agree that with respect to any termination of this Agreement pursuant to Section 8.01(b) as a result of a material, intentional breach by a party of any of its representations, warranties, covenants, or agreements contained in this Agreement, all remedies available to the other party either in law or equity shall be preserved and survive the termination of this Agreement.

          (d) If all conditions to the obligations of a party at Closing contained in Article VII of this Agreement have been satisfied (or waived by the party entitled to waive such conditions), and the first party does not proceed with the Closing, all remedies available to the other party, either at law or in equity, on account of such failure to close, including, without limitation, the right to pursue a claim for damages on account of a breach of this Agreement, shall be preserved and shall survive any termination of this Agreement.


                                   ARTICLE IX
                                INDEMNIFICATION

          SECTION 9.01  Indemnification of Acquiror.
          -----------------------------------------

          (a) Subject to the limitations set forth in Section 9.01(b) below, Acquiror and its subsidiaries, including Acquiror Sub, and each of their respective officers, directors, employees, and agents (collectively, the "Acquiror Indemnified Parties") shall be indemnified and held harmless against any loss, liability, Tax (including interest and penalties), damage, or expense (including reasonable legal expenses and costs) or any assertion thereof, whether or not matured, contingent, or prospective in nature ("Losses") which any Acquiror Indemnified Party may suffer, sustain, or become subject to as a result of (i) any representation or warranty by the Company in, or in connection with, this Agreement, that is not true and correct as of the date made, (ii) any breach of any covenant or agreement of the Company contained in this Agreement or any other agreement entered into by the Company in connection with this Agreement, (iii) Taxes, if any, of the Company, Acquiror Sub, or any successor thereto, as a result of the failure of the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code by reason of any actions taken after the Effective Time by any Former Holder or any holder of Dissenting Shares, (iv) any claim against the Company or one or more directors or officers of the Company alleging a breach of fiduciary duty or other improper action by such director or officer in connection with the approval of the Merger, this Agreement, and the transactions contemplated hereby or any other claim brought by a Former Holder relating to the Merger, this Agreement, or the transaction contemplated hereby, (v) any claim relating to the information supplied by the Company for inclusion in the Registration Statement or Proxy Statement, (vi) amounts for which the Stockholders of the Company are to be responsible under Section 5.02(a); (vii) amounts to be repaid to Acquiror in satisfaction of any borrowing by the Company from Acquiror pursuant to
Section 5.05; (viii) any claim for indemnification under Section 6.06; (ix) any amounts for which Acquiror is entitled to indemnification under Section 8.03(a); and (x) any amounts paid in respect of Dissenting Shares in excess of the value of the stock portion of the Merger Consideration allocable to such Dissenting Shares determined by multiplying the number of shares of Acquiror Common Stock included in such stock portion of the Merger Consideration times the Average Stock Price. Such indemnification shall be in the form of a reduction in the Merger Consideration, payable y offsetting amounts due to the Acquiror Indemnified Parties against the amounts held in escrow under the Escrow Agreement. In the event that the amount paid by Acquiror with respect to Dissenting Shares is less than the value of the stock portion of the Merger Consideration allocable to such Dissenting Shares, Acquiror shall pay into the Escrow Account the amount by which such value exceeds the amount so paid by Acquiror.

          (b) The Acquiror Indemnified Parties shall be entitled to indemnification for any Losses described in Section 9.01(a) only if Acquiror or another Acquiror Indemnified Party delivers to the Stockholder Representatives written notice setting forth in reasonable detail the identity and nature of the Losses prior to expiration of Acquiror's right to indemnity under Section 9.03.

          (c) Notwithstanding the foregoing, the aggregate entitlement of the Acquiror Indemnified Parties for indemnity under this Article IX shall not exceed the amount held in escrow under the Escrow Agreement.

          SECTION 9.02  Method of Asserting Claims.  As used in this Section
          ----------------------------------------
9.02, the terms "Indemnified Party and "Notifying Party" shall refer to the Acquiror Indemnified Party who is entitled to indemnification hereunder.

          (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party, the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Stockholder Representatives prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the ability to defend successfully a Claim. The Indemnified Party shall be entitled to contest and defend such Claim.

          (b) In the event any Indemnified Party should have a claim for indemnification under this Article IX that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Stockholder Representatives. If the Stockholder Representatives notify the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Stockholder Representatives dispute the claim described in such notice, the Notifying Party shall conclusively be deemed to be entitled to indemnification for the Loss in the amount specified in the Notifying Party's notice by offset against the amounts held in escrow under the Escrow Agreement, subject to the provisions of Section 9.01(b) (if applicable to such Loss). If the Stockholder Representatives have timely disputed Liability with respect to such claim, the representatives of each of the Stockholder Representatives and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such persons within 60 days after the delivery of the Notifying Party's notice of such claim, such dispute shall be resolved fully and finally pursuant to an arbitration proceeding in accordance with Section 11.01 below.

          SECTION 9.03  Expiration of Indemnities.  The indemnification
          ---------------------------------------
obligations set forth in Section 9.01(a) shall expire upon the last to occur of:

          (a)  the second anniversary of the Closing; and

          (b) the full and complete discharge, settlement, arbitration, or adjudication of all such claims made before the period specified above, and payment in full of all amounts for which liability has been established or agreed upon with respect thereto.

          SECTION 9.04  Indemnification Claims; Interest.  Interest on any claim
          ----------------------------------------------
for indemnification pursuant to this Article IX shall accrue from the date such claim is made at a rate equal to the interest rate earned on money constituting a portion of the Escrow Amount.

          SECTION 9.05  Exclusivity of Indemnification.  The indemnification
          --------------------------------------------
rights of Acquiror under this Article IX shall be Acquiror's sole and exclusive remedy for monetary relief arising from misrepresentations or breaches of covenants contained in this Agreement and the other agreements entered into in connection with this Agreement; provided, that nothing in this Article IX shall limit the ability of any party to seek injunctive or other equitable relief for any breach of this Agreement; provided further that nothing herein shall prevent any Indemnified Party from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to any party in connection with this Agreement and such other agreements. In the event such a fraud or intentional breach action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.


                                   ARTICLE X
                                  DEFINITIONS

          SECTION 10.01  Defined Terms.
          ----------------------------

          (a) When each of the following terms is used in this Agreement it shall have the meaning stated below:

          "Acquiror Common Stock" means the common stock, par value $.01 per share, of Acquiror.

          "Acquiror Material Adverse Effect" as used in this Agreement means any change or effect that, individually or when taken together with all such other changes or effects, is, or would reasonably be considered to be, materially adverse to the condition (financial or otherwise), results of operations, business, properties, assets or liabilities of Acquiror and its Subsidiaries, taken as a whole.

          "affiliate" with respect to any person, means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

          "Average Stock Price" means $65.25 (the average closing price of the Acquiror Common Stock as quoted on the NYSE for the ten consecutive trading days ending with and including the trading day immediately preceeding the date of this Agreement).

          "business day" means any day on which the NYSE is open for trading.

          "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          "Code" means the United States Internal Revenue Code of 1986, as amended.

          "Company Common Stock" means the Common Stock, par value $1.00 per share, of the Company.

          "Company Material Adverse Effect" as used in this Agreement means any change or effect that, individually or when taken together with all such other changes or effects, is, or would reasonably be considered to be, materially adverse to the condition (financial or otherwise), results of operations, business, properties, assets or liabilities of Company and its Subsidiaries, taken as a whole.

          "Contract" means any written contract, agreement, arrangement or understanding or any oral contract or agreement.

          "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

          "Delaware Law" means the Delaware General Corporation Law.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

          "Governmental Entity" means any governmental or regulatory authority, domestic or foreign.

          "Health Benefit Law" means all Laws related to the licensure, certification, qualification, or authority to transact business relating to the provision of and/or payment for health benefits, including, but not limited to, ERISA, COBRA, and laws relating to the regulation of health maintenance organizations, workers compensation, managed care organizations, insurance, preferred provider organizations, point-of-service plans, certificates of need, third party administrators, utilization review, coordination of benefits, hospital reimbursement, Medicare and Medicaid participation, fraud and abuse, and patient referrals, including, without limitation, the State HMO Act and the Holding Company Act.

          "HMO" means a health maintenance organization organized or qualified as such under applicable Law.

          "Holding Company Act" means the applicable provisions of the Law and the rules and regulations thereunder relating to the regulation of Insurance Holding Company Systems in the State of Missouri.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "IRS" means the Internal Revenue Service.

          "knowledge" of a party means the actual knowledge of that party or any of its Subsidiaries, as such knowledge has been obtained in the normal conduct of the business and also includes such knowledge as a reasonably prudent person would have obtained upon the exercise of reasonable diligence.

          "Law" means any federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree.

          "Medicare" means the applicable provisions of Title XVIII of the Social Security Act and the regulations promulgated thereunder.

          "Medicaid" means the applicable provisions of Title XIX of the Social Security Act and the regulations promulgated thereunder and the state laws and regulations implementing the Medicaid program.

          "Midwest" means Midwest Physicians Health Programs, Inc., a Delaware corporation.

          "Midwest Material Adverse Effect" as used in this Agreement means any change or effect that, individually or when taken together with all such other changes or effects, is, or would reasonably be considered to be, materially adverse to the condition (financial or otherwise), results of operations, business, prospects, properties, assets or liabilities of the Company, Midwest and Midwest's Subsidiaries, taken as a whole.

          "NYSE" means the New York Stock Exchange, Inc.

          "person" means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

          "Returns" means any and all returns, reports, information returns and information statements with respect to Taxes required to be filed with the IRS or any other Governmental Entity or tax authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "State HMO Act" mean the applicable provisions of the Missouri Laws regulating health maintenance organizations and the rules and regulations thereunder.

          "Subsidiary" (or its plural) as used in this Agreement with respect to the Company, Midwest, Acquiror, the Surviving Corporation, or any other person means any corporation, partnership, limited liability company, joint venture, or other legal entity of which the Company, Midwest, Acquiror, the Surviving Corporation, or such other person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          "Tax" or "Taxes" means any and all taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation,

               (i) income, franchise, net worth, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, Medicare, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes,

               (ii) customs duties, imposts, charges, levies, or other similar assessments of any kind, and

               (iii) interest, penalties, and additions to tax imposed with respect thereto.

          (b) When each of the following terms is used in this Agreement, it shall have the meaning stated in the Section indicated below:

     1994 Financials                       SECTION 3.07(b)
     1995 Financials                       SECTION 3.07(b)
     1994 Midwest Financials               SECTION 3.07(b)
     1995 Midwest Financials               SECTION 3.07(b)
     Acquiror                              PREAMBLE
     Acquiror Indemnified Parties          SECTION 9.02(a)
     Acquiror Permits                      SECTION 4.06
     Acquiror Reports                      SECTION 4.06(a)
     Acquiror SEC Reports                  SECTION 4.06(a)
     Acquiror Sub                          PREAMBLE
     Acquiror Sub Common Stock             SECTION 2.01(c)
     Agreement                             PREAMBLE
     Cash Consideration                    SECTION 2.01(a)
     Certificate of Merger                 SECTION 1.02
     Certificates                          SECTION 2.02(b)
     Claim                                 SECTION 9.03(a)
     Closing                               SECTION 1.07
     Closing Date                          SECTION 1.07
     Company                               PREAMBLE
     Company Disclosure Schedule           ARTICLE III PREAMBLE
     Company Financial Statements          SECTION 3.07(b)
     Company Permits                       SECTION 3.06
     Company Reports                       SECTION 3.07(a)
     Competing Transaction                 SECTION 5.02(g)
     Constituent Corporations              SECTION 1.01
     D&O Claim                             SECTION 6.06(b)
     Dissenting Shares                     SECTION 2.05
     Effective Time                        SECTION 1.02
     Escrow Agreement                      SECTION 2.01(a)
     Escrow Amount                         SECTION 2.01(a)
     Exchange Agent                        SECTION 2.03(a)
     Exchange Fund                         SECTION 2.03(a)
     Exchange Ratio                        SECTION 2.01(a)
     Expenses                              SECTION 8.03(b)
     Final Determination                   SECTION 11.01(c)

     Former Holders                        SECTION 2.02
     Indemnified Party                     SECTION 9.03
     Indemnitees                           SECTION 6.06(a)
     Insurance Policies                    SECTION 3.15
     Losses                                SECTION 9.02
     Marks and Rights                      SECTION 3.13
     Merger                                PREAMBLE
     Merger Consideration                  SECTION 2.01(a)
     Midwest Financial Statements          SECTION 3.07(b)
     Notifying Party                       SECTION 9.03
     Petitioner                            SECTION 11.01(b)
     Proxy Statement                       SECTION 6.08(a)
     Real Property                         SECTION 3.19(b)
     Registration Statement                SECTION 6.08(a)
     Respondent                            SECTION 11.01(b)
     Stockholder                           SECTION 2.01
     Stockholder Meeting                   SECTION 6.08(b)
     Stockholder Representatives           SECTION 2.01(a)
     Surviving Corporation                 SECTION 1.01


                                  ARTICLE XI
                               GENERAL PROVISIONS

          SECTION 11.01  Arbitration.
          --------------------------

          (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the agreements contemplated by this Agreement, the breach hereof or thereof, or coverage of this arbitration provision, which is not settled by Acquiror and the Company (or, if after the Closing, the Stockholder Representatives), other than disputes, controversies or claims involving third party claims which have not been settled, resolved or otherwise disposed of, shall be resolved by arbitration conducted in accordance with this Section
11.01. In such cases the disputing parties will submit their differences to a panel of three arbiters selected in accordance with Section 11.01(b) below. The arbiters will make their award with a view to effectuating the intent of the parties; provided that the arbiters shall have no authority to award punitive or exemplary damages or to vary or ignore (but may interpret or construe) the terms of this Agreement or the other agreements contemplated by this Agreement, and the arbiters shall be bound by controlling Laws and legal precedent. In the event of disagreement among the arbiters, the decision will rest with the majority. No arbiter shall be a present or former officer or employee of any party or its affiliates.

          (b) Arbitration may be initiated by Acquiror or by the Company (or, if after the Closing, the Stockholder Representatives) (the initiating party is referred to as the "Petitioner") by written notice to the other party or parties demanding arbitration and naming its arbiter. The other party or parties (collectively, the "Respondent') shall have 20 days after receipt of said notice within which to designate its arbiter. The third arbiter shall be chosen by the two arbiters named by the Respondent and the Petitioner within 20 days thereafter and the arbitration shall be held at the place hereinafter set forth ten days after the appointment of the third arbiter. Should the two arbiters not be able to agree on the choice of the third, each arbiter shall nominate three persons and the other arbiter shall be entitled to reject one such person. The third arbiter shall then be chosen by drawing lots. If the Respondent does not name its arbiter within 20 days, the Petitioner may designate the second arbiter. Arbitration shall take place in Minneapolis, Minnesota.

          (c) The arbiters shall apply the Commercial Arbitration Rules of the American Arbitration Association, except as may otherwise be agreed and stipulated by all of the disputing parties prior to commencement of any arbitration. The arbiters shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (a "Final Determination") is made or rendered as soon as practicable, but in no event later than 90 days after the third arbiter is chosen. The arbiters shall render a Final Determination within 15 days of completion of the arbitration.

          (d) The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except (i) in the case of fraud, perjury, evident partiality or misconduct by an arbiter which materially prejudices the rights of any party, and (ii) to correct manifest clerical errors. Judgment may be entered upon the Final Determination in any court of competent jurisdiction. If injunctive or other equitable relief is permitted under this Agreement or otherwise permissible under applicable law, either the arbiters or a court of competent jurisdiction (if an arbitration panel cannot be timely convened or is otherwise unavailable) shall be empowered to grant such injunctive or other equitable relief on a permanent, preliminary or temporary basis, as appropriate under the circumstances. The parties hereby irrevocably consent and submit to the jurisdiction of the courts of the State of Minnesota for all purposes relative to any arbitration and to any subsequent entry of judgment on any Final Determination rendered pursuant thereto. The Petitioner and the Respondent each shall pay its own attorneys' and witnesses' fees and expenses and other expenses connected with the presentation of its case. The remaining costs of any arbitration, including the cost of the record or transcripts thereof, if any, administrative fees and other fees and expenses of the arbiters shall be shared equally between the Petitioner and the Respondent.

          SECTION 11.02  Notices.  All notices and other communications given or
          ----------------------
made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, sent by reputable overnight express courier, charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

          (a)  If to Acquiror or Acquiror Sub or the Surviving Corporation:

                     United HealthCare Corporation
                     9900 Bren Road East
                     Minnetonka, MN 55343
                     Telecopier No.:  (612) 936-1745
                     Attention:  General Counsel

               With a copy to:

                     Dorsey & Whitney LLP
                     220 South Sixth Street
                     Minneapolis, MN 55402-1498
                     Telecopier No.:  (612) 340-8738
                     Attention:  David J. Lubben, Esq.

          (b)  If to the Company:

                     Physicians Health Association, Ltd.
                     c/o Greensfelder, Hemker & Gale, P.C.
                     2000 Equitable Building
                     10 South Broadway
                     St. Louis, MO  63102-1774

                     Telecopier No.:  (314) 241-8624
                     Attention:  Charles E. H. Luedde

          (c)  If to the Stockholder Representatives:

                     Gerald Moritz, M.D., David M. Keefe, M.D., and Paul Vatterott, M.D.
                     Stockholder Representatives
                     c/o Greensfelder, Hemker & Gale, P.C.
                     2000 Equitable Building
                     10 South Broadway
                     St. Louis, MO  63102-1774
                     Telecopier No.:  (314) 241-8624
                     Attention:  Charles E. H. Luedde

          SECTION 11.03  Amendment.  This Agreement may be amended by the
          ------------------------
parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment reducing the amount or changing the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement may be made without the further approval of the Company stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties.

          SECTION 11.04  Waiver.  At any time prior to the Effective Time, any
          ---------------------
party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          SECTION 11.05  Headings.  The headings contained in this Agreement are
          -----------------------
for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 11.06  Severability.  If any term or other provision of this
          ---------------------------
Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 11.07  Entire Agreement.  This Agreement (together with the
          -------------------------------
Exhibits, the Company and Acquiror Disclosure Schedules and the other documents delivered pursuant hereto), constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

            SECTION 11.08  Assignment.  This Agreement shall not be assigned by
            -------------------------
operation of law or otherwise.

          SECTION 11.09  Parties in Interest.  This Agreement shall be binding
          ----------------------------------
upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article II, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 11.10  Construction of Terms.  Whenever used in this
          ------------------------------------
Agreement, singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting of financial matters unless otherwise provided for herein, shall be computed in accordance with GAAP, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof", "herein", and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including", "included", "such as", or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

          SECTION 11.11  No Strict Construction.  The language used in this
          -------------------------------------
Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

          SECTION 11.12  Governing Law.  This Agreement (other than the
          ----------------------------
provisions of Articles I and II) and shall be governed by, and construed in accordance with, the Laws of the State of Minnesota, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law. The provisions of Articles I and II of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law,

          SECTION 11.13  Counterparts.  This Agreement may be executed in one or
          ---------------------------
more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                                 *  *  *  *  *

          IN WITNESS WHEREOF, Acquiror, Acquiror Sub and the Company have caused this First Amendment and Restatement of an Agreement and Plan of Merger to be executed as of the date first written above by their respective officers duly authorized.


                                       UNITED HEALTHCARE CORPORATION



                                       By__________________________________


                                       Its_________________________________




                                       UHC BROWN ACQUISITION, INC.




                                       By__________________________________


                                       Its_________________________________




                                       PHYSICIANS HEALTH ASSOCIATION,
                                         LTD.




                                       By__________________________________


                                       Its_________________________________

                                                                    Exhibit 2.01
                                ESCROW AGREEMENT
                                ----------------

          THIS ESCROW AGREEMENT (this "Agreement") is made as of ____________, 1996 by and among United HealthCare Corporation, a Minnesota corporation ("Acquiror"), Physicians Health Association, Ltd., a Delaware corporation (the "Company"), and First Trust National Association, as escrow agent (the "Escrow Agent") and shall become effective as of the Effective Time provided in that certain First Amendment and Restatement, dated as of March 13, of an Agreement and Plan of Merger, dated as of February 21, 1996, (the "Merger Agreement") by and among Acquiror, the Company and a wholly-owned subsidiary of Acquiror ("Acquiror Sub"). A conformed copy of the Merger Agreement is attached as Appendix I to this Escrow Agreement; unless otherwise defined herein, terms defined in the Merger Agreement shall have the meanings there ascribed. As of the date upon which this Escrow Agreement becomes effective, the Escrow Agent shall acknowledge receipt and deposit of the Escrow Amount and the Stockholder Representatives designated by the Company pursuant to the Merger Agreement shall execute, deliver and become parties to this Agreement. In the event that the Merger Agreement should terminate as provided therein without the merger transaction becoming effective, this Agreement shall be null and void.

WITNESSETH THAT:

          WHEREAS, pursuant to the Merger Agreement (i) each share of the Company's Common Stock outstanding as of the Effective Time shall be converted into a pro rata share of the Merger Consideration consisting of shares of the Common Stock of Acquiror and cash and (ii) the cash portion of the Merger Consideration (including cash arising from the aggregation and liquidation of shares of the Common Stock of Acquiror arising from fractional share interests) is to be deposited in escrow under this Agreement as the Escrow Amount; and

          WHEREAS, pursuant to the terms of the Merger Agreement, the Escrow Amount is to constitute a fund to reimburse the Company and/or Acquiror in respect of certain liabilities and expenses and to provide indemnification to Acquiror against certain losses, liabilities and expenses, including amounts paid to indemnify officers and directors of the Company, such reimbursements and indemnification to be in the form of a reduction in the Merger Consideration; and

          WHEREAS, the Former Holders of the Company shall have a continuing beneficial interest in the Escrow Amount and the right to receive pro-rata distributions of income and principal of the Escrow Amount as provided in this Agreement and the Merger Agreement, and shall be deemed to be the owners thereof for tax purposes; and

          WHEREAS, pursuant to the terms of the Merger Agreement, the Stockholder Representatives have been assigned the responsibility and authority to act on behalf of the Former Holders in all matters relating to this Agreement, the Escrow Amount established pursuant to the terms hereof and the rights of the Company and Acquiror to reimbursement or indemnification in accordance with the terms of the Merger Agreement; and

          WHEREAS, the Escrow Agent is willing to act as escrow agent on the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, the parties agree as follows:

          1.   Designation of Escrow Agent.  Acquiror and Company hereby
               ---------------------------
designate and appoint the Escrow Agent to serve as escrow agent in accordance with the terms, conditions and provisions of this Agreement, and the Escrow Agent hereby agrees to act as such, upon the terms, conditions and provisions provided in this Agreement.

          2.   Deposit of Escrow Funds.  Concurrently with the Effective Time
               -----------------------
and from time to time thereafter in accordance with the Merger Agreement, Acquiror or Acquiror Sub will deliver the Escrow Amount to the Escrow Agent for deposit into an escrow account (the "Escrow Account"), subject to the terms and provisions herein contained. Subject to the right of the Escrow Agent to resign as hereinafter provided, the Escrow Agent shall hold the funds from time to time on deposit in the Escrow Account in accordance with the terms of this Agreement and such funds shall not be disbursed or released from the Escrow Account except as herein provided.

          3.   Company to Provide List of Former Shareholders.  Concurrently
               ----------------------------------------------
with the Effective Time, the Company will deliver to the Escrow Agent a listing of the names, addresses, and social security (or tax-payer identification) numbers of each person who was a holder of Common Stock of the Company immediately prior to the Effective Time and shall indicate thereon any former stockholder of the Company who has elected to exercise rights as a dissenting stockholder in accordance with Section 262 of the Delaware Law and Section 6.02 of the Merger Agreement. Each person included on such list, other than stockholders who the Company identifies on such list as having asserted rights as a dissenting stockholder and who the Company has not later identified as having effectively withdrawn such rights, shall have an equal beneficial ownership interest in the assets from time to time constituting the Escrow Account and in the net income therefrom. Except as hereinafter provided, no additional shares of beneficial ownership interest in the Escrow Account shall be established, and no transfer or assignment of any such beneficial ownership interest (other than an assignment by operation of law arising from the death of the holder) shall be effective unless consented to by the Stockholder Representatives and the Company and registered with the Escrow Agent. No certificates or other evidence of beneficial ownership interests in the Escrow Account shall be issued, but the Escrow Agent shall maintain the list of former stockholders provided by the Company.

          4.   Waiver or Election by Dissenting Shareholders.  If a former
               ---------------------------------------------
stockholder of the Company who the Company has identified as having asserted dissenter's rights shall after the Effective Time and within the time provided for by Delaware law waive the exercise of such rights or otherwise elect to receive the Merger Consideration as provided in Delaware Law, the Company shall give notice of such waiver and election to the Escrow Agent and to the Stockholder Representatives. Upon receipt of such notice, the Escrow Agent shall indicate on the listing of beneficial ownership interests in the Escrow Account that such stockholder has waived such stockholder's rights as a dissenting stockholder and such stockholder shall thereafter have an equal beneficial ownership interest in the assets from time to time constituting the Escrow Account and in the net income therefrom.

          5.   Investment Authority.   During the term of this Agreement, the
               --------------------
Escrow Agent shall hold and invest the funds from time to time on deposit in the Escrow Account in the money market instruments identified on Exhibit A hereto and selected by the Stockholder Representatives. The Escrow Agent shall hold the earnings from such investments in escrow under this Agreement as part of the Escrow Account as herein provided. Any interest or other income paid with respect to the investments of the Escrow Account shall constitute income for tax purposes to the holders of the beneficial interest in the Escrow Account as reflected in the records of the Escrow Agent in accordance with their proportionate interests therein. The Escrow Agent shall incur no liability to the other parties hereto as a result of investments made in accordance with the terms of this Agreement, except by reason of the Escrow Agent's gross negligence or willful misconduct. As promptly as practicable following the end of each calendar quarter, the Escrow Agent shall provide to Acquiror and the Stockholder Representatives statements reflecting the principal assets and undistributed income constituting the Escrow Account as of the end of such quarter and receipts and disbursements of funds during such quarter.

          6.   Distribution of Income in Respect of the Escrow Account.  As
               -------------------------------------------------------
promptly as practicable following January 1 of each year in which the Escrow Account is maintained pursuant to this Agreement, the Escrow Agent shall distribute to the holders of the beneficial interest in the Escrow Account the entire income earned in respect of investment of the escrowed funds during the preceding calendar year, net of such expenses as are to be charged against the annual income of the Escrow Account in accordance with this Agreement, together with an appropriate Form 1099 or other advice regarding taxable income arising therefrom. The Escrow Agent shall have no obligations with respect to 1099-B reporting.

          7.   Escrow Fund Claim and Disbursement Procedures.  The Escrow Agent
               ---------------------------------------------
shall distribute funds from the Escrow Account in respect of claims for reimbursement of indemnification or otherwise as follows:

          (a) The Escrow Agent shall be entitled to charge against the income of the Escrow Account (or the principal if the interest is insufficient) such fees and expenses as are provided in this Agreement and to disburse funds in payment thereof to itself upon notice to Acquiror and the Stockholder Representatives. The Escrow Agent is authorized and directed to disburse to or as directed by the Stockholder Representatives such amounts as may be claimed by them pursuant to Subsection 2.02(d) of the Merger Agreement.

          (b) In the event that the Company or Acquiror gives to the Stockholder Representatives and the Escrow Agent a written notice of a claim for Losses (as defined in the Merger Agreement) arising under Article IX of the Merger Agreement in accordance with Section 9.02 of the Merger Agreement, then, if the notice relates to a claim which is liquidated in amount, the Escrow Agent shall, on the tenth business day following its receipt of such notice pay to (or as directed by) the claiming party an amount equal to the lesser of (A) the amount of the claim or (B) the amount of principal and undistributed income then constituting the Escrow Account; provided, however, that if within nine business days following receipt of such notice by the Escrow Agent the Stockholder Representatives shall dispute in whole or in part the validity of such claim, payment in respect of such disputed amount shall be deferred pending resolution of the dispute as provided in Subsection 9.02(b) of the Merger Agreement; and provided, further, that in the event the claim shall be unliquidated in amount as of the date of the notice of claim, payment in respect thereof shall be deferred until the second business day following a subsequent notice from the claimant to the Escrow Agent and the Stockholder Representatives setting forth the liquidated amount of such claim.

          (c) To the extent the Escrow Amount on the first anniversary of the Effective Time exceeds $4,000,000, after deducting from the Escrow Amount a reasonable estimate, received from Acquiror, of any amounts that may be due or otherwise payable hereunder, then the Escrow Agent shall promptly distribute to the then holders of the beneficial interest in the Escrow Amount, in accordance with their proportionate interests therein, the amount of any such excess.

          (d) On the second anniversary of the Effective Time, the Escrow Agent shall distribute to the then holders of the beneficial interest in the Escrow Account in accordance with their proportionate interests therein the remaining principal and accrued and undistributed income then constituting the Escrow Account; provided, however, that there shall be withheld and reserved from such distribution such amounts as in the discretion of Acquiror are reasonably required to make payment in respect of (i) unresolved disputed claims for reimbursement or indemnification then pending and (ii) undisputed but claims as yet unliquidated in amount.

          (e) Any assets remaining in the Escrow Account as a result of the proviso to subsection (d) above shall be distributed by the Escrow Agent once all disputed claims are resolved and all claims are liquidated and paid.

          8.   Termination.  Unless earlier terminated pursuant to the terms
               -----------
hereof, the escrow arrangements provided for in this Agreement shall terminate when all funds comprising the Escrow Account have been disposed of in accordance with the terms hereof. If at any time the Escrow Agent shall receive a notice signed by Acquiror and the Stockholder Representatives that this Agreement has been terminated, the Escrow Agent shall deliver or distribute the Escrow Funds in accordance with the instructions contained in such notice, and upon such distribution and delivery, this Agreement shall be deemed terminated and the Escrow Agent shall be released and discharged from all further obligations hereunder.

          9.   Responsibilities of the Escrow Agent.
               ------------------------------------

          (a) The Escrow Agent shall have no duties or responsibilities except those expressly set forth herein. The Escrow Agent shall have no responsibility for the validity of any agreements referred to in this Agreement, or for the performance of any such agreements by any party thereto or for interpretation of any of the provisions of any of such agreements. The liability of the Escrow Agent hereunder shall be limited solely to bad faith, willful misconduct or negligence on its part. The Escrow Agent shall be protected in acting upon any certificate, notice or other instrument whatsoever received by the Escrow Agent under this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Escrow Agent in good faith believes to be genuine and to have been signed or presented by a proper person or persons. The Escrow Agent shall have no responsibility as to the validity, collectibility or value of any property held by it in escrow pursuant to this Agreement and the Escrow Agent may rely on any notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument which it believes to be genuine and to have been signed or presented by a proper person or persons.

          (b) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any of the undersigned with respect to any property held by it in escrow pursuant to this Agreement which, in the opinion of the Escrow Agent, are in conflict with any of the provisions of this Agreement, the Escrow Agent shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by all of the other parties hereto or by an order of a court of competent jurisdiction. The Escrow Agent shall be deemed to have no notice of, or duties with respect to, any agreement or agreements with respect to any property held by it in escrow pursuant to this Agreement other than this Agreement or except as otherwise provided herein. This Agreement sets forth the entire agreement between the parties hereto and the Escrow Agent as escrow agent.

          (c) Notwithstanding any provision to the contrary contained in any other agreement (excluding any amendment to this Agreement) between any of the parties hereto, the Escrow Agent shall have no interest in the property held by it in escrow pursuant to this Agreement, except as provided in this Agreement. The Escrow Agent is party to this Agreement only and is not party to any other agreement incorporated by reference herein, or any other agreement by and among the Stockholder Representatives and Acquiror. Subject to the terms of the Merger Agreement, in the event that any of the terms and provisions of any other agreement (excluding any amendment to this

Agreement) between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control in all respects.

          10.  Amendment.  The Escrow Agent shall not be bound by any waiver,
               ---------
modification or amendment of this Agreement, including the transfer of any interest hereunder, unless such modification is in writing and signed by Acquiror and the Stockholder Representatives and, if the duties of the Escrow Agent hereunder are affected in any way, unless the Escrow Agent also shall have given its written consent thereto.

          11.  Legal Counsel.  The Escrow Agent may consult with, and obtain
               -------------
advice from, legal counsel in the event of any question as to any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. The reasonable cost of such services shall be added to and be a part of the Escrow Agent's fee hereunder.

          12.  Resignation.  The Escrow Agent shall have the right, in its
               -----------
discretion, to resign as agent at any time, by giving at least 30 days' prior written notice of such resignation to each of the Representative and Acquiror. In such event the Representative and Acquiror will promptly select another bank with capital, surplus and undivided profits of not less than $100,000,000, which will be appointed as successor Escrow Agent, and will enter into an agreement with such other bank in substantially the form of this Agreement. Resignation by the Escrow Agent shall relieve the Escrow Agent of any responsibility or duty thereafter arising hereunder, but shall not relieve the Escrow Agent of responsibility to account to the Representative for the Escrow Funds received by the Escrow Agent prior to the effective date of such resignation. If a substitute for the Escrow Agent hereunder shall not have been selected, as aforesaid, the Escrow Agent shall be entitled to petition any court for the appointment of a substitute for it hereunder or, in the alternative, it may (i) transfer and deliver the Escrow Funds deposited in the Escrow Account to or upon the order of such court or (ii) keep safely all Escrow Funds in the Escrow Account until it receives joint notice from Acquiror and the Representative of a substitute appointment. The Escrow Agent shall be discharged from all further duties hereunder upon acceptance by the substitute of its duties hereunder or upon transfer and delivery of the Escrow Funds in the Escrow Account to or upon the order of any court.

          13.  Fees.  Payment of the Escrow Agent's basic fees and expenses for
               ----
its services hereunder shall be paid by Acquiror in accordance with the schedule of fees set forth as Exhibit C hereto, including (i) inception fees, (ii) fees and expenses relating to the investment of assets comprising the Escrow Account and reports with respect thereto, and (iii) fees and expenses relating to disbursements of income, principal and claims. Fees and expenses of the Escrow Agent in respect of extraordinary services including notices to beneficial holders relating to the election or removal of the Stockholder Representatives or fees and expenses of independent counsel to the Escrow Agent shall be charged against the assets comprising the Escrow Fund (unless otherwise agreed or ordered in connection with any dispute between the Acquiror and the Stockholder Representatives). The Escrow Agent does not have and will not have any interest in the Escrow Funds deposited hereunder but is serving only as escrow holder and having only possession thereof.

          14.  Notices.  All communications and disbursements required pursuant
               -------
to this Agreement shall be addressed to the addresses as follows:

          If to the Stockholder Representatives:


               Gerald Moritz, M.D., David M. Keefe, M.D., and Paul Vatterott,
               M.D.
               Stockholder Representatives
               c/o Greensfelder, Hemker & Gale, P.C.
               2000 Equitable Building
               10 South Broadway
               St. Louis, MO 63102-1774
               Telecopier No.: (314) 241-8624
               Attention: Charles E. H. Luedde
               Telephone: (314) 241-9090

          If to the Escrow Agent:

               First Trust National Association
               ____________________________
               ____________________________
               Attention: _________________
               Facsimile: _________________


          If to Acquiror:

               United HealthCare Corporation
               9900 Bren Road East
               Minnetonka, MN 55343
               Telecopier No.: (612) 936-1745
               Attention: General Counsel
               Telephone: (612) 936-1800

          with a copy to:

               Dorsey & Whitney P.L.L.P.
               220 South Sixth Street
               Minneapolis, MN 55402-1498
               Telecopier No.: (612) 340-8738
               Attention: David J. Lubben, Esq.
               Telephone: (612) 340-2904

          Any notice or instructions under any of the provisions of this Agreement shall be deemed effectively given only if such notice is in writing and is delivered. Any delivery under this Agreement shall be made by registered mail, return receipt requested, by overnight courier, or by telecopy or other facsimile transmission with original copy to follow by registered mail, return receipt requested or by overnight courier, addressed to the respective addresses of the parties hereto as set forth in this Section 14 or at such other address as any of the parties hereto may hereafter specify to the others in writing. For the purposes of this Agreement, delivery by the Escrow Agent shall be deemed to be complete on the day notice is given or mailed. Notwithstanding any of the foregoing, no notice or instructions to the Escrow Agent shall be deemed to have been received by the Escrow Agent prior to actual receipt by the Escrow Agent, and any computation of a time period which is to begin after receipt of a notice by the Escrow Agent shall run from the date of such receipt by the Escrow Agent.

          15.  Parties in Interest.  This Agreement shall be binding upon and
               -------------------
shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. This Agreement is solely for the benefit of the parties hereto, and does not create any rights in any third party, including any former stockholder of the Company.

          16.  Captions.  The paragraph captions used herein are for reference
               --------
purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

          17.  Execution by Escrow Agent.  The execution of this Agreement by
               -------------------------
the Escrow Agent shall evidence its acceptance and agreement to the terms hereof but shall not evidence its receipt of the Escrow Amount which shall occur separately as of the Effective Time.

          18.  Indemnification of Escrow Agent.  The Company, Stockholder
               -------------------------------
Representatives and Acquiror agree, jointly and severally, to hold the Escrow Agent harmless and to indemnify the Escrow Agent against any loss, liability, claim or demand arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement, except for bad faith, willful misconduct or negligence of the Escrow Agent; provided, however, that the indemnity by the Stockholder Representatives shall be limited to and chargeable solely against the assets comprising the Escrow Account. The foregoing indemnities in this Section 18 shall survive termination of this Agreement.

          19.  Disagreements.  If any disagreement or dispute arises between the
               -------------
parties to this Agreement concerning the meaning or validity of any provision under this Agreement or concerning any other matter relating to this Agreement, the Escrow Agent (a) shall be under no obligation to act, except under process or order of court, or until it has been adequately indemnified to its full satisfaction, and shall sustain no liability for its failure to act pending such process or court order or indemnification, and (b) may deposit, in its sole and absolute discretion, the funds and assets constituting the Escrow Account (together with its book entry registry of the holders of beneficial interest in the Escrow Account) with any Minnesota court and to interplead the parties; provided, however, that in any such interpleader it shall not be necessary to join the holders of the beneficial interest in the Escrow Account. Upon such deposit and filing of interpleader, the Escrow Agent shall be relieved of all liability as to the Escrow Funds and shall be entitled to recover from the parties its reasonable attorneys' fees and other costs, including reasonable travel expenses, incurred in commencing and maintaining such action.

          20.  Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the domestic laws of the State of Minnesota, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

          21.  Counterparts  This Agreement may be executed in two or more
               ------------
counterparts, all of which taken together shall constitute one instrument.

                                 *  *  *  *  *

          IN WITNESS WHEREOF, the parties hereunto have duly caused this Escrow Agreement to be executed as of the first day above written.

                                  ACQUIROR:

                                  UNITED HEALTHCARE CORPORATION

                                  By _________________________________


                                  Its ________________________________




                                  COMPANY:

                                  PHYSICIANS HEALTH ASSOCIATION, LTD.

                                  By _________________________________


                                  Its ________________________________




                                  ESCROW AGENT:

                                  FIRST TRUST NATIONAL ASSOCIATION,
                                  as Escrow Agent



                                  By _________________________________


                                  Its ________________________________




     IN WITNESS WHEREOF, the following signatures are added to this Escrow Agreement as of the Effective Time:

Receipt of Deposit of the         STOCKHOLDER REPRESENTATIVE
Escrow Amount by
First Trust National
Association, as                   ___________________________
Escrow Agent
                                  ___________________________
By______________________
Its_____________________          ___________________________

                                                                       EXHIBIT B

February 21, 1996



To The Board of Directors of
Physicians Health Association, Ltd.
77 West Port Plaza, Suite 500
St. Louis, MO 63146

Board Members:

     Physicians Health Plan of Greater St. Louis ("PHP") is a for-profit organization operating in and around the St. Louis metropolitan area. PHP is a wholly-owned subsidiary, and the only material asset, of Midwest Physicians Health Program, Inc. ("MPHP" or the "Company"). Prior to December 30, 1994, MPHP was 80 percent owned by UHC Management Company, Inc. ("UMC") and 20 percent owned by Physicians Health Association ("PHA"). UMC is a wholly-owned subsidiary of United HealthCare, Inc. ("UHC"). We understand that pursuant to the Agreement and Plan of Merger (the "Agreement"), PHA will merge with a newly-formed wholly-owned subsidiary of UHC. As a result of the merger, all shares of common stock of PHA outstanding at the merger date would be converted into the right to receive a prorata share of the Merger Consideration. The Merger Consideration consists of $6,348,000 in cash and $27,500,000 in value of UHC stock as of the date of the Agreement for an aggregate consideration of $33,848,000 ("Merger Consideration"). The UHC stock is registered, unrestricted and listed on the New York Stock Exchange. The number of UHC shares which will comprise the stock portion of the Merger Consideration will be determined based on the average closing price of UHC common stock determined over the ten consecutive trading days prior to the date of the Agreement. The cash portion of the Merger Consideration will be held in escrow for up to two years after the closing of the transaction primarily to cover any losses, expenses, or liabilities incurred by UHC in connection with the transaction including those related to PHA shareholder redemption, PHA shareholder litigation and PHA board compensation expenses. Such transaction and all related transactions are referred to collectively herein as "Transaction." As a result of the Transaction, UHC would become the owner, through direct ownership or ownership through wholly-owned subsidiaries, of all the outstanding stock of MPHP.

     You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address PHA's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Based upon prices we have been able to observe in the public marketplace for similar minority interests, we believe it is unlikely that another party could be identified which would be willing to pay a price for PHA's minority interest in MPHP in excess to that being offered by UHC. However, without actually soliciting third party indications of interest, there can be no assurance that a higher offer could not be found. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

     In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. reviewed PHP's audited financial statements for the five years ended December 31, 1994, and preliminary unaudited financial statements for the fiscal year ended December 31, 1995, which PHP's management has identified as being the most current financial statements available;

     2. met with certain members of the senior management of PHP to discuss the operations, financial condition, future prospects and projected operations and performance of the PHP, and met with representatives of PHA's counsel to discuss certain matters;

     3.   visited certain facilities and business offices of PHP;

     4. discussed with PHP's management forecasts with respect to PHP for the years ending December 31, 1996 through 1997;

     5. reviewed certain other publicly available financial data for certain companies that we deem comparable to PHP, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

     6. reviewed drafts of certain documents to be delivered at the closing of the Transaction; and

     7. conducted such other studies, analyses and inquiries as we have deemed appropriate.

     We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of PHP, and that there has been no material change in the assets, financial condition, business or prospects of PHP since the date of the most recent financial statements made available to us.

     We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. It is our understanding that the shareholders of PHA will hold a vote to approve the Transaction at a later date. At that time the value of the stock portion of the Merger Consideration will be based on the number of UHC shares determined as of the date of the Agreement and the then-current UHC stock price. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. We assume no responsibility for events subsequent to the date of this letter.

     Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the stockholders of PHA in connection with the Transaction is fair to them from a financial point of view.

                                           HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.

                                                                       EXHIBIT C

                                  SECTION 262
                                    OF THE
         DELAWARE GENERAL CORPORATION LAW Sec. 262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock or a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258 or 263 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Sec. 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation not less than 20 days prior to the meeting, shall notify each of its stockholders entitled to such appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporations of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S) 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation; the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock of the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificate of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

================================================================================

                                                                       EXHIBIT D



                          REPORT AND RECOMMENDATIONS

                                      TO

                            PHA BOARD OF DIRECTORS
                                      AND
                                 SHAREHOLDERS






                                August 8, 1995










                                 Submitted By:

                               Barrett L. Boehm
                               Taylor S. Desloge
                               Herbert S. Jones
                               Michael E. Miller
                               Bruce E. Woodruff


                             PHA SPECIAL COMMITTEE







================================================================================

                             PHA SPECIAL COMMITTEE
                          REPORT AND RECOMMENDATIONS


     In March of 1995, the Board of Directors of Physicians Health Association, Ltd. ("PHA") authorized the creation of a Special Committee to consider what, if any, remuneration in the form of a bonus should be paid to the present and past officers and directors of PHA who have served the Corporation since its inception without compensation of any kind from PHA. Payments, if any, would be made out of the proceeds of PHA's anticipated sale of its interest in Physicians Health Plan of Greater St. Louis ("PHP") to United HealthCare.

     The PHA Board appointed three consumer (non-physicians, non-United HealthCare) members of the PHP Board of Directors to serve on the Special Committee and the three appointed members in turn appointed two additional Special Committee members, neither of whom had any prior nexus with either PHA or PHP. It should be emphasized at the outset of this report that the decision of whether to recommend any remuneration at all was left solely to the discretion of the Special Committee.

     In order to secure an idea of the time and effort expended by those involved with PHA since its creation in 1985, each of the former directors and officers of PHA was contacted in writing and asked to identify his or her service to PHA and to present his or her views about the time, effort, and accomplishments of others with whom he or she had served on the PHA Board. The committee received 15 responses from present and former officers and directors either verbally or in writing. In addition, the committee met several times with PHA's Counsel to secure background and factual information about the PHA Officers and Board and their collective and individual efforts in behalf of the corporation. Finally, Special Committee members also interviewed others affiliated with PHA and PHP with knowledge of the work of those responsible for the governance of PHA throughout its existence.

     There is little doubt that the Board members and officers that founded PHA were primarily responsible for the creation of PHP. The group comprising the initial PHA Board was advised that it needed to enlist the services of at least 500 primary care physicians before any kind of managed care entity could feasibly function. Extensive initial efforts produced between 900 and 1,000 physician - shareholders, which number ultimately grew to more than 1,800 PHA shareholders. It is also our understanding that the PHA founding group was a significant factor in the selection of Michael Niedorff as the president and Chief Executive Officer of PHP.

     The PHP Board has continued to meet regularly during the ten years of its existence confronting a variety of problems and meeting the continuing needs of a growing organization. PHA and its member physicians have played a significant part of the success of PHP. By the end of 1994, PHP had grown to a membership of over 144,000, for all products and services, producing annual revenues in 1994 in excess of $150,000,000.

     As evidence of PHP's success, United HealthCare has agreed to pay in excess of Twenty Million Dollars for PHA's interest in PHP. Regardless of the final purchase figure settled upon, it is the Special Committee's considered and unanimous opinion that the efforts of the officers and directors of PHA over its life of 10 years should be recognized through bonus awards. In the Special Committee's deliberations there emerged the view that bonuses should be divided into two categories: First, Directors should be recognized for their efforts with a bonus award determined by calculating a modest directors fee for the period each Director served. Second, it became obvious to the Special Committee that a few individuals served PHA with extraordinary efforts and that these efforts ought also to be recognized.

     Retroactive Director Fees
     -------------------------

     PHA is served by nine directors. They have continued to meet regularly over the years and depending on the issues at hand at times frequently and at other times on a more routine basis. Assuming a modest directors fee for meetings and other work on committees the Special Committee recommends that directors be awarded $2,200 a year for each year of service on the Board. The Directors who have served the Corporation and their years of service are set forth in Exhibit A which is attached to this report.

     The total recommended awards for Directors ($217,800) is a very small percentage of the anticipated sale price of PHA. While modest, it recognizes that these physician-members of the Board of Directors regularly took time out of their busy practices to represent all the physician-shareholders of PHA, each of whom will reap a substantial return on the initial share investment in the corporation.

     Special Bonus Awards
     --------------------

     From the communication received and from the interviews conducted it was apparent to the Special Committee that a relatively few doctors gave extraordinary time, effort and energy to PHA over the years without expectation of any payment. Since PHA is a for profit entity, however, and since the sale of PHA's interest in PHP will produce substantial gains it is the view of the Special Committee that the effort of those few doctors should be specially recognized. On the basis of time, energy and effort, it is the Committee's recommendation that these doctors be divided into three categories as follows:

          Category One:
          ------------

               Dr. Jeff Schulman
               Dr. Joseph Drozda

          Category Two:
          ------------

               Dr. Lee Ortmeyer
               Dr. Robert Packman

          Category Three:
          ---------------

               Dr. Richard Danis
               Dr. David Keefe
               Dr. Maurice Lonsway
               Dr. Gerald Moritz
               Dr. Carol Williams

     The doctors in Category One spent literally hundreds of hours in the creation of PHA and in its continuing operations. Dr. Schulman has served as PHA's Chairman through most of its existence (except for a two year period while he was obtaining an MBA) and Dr. Drozda served as PHA President until February, 1995, when he left the St. Louis area to accept the job of medical director with another large managed care organization. These two individuals were the driving force in the creation of PHA and the glue which held it together. The bonus award suggested does not by any measure compensate these two doctors for the time they expended. To do that would result in an award which would, in the Committee's view, offend some and jeopardize the overall acceptance of its recommendation. The Special Committee recommends a bonus to each doctor in this category of $50,000 in addition to his director's fees. While some would argue the recommendation is far below the worth of their contributions it is, in the judgment of the Special Committee, a significant recognition of their contributions to the enterprise.

     The doctors in Category Two served as Secretary (Dr. Packman) and Treasurer (Dr. Ortmeyer) throughout most of PHA's existence. In addition, they have made many other contributions to PHA. The Special Committee recommends an award of $30,000 to each of these doctors in recognition of their services over and above their service as directors.

     Each of the physicians in Category Three have made additional and significant contributions to PHA, over and above his or her director responsibilities. All were heavily involved with PHA in the early years during the formation of PHA and PHP and worked diligently in encouraging other physicians to join the organization. All have also served along with the physicians in Categories One and Two as PHA representatives on the PHP Board of Directors. The Special Committee recommends that each of these individuals receive a bonus of $20,000 in addition to any awarded for serving as a PHA director.

     Summary
     -------

     A significant number of the physicians who have served as PHA officers and directors emphasized in their communications to the Special Committee that they served without expectation of compensation and do not now expect to be compensated. However, notwithstanding these comments the Special Committee believes that the bonus awards recommended are appropriate to recognize the special efforts of those that were primarily responsible for the creation and success of PHA which will result in an ultimate return to each PHA shareholder of many fold of his or her individual investment in the enterprise. The award recommended is less than 2 1/2% of the minimal amount which will be paid by United HealthCare to acquire PHA's interest in PHP. The percentage will be even less to the extent that the final sales figure is greater.

     It is our understanding that payment of bonuses would be contingent upon the successful completion of the sale of PHA's interest in PHP. The Committee recognizes that the bonuses, if approved, and paid may reduce, marginally, the amount received by PHA shareholders. The mechanics of funding such payment subject to approval by PHA's shareholders of that transaction and the recommended bonuses are to be provided under the terms of agreements with United in form satisfactory to the directors of PHA and upon advice of counsel.

     It is therefore without reservation that the Special Committee recommends to the Shareholders of PHA that they approve the recommendations contained in this report and award to the physicians who have served as directors and officers of the Corporation and bonuses specified in this report.

                                    Respectfully Submitted,

                                    Barrett L. Boehm
                                    Taylor S. Desloge
                                    Herbert S. Jones
                                    Michael E. Miller
                                    Bruce E. Woodruff

                                    PHA Special Committee

                                   EXHIBIT A
                                   ---------

                            TENURE OF PHA DIRECTORS
                            -----------------------

- ----------------------------------------------------------------------------------------------------------------------------
                          1985     1986     1987     1988     1989      1990     1991     1992     1993     1994     1995

- ----------------------------------------------------------------------------------------------------------------------------
 Joseph Drozda             X        X        X        X        X         X        X        X        X        X        X

- ----------------------------------------------------------------------------------------------------------------------------
 Jeffrey Shulman           X        X        X        X        X         X        X        X        X        X        X

- ----------------------------------------------------------------------------------------------------------------------------
 Robert Packman            X        X        X        X        X         X        X        X        X        X        X

- ----------------------------------------------------------------------------------------------------------------------------
 David Keefe               X        X        X        X        X         X        X        X        X        X        X

- ----------------------------------------------------------------------------------------------------------------------------
 Leroy Ortmeyer            X        X        X        X        X         X        X        X        X        X        *
                                                                                                                      --

- ----------------------------------------------------------------------------------------------------------------------------
 Gerald Moritz             X        X        X        X        X         X        X        X        X        X        X

- ----------------------------------------------------------------------------------------------------------------------------
 Rocco Fiordelisi          X        X        --       --       --        --       --       --       --       --       --

- ----------------------------------------------------------------------------------------------------------------------------
 Joseph Kennington         X        --       --       --       --        --       --       --       --       --       --

- ----------------------------------------------------------------------------------------------------------------------------
 Carol Williams            X        X        X        X        X         X        X        --       --       X        X

- ----------------------------------------------------------------------------------------------------------------------------
 W. Steven Knapp           --       X        --       --       --        --       --       --       --       --       --

- ----------------------------------------------------------------------------------------------------------------------------
 Maurice Lonsway           --       --       X        X        X         X        X        X        X        X        *
                                                                                                                      --

- ----------------------------------------------------------------------------------------------------------------------------
 William Juergens          --       X        X        X        X         --       --       --       --       --       --

- ----------------------------------------------------------------------------------------------------------------------------
 Fritz Byrum                                             (was a director for a few months one year in the early 90's)

- ----------------------------------------------------------------------------------------------------------------------------
 Richard Danis                                                                             X        X        X        *
                                                                                                                      --

- ----------------------------------------------------------------------------------------------------------------------------
 John Powell                                                                               X        X        X        X

- ----------------------------------------------------------------------------------------------------------------------------
 Jerome Williams, Sr.                                                                      --       --       X        X

- ----------------------------------------------------------------------------------------------------------------------------
 Paul Vatterott                                                                                              X        X

- ----------------------------------------------------------------------------------------------------------------------------

*/  Continues on the Board, but only in emeritus (non-voting) status.
- -

                                                                       EXHIBIT E

______, 1996



Board of Directors
Physicians Health Association, LTD.
77 Westport Plaza, Suite 500
St. Louis, Missouri 63146

          Re: Certain Federal Income Tax consequences arising from the Merger contemplated by that certain Agreement and Plan of Merger by and among United HealthCare Corporation, UHC Brown Acquisition, Inc., and Physicians Health Association, LTD. dated February 21, 1996 (the "Agreement").

Gentlemen:

     In accordance with your request, set forth below is the opinion of this Firm relating to certain federal income tax consequences of the Merger pursuant to which Physicians Health Association, LTD., ("Company") will be merged into UHC Brown Acquisition, Inc. ("Acquiror Sub"), a wholly owned subsidiary of United HealthCare Corporation ("Acquiror"). Words and phrases capitalized herein regardless of their order of appearance within a sentence shall have the meaning specified in the Agreement unless otherwise defined herein. All section references shall be to sections of the Internal Revenue Code of 1986, as amended, unless indicated otherwise.

     The following assumptions have been made in connection with our opinions:

     1. The Merger will be implemented strictly in accordance with the terms of the Agreement.

     2. All conditions precedent contained in the Agreement shall be performed or waived prior to completion of the Merger.

     3. The aggregate fair market value of the consideration to be received in the Merger by each holder of Company common stock will be approximately equal to the aggregate fair market value of the Company common stock surrendered in exchange therefore, as determined by arms length negotiations between the managements of Company and Acquiror. Except for holders of Dissenting Shares, no holder of Company common stock will receive in exchange for such stock, directly or indirectly, any consideration in the Merger other than the Merger Consideration (including cash paid in lieu of fractional shares of Acquiror common stock).

     4. To the best of knowledge of the management of Company, there is no plan or intention on the part of the shareholders of Company to sell, exchange or otherwise dispose of a number of shares of Acquiror stock received in the transaction that would reduce the Company shareholders' ownership of Acquiror stock to a number of shares having a value as of the date of the Merger of less than 50 percent of the value of all of the formerly outstanding stock of Company as of the same date. For purposes of this representation, shares of Company stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Acquiror Stock will be treated as outstanding Company stock on the date of the Merger. Also, holders of Dissenting Shares, if any, will own less than 50 percent of the outstanding shares of Company.

     5. Acquiror Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Company immediately prior to the Merger. For the purpose of this assumption, amounts, if any, paid by Company out of Company assets to holders of Dissenting Shares, or in payment of Company's reorganization expenses, will be included in the assets held immediately prior to the Merger.

     6. Prior to the Merger, Acquiror will be in control of Acquiror Sub within the meaning of Section 368 (c) of the Internal Revenue Code.

     7. Following the Merger, Acquiror Sub will not issue additional shares of its stock that will result in Acquiror losing control of Acquiror Sub within the meaning of Section 368 (c).

     8. Acquiror has no plan or intention to reacquire any of its stock issued in the Merger.

     9. Acquiror has no plan or intention to liquidate Acquiror Sub, to merge Acquiror Sub with and into another corporation; to sell or otherwise dispose of the stock of Acquiror Sub, or to cause Acquiror Sub to otherwise dispose of any of the assets of Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368 (a)(2)(C).

     10. The liabilities of Company assumed by Acquiror Sub and the liabilities to which the transferred assets of Company are subject were incurred by Company in the ordinary course of its business.

     11. Following the Merger, Acquiror Sub will continue the historic business of Company or use a significant portion of Company's historic business assets in a business.

     12. Acquiror, Acquiror Sub, Company, and the shareholders of Company will pay their own respective expenses, if any, incurred in connection with the Merger.

     13. There is no intercorporate indebtedness existing between Acquiror and Company or between Acquiror Sub and Company that was issued, acquired, or that will be settled at a discount.

     14. No two parties to the transaction are investment companies as defined in Section 368 (a)(2)(F)(iii) and (iv).

     15. Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368 (a)(3)(A).

     16. The fair market value of the assets of Company transferred to Acquiror Sub will equal or exceed the sum of the liabilities assumed by Acquiror Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

     17. No stock of Acquiror Sub will be issued in the transaction. None of the compensation received by any shareholder-employee of Company will be separate consideration for, or applicable to, any of their shares of Company stock; none of the shares of Acquiror stock received by any shareholder-employee will be separate consideration for, or applicable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to parties bargaining at arm's length for similar services.

     18. Payment of cash in lieu of fractional shares of Acquiror common stock is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares of Acquiror common stock and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to the Company shareholders instead of transferring fractional shares of Acquiror stock will not exceed 1% of the total consideration that will be transferred in the Merger to the Company shareholders in exchange for their shares of Company stock. The fractional share interest of each Company shareholder will be aggregated, and no Company shareholder will receive cash in an amount equal to or greater than the value of one full share of Acquiror stock

Opinions
- --------

     Based solely on our review of the Agreement and the assumptions and representations set forth above and our analysis and examination of federal income tax laws, rulings, regulations, and judicial precedents we render the following opinions:

     1. The Merger will constitute a reorganization under the provisions of 368 (a)(1) (A) and 368 (a)(2)(D). Company, Acquiror and Acquiror Sub will each be a "a party to a reorganization" within the meaning of Section 368 (b).

     2. Gain, if any, will be realized by Company shareholders who receive both Acquiror common stock and cash in exchange for Company common stock. Gain is recognized by each such shareholder, but not in excess of the amount of cash received. If the exchange has the effect of a distribution of a dividend, then the amount of gain recognized that is not in excess of each shareholder's ratable share of undistributed earnings and profits of Acquiror is treated as a dividend. The determination of whether the exchange has the effect of a distribution of a dividend is made on a shareholder by shareholder basis.

     3. Dissenting shareholders who receive solely cash in exchange for their shares of Company stock will be treated as having received such payments as distributions in redemption of their shares of Company stock, subject to the provisions and limitations of Section 302. After such distribution, if a former Company shareholder neither owns Acquiror stock nor is deemed to own Acquiror stock under the constructive ownership rules of Section 318, the redemption will be a complete termination of interest within the meaning of Section 302 (b)(3) and will be treated as a distribution in full payment in exchange for Company stock as provided in Section 302 (a). Accordingly, such shareholders will recognize gain or loss under Section 1001, measured by the difference between the amount of cash received and his or her adjusted basis in the Company stock surrendered.

     4. The payment of cash in lieu of fractional shares of Acquiror stock shall be treated for federal income tax purposes as if fractional shares were issued in the Merger and then redeemed by Acquiror. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302 (a).

     5. The holding period of the Acquiror common stock received by the shareholders of Company will include the period during which Company stock surrendered therefore was held, provided the Stock of Company is a capital asset in the hands of shareholders of Company on the date of the exchange.

     6. The basis of a shareholder's Company stock exchanged in the Merger shall first be allocated to the Acquiror stock received in exchange therefore up to the fair market value of such Acquiror stock. Excess basis, if any, shall be allocated to payments, if any, received from the Escrow in exchange for such shareholders Company stock (exclusive of payments which represent earnings on the Escrow Amount).

     7. Payments of cash received by Company shareholders from the Escrow representing earnings on the Escrow amount will be taxed as ordinary income for the period in which such income was received by the Escrow.

     8. Payments received by Company shareholders from the Escrow representing payments in exchange for Company stock and cash payments in lieu of fractional shares will be recognized as income when deemed received by such shareholders. The date upon which such contribution is deemed received will depend in part upon the nature and timing of claims against the Escrow. It is likely, but not certain, that the cash contributed to the Escrow (net of expenses relating to the Merger, including compensation, charged against the Escrow) will be deemed to be received as of the effectiveness of the Merger unless other possible claims are asserted and raise a substantial likelihood that portions of the principal of the Escrow will be paid or forfeited in settlement of such claims.

     We emphasize that with respect to some of the above material there is no definitive authority for the opinions expressed. Our opinion merely represents our best judgement of existing applicable federal income tax law which could be subject to a different interpretation. Consequently, there is no guarantee that the tax treatment of some of the items expressed above, especially the tax character of, and timing of income tax consequences with respect to cash payments from the Escrow, will not be challenged by the Internal Revenue Service. Each shareholder of Company is urged to consult his own tax advisor as to the specific tax consequences of the Merger to that shareholder.

     The foregoing opinions are based upon current law and the assumptions stated in this letter. Our opinion is limited to the matters discussed herein. No opinion is expressed with respect to the tax treatment of the Merger under the provisions of the laws of any state, local or foreign jurisdiction. No opinion is to be implied or inferred beyond the matters expressly discussed herein.

     We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 of United HealthCare Corporation relating to the registration under the Securities Act of 1933 of the shares of UHC Common Stock to be issued in the Merger and the references to this firm under the captions "Legal Matters" and "The Merger - Certain Federal Income Tax Consequences" in the Prospectus constituting part of the Registration Statement.

                                            Very truly yours,

                                            GREENSFELDER, HEMKER & GALE, P.C.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  Indemnification of Officers and Directors.

     Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations.
Article IX of the Bylaws of United provides that United shall indemnify officers and directors to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

     United also carries a directors' and officers' liability insurance policy.

ITEM 21.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits

            2 First Amendment and Restatement, dated March 13, 1996, of the Agreement and Plan of Merger, dated as of February 21, 1996, by and among United HealthCare Corporation, UHC Brown Acquisition, Inc. and Physicians Health Association, Ltd. (included as Exhibit A to the Proxy Statement/Prospectus that forms a part of this Registration Statement on Form S-4 (disclosure schedules and an exhibit omitted--the Registrant agrees to furnish a copy of any schedule or exhibit to the Commission upon request)).

            5 Opinion of Kevin H. Roche, General Counsel of United HealthCare Corporation, regarding the validity of United HealthCare Corporation's Common Stock to be issued.

            8 Opinion of Greensfelder, Hemker & Gale, P.C., regarding certain tax matters relating to the Merger.

          23.1  Consent of Arthur Andersen LLP.

          23.2  Consent of Houlihan, Lokey, Howard & Zukin, Inc.

          23.3 Consent of Kevin H. Roche, General Counsel of United HealthCare Corporation (contained in Exhibit 5).

          23.4  Consent of Greensfelder, Hemker & Gale, P.C. (contained in
                Exhibit 8).

            24  Power of Attorney.

          99.1  Form of Proxy Card for the Special Meeting.


     (b)    Financial Statement Schedules

            Not applicable.

     (c) The opinion of Houlihan, Lokey, Howard & Zukin, Inc. is attached as Exhibit B to the Proxy Statement/Prospectus that forms a part of this Registration Statement.

ITEM 22.    Undertakings.  The undersigned Registrant hereby undertakes:

     (1)(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2)(a) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

     (b) That every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (4) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (6) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on June 5, 1996.



                         UNITED HEALTHCARE CORPORATION


                         By       /s/ William W. McGuire, M.D.
                            --------------------------------------------------
                             William W. McGuire, M.D.
                             Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 5, 1996.



By   /s/ William W. McGuire, M.D.
  ----------------------------------------
     William W. McGuire, M.D.
     Director, Chief Executive Officer
     (principal executive officer)


By   /s/ David P. Koppe
  ----------------------------------------
     David P. Koppe
     CFO
     (principal financial officer)


By             *
  ----------------------------------------
     William C. Ballard, Jr.
     Director


By             *
  ----------------------------------------
     Richard T. Burke
     Director


By             *
  ----------------------------------------
     James A. Johnson
     Director


By             *
  ----------------------------------------
     Thomas H. Kean
     Director


By             *
  ----------------------------------------
     Douglas W. Leatherdale
     Director

By             *
  ----------------------------------------
     Elizabeth J. McCormack
     Director


By             *
  ----------------------------------------
     Kennett L. Simmons
     Director


By             *
  ----------------------------------------
     William G. Spears
     Director


By             *
  ----------------------------------------
     Gail R. Wilensky
     Director


By   /s/ William W. McGuire, M.D.
  ----------------------------------------
     William W. McGuire, M.D.
     As Attorney-In-Fact

                                 EXHIBIT INDEX
                                 -------------

  Exhibit
  Number      Description
  ------      -----------


      2 First Amendment and Restatement, dated March 13, 1996, of the Agreement and Plan of Merger, dated as of February 21, 1996, by and among United HealthCare Corporation, UHC Brown Acquisition, Inc. and Physicians Health Association, Ltd. (included as Exhibit A to the Proxy Statement/Prospectus that forms a part of this Registration Statement on Form S-4 (disclosure schedules and an exhibit omitted-- the Registrant agrees to furnish a copy of any schedule or exhibit to the Commission upon request)).

      5 Opinion of Kevin H. Roche, General Counsel of United HealthCare Corporation, regarding the validity of United HealthCare Corporation's Common Stock to be issued.

      8 Opinion of Greensfelder, Hemker & Gale, P.C., regarding certain tax matters relating to the Merger.

   23.1     Consent of Arthur Andersen LLP.

   23.2     Consent of Houlihan, Lokey, Howard & Zukin, Inc.

   23.3 Consent of Kevin H. Roche, General Counsel of United HealthCare Corporation (contained in Exhibit 5).

   23.4     Consent of Greensfelder, Hemker & Gale, P.C. (contained in Exhibit
            8).

     24     Power of Attorney.

   99.1     Form of Proxy Card for the Special Meeting.